As filed with the Securities and Exchange Commission on July 2, 2015
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
____________________________________
NORTHSTAR REALTY EUROPE CORP.
(Exact Name of Registrant as Specified in Governing Instruments)

399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________________________
c/o Ronald J. Lieberman, Esq.
Executive Vice President, General Counsel and Secretary
NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________________
Copies to:

Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	$1,147,624,000	$133,354

(1)
This Registration Statement relates to an indeterminate amount of shares of common stock, par value $0.01 per share, of NorthStar Realty Europe Corp., or NorthStar Europe, that will be distributed pursuant to a spin-off transaction to the holders of common stock, par value $0.01 per share, of NorthStar Realty Finance Corp.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, based on the estimated book value of the common stock of NorthStar Europe at the latest practicable date prior to the filing of the Registration Statement, which has been computed based on estimated balances for the European Real Estate Business (as defined herein) to be contributed to NorthStar Europe, in each case as of March 31, 2015.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Subject to Completion, Dated July 2, 2015
The information set forth in this preliminary prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
NorthStar Realty Europe Corp.
Shares Common Stock
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This prospectus is being furnished in connection with the distribution by NorthStar Realty Finance Corp., a Maryland corporation, or NorthStar Realty, to holders of NorthStar Realty’s common stock, par value $0.01 per share, of all the outstanding shares of common stock, par value $0.01 per share, or the Common Stock, of NorthStar Realty Europe Corp., or NorthStar Europe, the Company or we. We will complete a series of transactions with NorthStar Realty pursuant to which we will own the European real estate business (excluding European healthcare properties) currently owned by NorthStar Realty, as described in this prospectus.
Shares of our Common Stock will be distributed to holders of shares of NorthStar Realty common stock of record as of the close of business, Eastern Time, on                     , 2015, which will be the record date. Each such holder will receive one share of our Common Stock for every            share(s) of NorthStar Realty common stock held on the record date. No fractional shares of the Company will be issued in connection with the distribution. Holders of NorthStar Realty common stock that would otherwise be entitled to fractional shares of the Company as a result of the distribution will receive a check for the cash value thereof. The distribution will be effective at 11:59 p.m. Eastern Time on                     , 2015.
We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with the year ending December 31, 2015. Refer to “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the federal income tax consequences of the distribution. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of our Common Stock, or more than 9.8% of the value of the outstanding shares of our stock. See “Description of Capital Stock — Restrictions on Transfer and Ownership of our Common Stock.”
No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. NorthStar Realty stockholders will not be required to pay for the shares of our Common Stock to be received by them in the distribution or to surrender or to exchange shares of NorthStar Realty common stock in order to receive our Common Stock or to take any other action in connection with the distribution. There is currently no trading market for our Common Stock. We expect to list our Common Stock on the New York Stock Exchange, or NYSE, under the symbol “NRE.”
IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 16.
WE ARE AN EMERGING GROWTH COMPANY AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2012. REFER TO “RISK FACTORS — RISKS RELATED TO THE SPIN-OFF— THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO US AS AN ‘EMERGING GROWTH COMPANY’ MAY MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS” AND “BUSINESS — EMERGING GROWTH COMPANY STATUS.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
Stockholders of NorthStar Realty with inquiries related to the distribution should contact NorthStar Realty’s transfer agent, American Stock Transfer & Trust Company, LLC at 1-800-937-5449.
The date of this prospectus is                     , 2015.
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INTRODUCTION
This prospectus is being furnished solely to provide information to NorthStar Realty stockholders who will receive shares of NorthStar Europe Common Stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities of NorthStar Realty or NorthStar Europe. This prospectus describes, among other things, NorthStar Europe’s business, its relationship with NorthStar Realty and its manager, an affiliate of NorthStar Asset Management Group Inc., or NSAM, and how the spin-off affects NorthStar Realty and its stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of our Common Stock that you will receive in the spin-off.
Except as otherwise indicated or unless the context otherwise requires, “NorthStar Europe,” “NRE,” “we,” “us,” “our” and “the Company” refer to NorthStar Realty Europe Corp., a Maryland corporation, and its domestic and foreign subsidiaries, after giving effect to the spin-off of NorthStar Realty’s European real estate business (excluding European healthcare properties). All references to “NorthStar Realty” are, as the context may require, to NorthStar Realty excluding NRE after giving effect to the spin-off. Amounts are presented in U.S. dollars using an exchange rate as of June 15, 2015, unless otherwise noted.
We describe in this prospectus the European real estate business to be contributed to NorthStar Europe by NorthStar Realty as if the spin-off has already occurred, such business consisting of: (i) a $100 million multi-tenant leasehold office complex located in the United Kingdom, or the U.K. Complex, purchased by NorthStar Realty in September 2014 (which, together with expected cash and any other related assets, liabilities or activities related to the launch of the European real estate business to be included as part of the proposed spin, we refer to as the NorthStar Europe Predecessor); (ii) a $1.3 billion portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015, or the SEB Portfolio; (iii) a $550 million portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015, or the Trias Portfolio; and (iv) a $620 million office tower located in Frankfurt, Germany which NorthStar Realty entered into a definitive agreement to purchase in June 2015, or the Trianon Tower. We collectively refer to the SEB Portfolio, Trias Portfolio and Trianon Tower as our New European Investments and together with the NorthStar Europe Predecessor, our European Real Estate Business. Our European Real Estate Business does not include any of NorthStar Realty’s European healthcare properties.
However, NorthStar Europe is a newly-formed entity that will not have conducted any separate operations prior to the spin-off. The financial results of the NorthStar Europe Predecessor or of our New European Investments operated as part of NorthStar Realty may not be indicative of NorthStar Europe’s financial results upon consummation of the spin-off or of the financial results of NorthStar Europe had it owned the U.K. Complex and our New European Investments as an independent public company for the periods presented.
This introduction may not contain all of the information that is important to you and should be read in conjunction with the combined financial statements of the NorthStar Europe Predecessor and the notes thereto included in “Financial Statements,” the unaudited pro forma financial information beginning on page 64 and the risk factors included in “Risk Factors” beginning on page 16 of this prospectus.
We refer in this prospectus to the transaction in which we will be spun-off from NorthStar Realty and become an independent public company as the “separation,” the “Distribution” or the “spin-off.”

-ii-

FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the effects of the spin-off described in this prospectus, our ability to grow our business following the spin-off and entering into a long-term management contract with an affiliate of NorthStar Asset Management Group Inc., or NSAM, the operating performance of our investments, our liquidity and financing needs, our management’s track record, the effects of our current strategies and investment activities, our pro forma combined financial statements and our ability to raise and effectively deploy capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve significant risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•
risks inherent in a spin-off, including those related to the capital resources required to protect against business risks, legal risks and risks associated with the accounting treatment of a spin-off transaction;

•	risks associated with operating as an independent public company and loss of certain benefits associated with being owned as part of a larger company;

•	our rapid growth and relatively limited experience investing in Europe;

•	the ability of NSAM to scale its operations in Europe to effectively manage our growth;

•	our ability to realize the anticipated benefits of the spin-off;

•	our ability to qualify and remain qualified as a REIT;

•	access to debt and equity capital and our liquidity;

•	our use of leverage and our ability to comply with the terms of our borrowing arrangements;

•	our ability to obtain mortgage financing on our real estate portfolio on favorable terms or at all;

•	the effect of economic conditions, particularly in Europe, on the valuation of our investments and on the tenants of the real property that we own;

•	the unknown impact of the potential default and/or exit of one or more countries within the European Union;

•	our ability to acquire attractive investment opportunities and the impact of competition for attractive investment opportunities;

•	our ability to close on our recent commitments to acquire real estate investments;

•
our performance pursuant to a long-term management contract with an affiliate of NSAM as our manager, including our reliance on NSAM and its affiliates and sub-advisors/joint venture partners in providing management services to us, the payment of substantial base and potential incentive fees to our manager, the allocation of investments by our manager among us and our manager’s and its affiliates’ other managed companies and strategic vehicles and various conflicts of interest in our relationship with NSAM;

•
the effectiveness of our portfolio management techniques and strategies, including our reliance on third parties and the potential loss and/or liability arising as a result of our relationships with such third parties;

•	the impact of adverse conditions affecting a specific property type in which we have investments, such as office properties;

•	tenant defaults or bankruptcy;

•	illiquidity of properties in our portfolio;

•	our ability to realize current and expected return over the life of our investments;

•	any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise;

•	the impact of credit rating downgrades;

•	our ability to manage our costs in line with our expectations and the impact on our cash available for distribution, or CAD;

•	environmental and regulatory requirements, compliance costs and liabilities related to owning and operating properties in our portfolio and to our business in general;

•	effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims;

•	changes in European, international and domestic laws or regulations governing various aspects of our business;

•	future changes in local tax law that may have an adverse impact on the cash flow and value of our investments;

•	our ability to effectively structure our investments in a tax efficient manner, including for local tax purposes;

•	the impact that a rise in future interest rates may have on our floating rate financing;

•	potential devaluation of the Euro relative to the U.S. dollar due to quantitative easing and/or other factors which could cause the U.S. dollar value of our investments to decline;

•	general foreign exchange risk associated with properties located in European countries located outside of the Eurozone, including the United Kingdom and Sweden;

•	the loss of our exemption from the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act;

•	competition for qualified personnel and NSAM’s ability to retain key personnel to manage us effectively;

•	the impact of damage to our brand and reputation resulting from internal or external causes;

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the lack of historical financial statements for properties we may acquire in compliance with SEC requirements and U.S. generally accepted accounting principles, or U.S. GAAP, as well as the lack of familiarity of our tenants and third party service providers with such requirements and principles;

•	failure to maintain effective internal controls and disclosure controls and procedures;

•
the historical combined financial information included in this prospectus not providing an accurate indication of our performance in the future or reflecting what our financial position, results of operations or cash flows would have been had we operated as an independent public company during the periods presented; and

•	our status as an emerging growth company.
The foregoing list of factors is not exhaustive. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results. Factors that could have a material adverse effect on our operations and future prospects are set forth in this prospectus under the heading “Risk Factors.”

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus relating to the separation of NorthStar Europe from NorthStar Realty and the distribution of NorthStar Europe Common Stock by NorthStar Realty to NorthStar Realty’s common stockholders.
We describe in this prospectus our European Real Estate Business, which includes the NorthStar Europe Predecessor and our New European Investments, to be contributed to NorthStar Europe by NorthStar Realty as if the spin-off has already occurred. However, NorthStar Europe is a newly-formed entity that will not have conducted any separate operations prior to the spin-off. The financial results of the NorthStar Europe Predecessor or of our New European Investments operated as part of NorthStar Realty may not be indicative of NorthStar Europe’s financial results upon consummation of the spin-off or of the financial results of NorthStar Europe had it owned the U.K. Complex and our New European Investments as an independent public company for the periods presented.
The following summary may not contain all of the information that is important to you and should be read in conjunction with the combined financial statements of the NorthStar Europe Predecessor and the notes thereto included in “Financial Statements,” the unaudited pro forma financial information beginning on page 64 and the risk factors beginning on page 16 of this prospectus.
Our Business
We are a newly-formed European commercial real estate company with approximately $2.6 billion at cost of investments located throughout nine countries in Europe. We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value.
We will be externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), which together with its affiliates is referred to in this prospectus as NSAM. We are a Maryland corporation and intend to conduct our operations so as to qualify as a REIT for U.S. federal income tax purposes beginning with the year ending December 31, 2015. Our principal executive offices are located at 399 Park Avenue, 18th Floor, New York, New York 10022 and our telephone number is (212) 547-2600.
The Spin-Off
On February 26, 2015, NorthStar Realty announced that its board of directors, or the NorthStar Realty Board, unanimously approved a plan to spin-off its European real estate business (which excludes NorthStar Realty’s European healthcare properties) into an independent publicly-traded company. In connection with the spin-off, we will enter into a management agreement with an initial term of 20 years on terms substantially consistent with the terms of the existing management agreement between NSAM and NorthStar Realty.
Refer to “The Distribution” section in this prospectus for further discussion regarding the Distribution and to “Corporate Governance and Management — Our Manager — Management Agreement” for further discussion regarding the management agreement.
Reasons for the Spin-Off
The NorthStar Realty Board believes that investors and analysts will regard NorthStar Europe’s distinct focus on investing in European commercial real estate more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Europe as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.
The NorthStar Realty Board has determined that separation of our business from NorthStar Realty’s other businesses is in the best interests of NorthStar Realty. The potential benefits considered by the NorthStar Realty Board in making the determination to consummate the Distribution included the following:

•	attractive positioning as a European equity REIT with access to a lower cost of capital and capability to execute complex, cross border European transactions;

•	European equity REIT with substantial growth prospects as financial and other institutions deleverage and wind-down their portfolios in Europe;

•	ability to benefit from opportunities in the European markets; and

•
opportunity to increase the aggregate value of NorthStar Europe and NorthStar Realty in order to allow each company to issue equity at a lower cost of capital in connection with acquisitions, joint ventures and partnerships on more favorable terms.

The NorthStar Realty Board believes that the aggregate value of NorthStar Realty and NorthStar Europe should increase relative to the value of NorthStar Realty prior to the announcement of the plan to spin-off its European real estate business because the Distribution will permit investors to invest separately in NorthStar Europe and in the remaining businesses of NorthStar Realty. This may make NorthStar Realty’s common stock and NorthStar Europe’s Common Stock more attractive to investors as compared to NorthStar Realty’s common stock before the Distribution and therefore could improve access to the capital markets for both NorthStar Realty and NorthStar Europe. As a result of the Distribution, the common stock of each of NorthStar Realty and NorthStar Europe would become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either NorthStar Europe or NorthStar Realty, but not that of the combined company. There can be no assurance, however, as to the future market price of the common stock of NorthStar Realty or NorthStar Europe’s Common Stock. Refer to “Risk Factors — Risks Related to the Spin-Off — The aggregate post-Distribution value of NorthStar Realty and NorthStar Europe shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.”
The NorthStar Realty Board considered several factors that might have a negative effect on NorthStar Realty as a result of the Distribution. For example, certain factors such as a lack of historical financial and performance data for our European Real Estate Business, including investments that were just recently acquired or committed to be acquired, or for NorthStar Europe as an independent public company may limit investors’ ability to appropriately value the Company’s Common Stock. Furthermore, because the Company will be separated from NorthStar Realty, the Distribution may also limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of NorthStar Realty. Finally, following the Distribution, NorthStar Europe will be responsible for certain general and administrative costs previously incurred by NorthStar Realty. Refer to “The Distribution — Reasons for the Distribution” for a further discussion of the factors considered in consummating the Distribution.
Our Market Opportunity
We believe that the economic environment in Europe has stabilized and the foundations are in place for a gradual and sustained recovery. According to recent European Commission estimates, all of the countries in the European Union, with the exception of Cyprus, are expected to achieve Gross Domestic Product, or GDP, growth in 2015. We believe that the positive outlook for Europe is driven by a number of factors including the following:

•	historically low interest rates;

•	historically wide spreads between capitalization rates and interest rates;

•	the European Central Bank’s quantitative easing program;

•	depreciation of the Euro;

•	declining unemployment rates;

•	relatively low oil prices;

•	increased investor and consumer confidence in a sustained European recovery; and

•	the apparent stabilization of European sovereign debt and reversal of the recent upward trend in debt/GDP across the Eurozone.
There can be no assurance, however, that the European economy will continue to recover at the current rate or at all. For a discussion of risks relating to adverse conditions in the European and global economy, refer to “Risk Factors — Risks Related to Our Business.” For further discussion regarding our market opportunity, refer to “Business — Market Opportunity” in this prospectus.
Our Strategy
We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value.
For further discussion regarding our investment strategy, refer to “Business — Our Strategy” in this prospectus.
Our Competitive Strengths
We believe that we operate with significant competitive strengths, including creating a new opportunity for investors as the only European real estate company listed in the United States, our anticipated access to lower cost of capital, our high-quality portfolio, our diversified investment strategy, our experienced management team and our real estate investment experience, which will allow us to continue to grow our investments, generate attractive risk-adjusted returns for our stockholders and be well-positioned to benefit from the ongoing recovery in the European commercial real estate market. For additional information regarding our competitive strengths, refer to “Business — NorthStar Europe Competitive Strengths.”
Our Properties
Our current portfolio of $2.6 billion, at cost, is comprised of 52 high-quality properties located in many key European markets, including Berlin, Frankfurt, Hamburg, London, Paris, Amsterdam, Milan, Brussels and Madrid. $2.0 billion of our portfolio was acquired or committed to be acquired in 2014, and given improved market conditions in Europe since such time, we believe has appreciated in value. Our current portfolio is primarily comprised of office properties, with 94% of our net operating income generated from office properties as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. We hold prime office properties in Germany, the United Kingdom and France that account for approximately two-thirds of our rental income as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. As of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, our portfolio was 92% occupied, had a weighted average remaining lease term of 5.6 years and included high-quality tenants.
The following presents a summary, as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, of our portfolio and diversity across geographic location based on original purchase price:

		Portfolio by Geographic Location
Total portfolio, at cost	$2.6 billion
Number of properties	52
Number of countries	9
Total square meters	522,374
Weighted average occupancy	92%
Weighted average lease term	5.6 years
Net operating income related to:
Office properties	94%
Other	6%

Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” Some of these risks and uncertainties include:

•	the effect of adverse economic conditions in European, U.S. and global financial markets on the commercial real estate industry;

•
our dependence on NSAM as our manager, including our reliance on NSAM’s affiliates, sub-advisors, joint venture partners and third parties, to achieve our investment objectives, grow our business and make distributions;

•	NSAM failing to effectively perform its obligations under various agreements with us, including our management agreement;

•	our agreements with NSAM and NorthStar Realty not reflecting terms that would have resulted from arm’s-length negotiations among unaffiliated third parties;

•	the payment of substantial base and potential incentive fees to NSAM may cause NSAM to make decisions that are not in our best interests;

•
the allocation of investments by NSAM among us and NSAM’s other managed companies and strategic vehicles and certain other activities of NSAM may create various conflicts of interest in our relationship with NSAM;

•	the concentration of our investments in a specific property, property type or region;

•	the impact of adverse conditions effecting a specific property type in which we have investments, such as office properties;

•	political, economic, market, reputational, operational, legal, regulatory and other risks inherent in conducting business internationally;

•	the relative illiquidity of real estate investments;

•	the ability of our tenants to successfully operate their businesses;

•	regulatory compliance costs and liabilities related to owning and operating properties in our portfolio;

•	our access to financing sources on attractive terms, if at all;

•	our potential use of leverage;

•	the impact that a rise in future interest rates may have on our floating rate financing;

•	our use of short-term borrowings;

•	the effect of our hedging strategy against interest rate and currency exposure and our ability to align our hedging instruments and the investments being hedged;

•	the loss of key personnel if they terminate their employment with NSAM;

•	our dependence on information systems and failures of such systems and our ability to implement effective information and cyber security policies, procedures and capabilities;

•	unknown impact of the potential default and/or exit of one or more countries within the European Union;

•	costs associated with future growth through acquisitions of properties or other companies and our ability to integrate the properties or companies we acquire into our business and operations;

•	our ability to change our investment strategy and distribution policy;

•	our use of non-GAAP financial measures as indicators of our operating performance;

•	provisions of our organizational documents and Maryland law limiting certain business combinations or changes in control;

•	substantial European, U.S. and global regulation, numerous contractual obligations and extensive internal policies and our failure to comply with these matters;

•	our ability to qualify and remain qualified as a REIT for federal income tax purposes;

•
if NorthStar Realty fails to qualify as a REIT in its 2015 taxable year, we would be prevented from electing to qualify as a REIT and if so, would be required to pay income taxes at corporate rates and penalty taxes;

•	REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell properties during unfavorable market conditions;

•	the spin-off not having the benefits we anticipate or not enjoying all the benefits that we have prior to the spin-off;

•	the aggregate post-Distribution value of our Common Stock and NorthStar Realty’s common stock not equaling or exceeding the pre-Distribution value of NorthStar Realty’s common stock;

•	our ability to implement our business strategy;

•	the absence of a non-volatile, active trading market for our Common Stock;

•	our ability to engage in desirable strategic or capital-raising transactions following the Distribution;

•	our ability to operate as an independent public company;

•	satisfaction of the requirements of the Sarbanes-Oxley Act and the effectiveness of our internal control over financial reporting;

•	the risk that we might fail to maintain our exclusion from the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act; and

•	our status as an emerging growth company.
Unaudited Pro Forma Financial Information
The following tables present unaudited pro forma combined financial statements of our European Real Estate Business consisting of pro forma combined results of operations for the three months ended March 31, 2015 and year ended December 31, 2014 and a pro forma combined balance sheet as of March 31, 2015, comprised of the following:

•
NorthStar Europe Predecessor - includes: (i) The U.K. Complex which is a $100 million multi-tenant leasehold office complex located in the United Kingdom purchased in September 2014; and (ii) an allocation of certain costs and expenses from activities related to the launch of our European Real Estate Business.

•	New European Investments:

•	SEB Portfolio - $1.3 billion portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015;

•	Trias Portfolio - $550 million portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015; and

•	Trianon Tower - $620 million office tower located in Frankfurt, Germany which NorthStar Realty entered into a definitive agreement to purchase in June 2015.
The unaudited pro forma combined statements of operations represent our European Real Estate Business for the three months ended March 31, 2015 and year ended December 31, 2014 and gives effect to the spin-off of our European Real Estate Business from NorthStar Realty as if it occurred on January 1, 2014. The pro forma combined balance sheet assumes the spin-off of our European Real Estate Business from NorthStar Realty occurred as of March 31, 2015.
The year ended December 31, 2014 is comprised of: (i) the period of our ownership of the U.K. Complex from September 16, 2014 to December 31, 2014, or the NorthStar Owner Period; and (ii) the period from January 1, 2014 to September 15, 2014 represents a period prior to our ownership, or the Prior Owner Period. Therefore, the amounts presented for the year ended December 31, 2014 may not be comparable to future periods.
The unaudited pro forma combined financial statements of our European Real Estate Business are not necessarily indicative of what our financial condition or results of operations would have been for the periods presented, nor are they representative of the future financial condition or results of operations of NorthStar Europe. The unaudited pro forma combined financial statements of our European Real Estate Business should be read in conjunction with the audited combined financial statements and the notes thereto of the NorthStar Europe Predecessor and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

The following table presents the unaudited pro forma combined statements of operations of our European Real Estate Business for the three months ended March 31, 2015 and year ended December 31, 2014 (dollars in thousands, except share and per share data):

	Three Months Ended March 31, 2015 (1)
	NorthStar Europe Predecessor(2)	Pro Forma Adjustments(3)	Other		Pro Forma
Property and other revenues
Rental and escalation income	$2,186
Other revenues	1
Total property and other revenues	2,187
Expenses
Operating expenses	834			(4)
Interest expense	752			(8)
General and administrative expenses	928
Depreciation and amortization	926
Total expenses	3,440
Other income (loss)
Unrealized gain (loss) on investments and other	(84)
Realized gain (loss) on investments and other	(6)
Net income (loss)	(1,343)
Net (income) loss attributable to non-controlling interests	31
Net income (loss) attributable to the NorthStar Europe Predecessor	$(1,312)
Earnings (loss) per share:
Basic
Diluted
Weighted average number of shares:(6)
Basic
Diluted

	Year ended December 31, 2014(1)
	NorthStar Europe Predecessor(2)	Pro Forma Adjustments(3)	Other		Pro Forma
Property and other revenues
Rental and escalation income	$9,884
Other revenues	1,329
Total property and other revenues	11,213
Expenses
Operating expenses	4,294			(4)
Transaction costs	4,198			(5)
Interest expense	3,651			(8)
General and administrative expenses	5,883
Depreciation and amortization	3,382
Total expenses	21,408
Other income (loss)
Unrealized gain (loss) on investments and other	1,900
Net income (loss)	(8,295)
Net (income) loss attributable to non-controlling interests	276
Net income (loss) attributable to the NorthStar Europe Predecessor	$(8,019)
Earnings (loss) per share:
Basic
Diluted
Weighted average number of shares:(6)
Basic
Diluted

The following table presents our unaudited pro forma combined balance sheet of our European Real Estate Business as of March 31, 2015 (dollars in thousands):

	NorthStar Europe Predecessor	Pro Forma Adjustments(7)	Other		Pro Forma(1)
Assets
Cash	$3,753			(8)
Restricted cash	4,852
Operating real estate, net	51,999
Receivables	769
Unbilled rent receivable, net	473
Derivative assets, at fair value	955
Deferred costs and intangible assets, net	33,783
Other assets	2,499
Total assets	$99,083

Liabilities
Mortgage notes payable	$74,170
Accounts payable and accrued expenses	1,084
Other liabilities	2,667
Total liabilities	77,921
Equity
NorthStar Europe equity	20,118
Non-controlling interests	1,044
Total equity	21,162
Total liabilities and equity	$99,083
__________________

(1)
The functional currency of NorthStar Europe is U.S. dollars and the functional currency of the properties comprising our European Real Estate Business is the local currency where the property is located, predominately the Euro. As such, the operations are translated to U.S. dollar using the average exchange rate during the respective period. Additionally, assets and liabilities of such properties denominated in a foreign currency are translated to the U.S. dollar using the currency exchange rate at the end of the period presented. Our New European Investments presented in this unaudited pro forma combined balance sheet are translated using the currency exchange rate as of the respective acquisition or commitment date. Such translation adjustments are recorded to accumulated other comprehensive income (loss), or OCI, in equity. The unaudited pro forma combined balance sheet does not include assumptions for any amounts recorded in OCI.

(2)
The year ended December 31, 2014, includes the Prior Owner Period from January 1, 2014 through September 15, 2014 and NorthStar Owner Period from September 16, 2014 through December 31, 2014. The three months ended March 31, 2015 represents the NorthStar Owner Period.

(3)	The following summarizes the pro forma adjustments related to our New European Investments for the three months ended March 31, 2015 and year ended December 31, 2014 (dollars in thousands):

	Three Months Ended March 31, 2015
	SEB Portfolio			Trias Portfolio			Trianon Tower
	Historical (i)	Pro Forma Adjustments		Historical (i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Total
Property and other revenues
Rental and escalation income	$17,889						$8,936
Other revenue	1,806						103
Total property and other revenues	19,695						9,039
Expenses
Other interest expense	—		(ii)			(ii)	—		(ii)
Real estate properties – operating expenses	2,307		(iii)			(iii)	2,117		(iii)
Depreciation and amortization	—		(iv)			(iv)	—		(iv)
Total expenses	2,307						2,117
Income (loss) from operations before income tax	17,388						6,922
Provision for income tax	—		(v)			(v)	—		(v)
Net income (loss)	17,388						6,922
Net (income) loss attributable to non-controlling interests	—		(vi)			(vi)	—		(vi)
Net income (loss) attributable to NorthStar Europe common stockholders	$17,388						$6,922

	Year Ended December 31, 2014
	SEB Portfolio			Trias Portfolio			Trianon Tower
	Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Total
Property and other revenues
Rental and escalation income	$80,500						$40,446
Other revenue	5,617						295
Total property and other revenues	86,117						40,741
Expenses
Other interest expense	—		(ii)			(ii)	—		(ii)
Real estate properties – operating expenses	8,400		(iii)			(iii)	13,981		(iii)
Depreciation and amortization	—		(iv)			(iv)	—		(iv)
Total expenses	8,400						13,981
Income (loss) from operations before income tax	77,717						26,760
Provision for income tax	—		(v)			(v)	—		(v)
Net income (loss)	77,717						26,760
Net (income) loss attributable to non-controlling interests	—		(vi)			(vi)	—		(vi)
Net income (loss) attributable to NorthStar Europe common stockholders	$77,717						$26,760
_____________________________

(i)
Represents audited financial statements of revenues and certain expenses for our New European Investments for the year ended December 31, 2014 and unaudited financial statements of revenues and certain expenses for our New European Investments for the three months ended March 31, 2015. The SEB Portfolio and Trias Portfolio were both acquired in April 2015 and NorthStar Realty entered into a definitive agreement to purchase the Trianon Tower in June 2015.

(ii)	Represents interest expense for new borrowings for each respective New European Investment and includes amortization of deferred financing costs.

(iii)	Represents an adjustment for third party property management and other fees.

(iv)
Represents depreciation and amortization expense based on a preliminary purchase price allocation for our New European Investments. The purchase price allocation is a preliminary estimate and may be adjusted within one year of the acquisition in accordance with U.S. GAAP.

(v)	We estimate our effective tax rate to be approximately % on a blended basis based on our earnings from our investments.

(vi)	The non-controlling interest holders are not allocated any (income) loss as set forth in the governing documents.

(4)
Represents a pro forma adjustment to reflect asset management and other fees incurred in accordance with the management agreement with NSAM, the terms of which are described in “Corporate Governance and Management—Our Manager—Management Agreement” of this prospectus. The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.

(5)
Transaction costs related to the NorthStar Europe Predecessor and our New European Investments include legal, accounting, tax and other professional services and are not included as part of the pro forma combined statements of operations.

(6)
Weighted average shares used to compute basic and diluted earnings per share represents the number of weighted average shares of Common Stock assumed to be outstanding based on a distribution ratio of one share of NorthStar Europe Common Stock for every share of NorthStar Realty common stock. The actual number of our basic and diluted shares outstanding will not be known until the Distribution.

(7)	The following summarizes the pro forma adjustments related to our New European Investments for the unaudited pro forma combined balance sheet as of March 31, 2015 (dollars in thousands):

As of March 31, 2015(i)(ii)
	SEB Portfolio	Trias Portfolio	Trianon Tower	Total
Assets
Cash
Operating real estate, net
Derivative assets, at fair value
Deferred costs and intangible assets, net
Other assets
Total assets

Liabilities
Mortgage notes payable
Other liabilities
Total liabilities
Equity
NorthStar Europe equity
Non-controlling interests
Total equity
Total liabilities and equity
_____________________________

(i)
Represents the preliminary purchase price allocation for each of the properties that comprise our New European Investment. The purchase price allocation is a preliminary estimate and may be adjusted within one year of the acquisition in accordance with U.S. GAAP.

(ii)
Our New European Investments are predominantly denominated in Euro and GBP. The initial purchase price allocation is translated based on the exchange rate to the U.S. dollar on the respective acquisition date for the SEB Portfolio and the Trias Portfolio and the commitment date for the Trianon Tower.

(8)
Represents a pro forma adjustment to reflect NorthStar Europe’s agreement to issue $300 million of 4.625% Senior Notes in July 2015. We may elect to settle all or part of the principal amount of the Senior Notes in NRE Common Stock in lieu of cash. Refer to “Management’s Discussion and Analysis of Financial Condition — Recent Developments” for further discussion. Excludes any additional cash that may be contributed upon Distribution.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION
The following is a brief summary of the terms of the Distribution. Please refer to “The Distribution” for a more detailed description of the matters described below.

Q:	What is the Distribution?

A:
The Distribution is the method by which NorthStar Realty will separate the business of the Company from NorthStar Realty’s other businesses, creating two separate publicly-traded companies. In the Distribution, NorthStar Realty will distribute to its common stockholders all of the shares of our Common Stock that it owns. Following the Distribution, we will be a separate company from NorthStar Realty and NorthStar Realty will not retain any ownership interest in us. The number of shares of NorthStar Realty common stock you own will not change as a result of the Distribution.

Q:	What is being distributed in the Distribution?

A:
Approximately            shares of our Common Stock will be distributed in the Distribution, based upon the                shares of NorthStar Realty common stock expected to be outstanding on the record date. The shares of our Common Stock to be distributed by NorthStar Realty will constitute all of the issued and outstanding shares of our Common Stock immediately after the Distribution. The actual number of shares of our Common Stock to be issued in the Distribution will be determined as of the record date. For more information on the shares being distributed in the Distribution, refer to “Shares Eligible for Future Sale” and “Description of Capital Stock — Common Stock.”

Q:	What will I receive in the Distribution?

A:
Holders of NorthStar Realty common stock will receive a distribution of one share of our Common Stock for every             share(s) of NorthStar Realty common stock held by them on the record date. As a result of the Distribution, your proportionate interest in NorthStar Realty will not change and, on a fully diluted basis, you will own the same percentage of common stock and voting power in NorthStar Europe as you did in NorthStar Realty on the record date, except as a result of the receipt of cash in lieu of fractional shares. For a more detailed description, refer to “The Distribution.”

Q:	What is the record date for the Distribution?

A:
Record ownership will be determined as of the close of business, Eastern Time, on                   , 2015, which we refer to as the record date. The person in whose name shares of NorthStar Realty common stock are registered at the close of business on the record date is the person to whom shares of the Company’s Common Stock will be issued in the Distribution. Refer to “The Distribution — Listing and Trading of Our Common Stock” for additional information.

Q:	When will the Distribution occur?

A:
We expect that shares of our Common Stock will be distributed by our transfer agent in its capacity as the distribution agent, on behalf of NorthStar Realty, effective at 11:59 p.m. Eastern Time on                   , 2015, which we refer to as the Distribution date.

Q:	What will the relationship between NorthStar Realty and us be following the Distribution?

A:
Following the Distribution, we will be a separate public company and NorthStar Realty will have no continuing ownership interest in us. In connection with the Distribution, we and NorthStar Realty will enter into a separation agreement and will enter into several other agreements for the purpose of accomplishing the distribution of shares of our Common Stock to NorthStar Realty’s common stockholders. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will also provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. The separation agreement provides that we and NorthStar Realty agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by NorthStar Realty.

In connection with the Distribution, we will enter into a management agreement with NSAM pursuant to which NSAM will manage the Company for an initial term of 20 years. The management agreement provides for: (i) an annual base management fee equal to the sum of: (a) $10 million; and (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by us or NorthStar Realty prior to the date of the Distribution, which are used to fund European investments that close subsequent to June 30, 2015 and are contributed to us in connection with the Distribution; (2) any equity we issue in exchange or conversion of notes; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units, or LTIP Units, in NorthStar Realty Europe Limited Partnership, or our Operating Partnership (excluding equity-

based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD, if any, in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the Distribution; and (ii) an incentive fee determined as described under “Corporate Governance and Management — Our Manager — Management Agreement” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.
Immediately following the Distribution, certain of the members of our board of directors will also be directors on the NorthStar Realty Board and/or on the NSAM board of directors. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty, NSAM and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationships with NorthStar Realty and NSAM.

Q:	What do I have to do to participate in the Distribution?

A:
No action is required on your part. Stockholders of NorthStar Realty on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of NorthStar Realty common stock, for the shares of our Common Stock distributable to them in the Distribution.

Q:
If I sell shares of NorthStar Realty common stock that I own after the date of this prospectus but before the Distribution, am I still entitled to receive shares of NorthStar Europe Common Stock distributable with respect to the shares of NorthStar Realty common stock I sold?

A:
Beginning on or shortly before the record date and continuing up to and including the date of the Distribution, it is expected that there will be two markets in NorthStar Realty common stock: a “regular-way” market and an “ex-distribution” market. Shares of NorthStar Realty common stock that trade on the “regular-way” market will trade with an entitlement to our Common Stock distributed pursuant to the spin-off. Shares of NorthStar Realty common stock that trade on the “ex-distribution” market will trade without an entitlement to our Common Stock distributed pursuant to the spin-off. Therefore, if you sell shares of NorthStar Realty common stock in the “regular-way” market after the record date but before the Distribution, you will be selling your right to receive our Common Stock in the Distribution. If you sell shares of NorthStar Realty common stock in the “ex-distribution” market before the Distribution, you will receive the shares of our Common Stock that you are entitled to receive pursuant to your ownership as of the record date of NorthStar Realty common stock.

Q:	How will fractional shares be treated in the Distribution?

A:
If you would be entitled to receive a fractional share of our Common Stock in the Distribution, you will instead receive a cash payment. Refer to “The Distribution — General” for an explanation of how the cash payments will be determined.

Q:	How will NorthStar Realty distribute shares of NorthStar Europe Common Stock to me?

A:
Holders of shares of NorthStar Realty’s common stock on the record date will receive shares of our Common Stock in book-entry form. Refer to “The Distribution — General” for a more detailed explanation.

Q:	What is the reason for the Distribution?

A:
The NorthStar Realty Board believes that investors and analysts will regard NorthStar Europe’s focused strategy of investing in European commercial real estate more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Europe as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.

Q:	Will I be taxed on the shares of NorthStar Europe Common Stock that I receive in the Distribution?

A:
Yes. The Distribution will be in the form of a taxable special distribution to NorthStar Realty common stockholders. An amount equal to the fair market value of our Common Stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of NorthStar Realty, with the excess treated as a nontaxable return of capital to the extent of your tax basis in shares of NorthStar Realty common stock and any remaining excess treated as capital gain. If this special distribution occurs in the structure and timeframe currently anticipated, the special distribution is expected to satisfy a portion of NorthStar Realty’s 2015 REIT taxable income distribution requirements. NorthStar Realty or other applicable withholding agents may be required to withhold on all or a portion of the Distribution payable to non-U.S. stockholders. For a more detailed discussion, see “The Distribution

— Material U.S. Federal Income Tax Consequences of the Distribution” and “Federal Income Tax Consequences of Our Status as a REIT.”

Q:	Does NorthStar Europe intend to pay cash distributions?

A:
We intend to make distributions to holders of our Common Stock on a quarterly basis. Evaluation of our distribution policy will be solely at the discretion of our board of directors and will be based on factors including, but not limited to, CAD, new investments, capital requirements and other factors our board of directors deems relevant and in accordance with applicable law. For additional information, refer to “Distribution Policy.”

Q:	How will NorthStar Europe Common Stock trade?

A:
There is not currently a public market for our Common Stock. We expect to list our Common Stock on the NYSE under the symbol “NRE.” Beginning shortly before, and continuing up to and including, the date of the Distribution, we expect that there will be a “when-issued” trading market in our Common Stock. The “when-issued” market will be a trading market for the shares of our Common Stock that will be distributed to holders of shares of NorthStar Realty common stock on the Distribution date. If you owned shares of NorthStar Realty common stock at the record date you will be entitled to shares of our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without the shares of NorthStar Realty common stock you own, on the “when-issued” market. On the first trading day following the Distribution date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.

Further, beginning shortly before the record date and continuing up to and including the date of the Distribution, we expect that there will be two markets in shares of NorthStar Realty common stock: a “regular-way” market and an “ex-distribution” market. Shares of NorthStar Realty common stock that trade on the “regular-way” market will trade with an entitlement to our Common Stock distributed pursuant to the spin-off. Shares of NorthStar Realty common stock that trade on the “ex-distribution” market will trade without an entitlement to our Common Stock distributed pursuant to the spin-off.
Refer to “The Distribution — Listing and Trading of Our Common Stock” for additional information.

Q:	Will the Distribution affect the trading price of my NorthStar Realty common stock?

A:
Yes. After the distribution of our Common Stock, the trading price of NorthStar Realty common stock is expected to be lower than the trading price of the NorthStar Realty common stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of NorthStar Realty without the operations of NorthStar Europe, the trading price of NorthStar Realty common stock may fluctuate as a result of the Distribution. NorthStar Realty believes the separation of NorthStar Europe from NorthStar Realty offers its stockholders the greatest long-term value. However, the combined trading prices of NorthStar Realty common stock and NorthStar Europe Common Stock after the Distribution may be lower than the trading price of NorthStar Realty common stock prior to the Distribution. Refer to “Risk Factors” beginning on page 16.

Q:	Do I have appraisal rights?

A:	No. Holders of NorthStar Realty common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Is stockholder approval required for the Distribution?

A:
No. Stockholder approval is not required for the Distribution. Subsequent to final approval by the NorthStar Realty Board and regulatory approval, NorthStar Realty will distribute its ownership interest in NorthStar Europe to its existing stockholders as of the record date.

Q:	Can the NorthStar Realty Board decide to cancel the Distribution?

A:
Yes. The occurrence of the Distribution will be subject to certain conditions, including the final approval of the NorthStar Realty Board. The NorthStar Realty Board may, in its sole and absolute discretion, determine to impose or waive conditions to the Distribution or abandon the Distribution. If the NorthStar Realty Board decides to cancel the Distribution or otherwise materially amend the terms of the Distribution, NorthStar Realty will notify stockholders of such decision by issuing a press release and/or filing a current report on Form 8-K.

Q:	Who is the transfer agent for NorthStar Europe Common Stock?

A:	American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: 1-800-937-5449
Email: info@amstock.com
Website: www.amstock.com

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the Distribution of shares of NorthStar Europe Common Stock, you should contact the distribution agent:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: 1-800-937-5449
Email: info@amstock.com
Website: www.amstock.com
Before the Distribution, if you have questions relating to the Distribution, you should contact:
NorthStar Realty Finance Corp.
Attn: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600
After the Distribution, if you have questions relating to NorthStar Europe, you should contact:
NorthStar Realty Europe Corp.
Attn: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600

RISK FACTORS
The following risk factors and other information included in this prospectus should be carefully considered. If any of the following risks occur, our business, financial condition, operating results, cash flow and liquidity could be materially adversely affected.
Risks Related to Our Business
The commercial real estate industry has been and may continue to be adversely affected by economic conditions in the European, U.S. and global financial markets generally.
Our business and operations are dependent on the commercial real estate industry generally, which in turn is dependent upon global economic conditions. Despite improvements in the global economy, uncertainty remains as to the extent and timing of further recovery. Issues with the instability of credit and financial markets, actions by governments or central banks, weak consumer confidence in many markets and geopolitical or economic instability in certain countries continues to put pressure on the European economy. Instability or volatility of certain countries in the European Union may create risks for stronger countries within the European Union and globally. Global economic and political headwinds, along with global market instability and the risk of maturing commercial real estate debt that may have difficulties being refinanced, may continue to cause periodic volatility in the commercial real estate market for some time. Adverse economic conditions could harm our business and financial condition by, among other factors, reducing the value of our existing investments, limiting our access to debt and equity capital and otherwise negatively impacting our operations.
Challenging economic and financial market conditions could significantly reduce the amount of income we earn on our investments and further reduce the value of our investments.
Challenging economic and financial market conditions may cause us to experience an increase in the number of investments that result in losses, including delinquencies, non-performing investments and a decrease in the value of our property, all of which could adversely affect our results of operations. We may incur substantial losses and need to establish significant provision for losses or impairment. Our revenue from our properties could diminish significantly.
Continuing concerns regarding European debt, market perceptions concerning the instability of the Euro and recent volatility and price movements in the rate of exchange between the U.S. dollar and the Euro could adversely affect our business, results of operations and financing.
Concerns persist regarding the debt burden of certain Eurozone countries and their potential inability to meet their future financial obligations, the overall stability of the Euro and the suitability of the Euro as a single currency, given the diverse economic and political circumstances in individual Eurozone countries and recent declines and volatility in the value of the Euro. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the Euro currency entirely. Should the Euro dissolve entirely, the legal and contractual consequences for holders of Euro-denominated obligations would be uncertain. Such uncertainty would extend to, among other factors, whether obligations previously expressed to be owed and payable in Euros would be re-denominated in a new currency (with considerable uncertainty over the conversion rates), what laws would govern and which country’s courts would have jurisdiction. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of our Euro-denominated investments and obligations.
Furthermore, market concerns about economic growth in the Eurozone relative to the United States and speculation surrounding the potential impact on the Euro of a possible Greek or other country sovereign default and/or exit from the Eurozone may continue to exert downward pressure on the rate of exchange between the U.S. dollar and the Euro, which may adversely affect our results of operations.
Risks Related to Our Manager
Our ability to achieve our investment objectives and to pay distributions depends in substantial part upon the performance of our manager.
In connection with our spin-off from NorthStar Realty, we will enter into a management agreement with NSAM to manage our day-to-day operations and our investments. Our ability to achieve our investment objectives and grow our business will be dependent upon the performance of NSAM in the acquisition of investments, the determination of financing arrangements and the management of our investments and operation of our day-to-day activities under the supervision of, and subject to the policies and guidelines established by, our board of directors. If our manager performs poorly and as a result is unable to originate, acquire and manage our investments successfully, we may be unable to achieve our investment objectives or to pay distributions to stockholders at presently contemplated levels, if at all.

Any adverse changes in NSAM’s financial health, the public perception of NSAM or our relationship with NSAM could hinder our operating performance and adversely affect our financial condition and results of operations.
Because NSAM is publicly-traded, any negative reaction by the stock market reflected in its stock price or deterioration in the public perception of NSAM could result in an adverse effect on our ability to acquire properties and obtain financing from third parties on favorable terms or at all. In addition, NSAM depends upon the management and other fees and reimbursement of costs that it receives from us and NSAM’s other managed companies in connection with the acquisition, management and sale of properties to conduct its operations. Any adverse changes in the financial condition of NSAM or our relationship with NSAM could hinder NSAM’s ability to successfully support our business and growth, which could have a material adverse effect on our financial condition and results of operations.
NSAM’s platform may not be as scalable as we anticipate and we could face difficulties growing our business without significant new investment in personnel and infrastructure by NSAM.
While we believe NSAM’s platform for operating our business is highly scalable and can support significant growth in our business without substantial new investment in personnel, expertise and infrastructure on a relative basis, we may be wrong in that assessment. We expect our business to grow substantially over the course of the next several years, which could place significant additional demands on management and other personnel, as well as our support infrastructure. It is possible that if our business grows substantially or that the business of the other companies managed by NSAM continues to grow, including NorthStar Realty, NSAM will need to make significant investments in personnel, expertise and infrastructure to support that growth. NSAM may be unable to make significant investments on a timely basis or at reasonable costs and its failure in this regard could disrupt our business and operations.
Failure of NSAM to effectively perform its obligations under the various agreements we will enter into with it, including the long-term management agreement, could have an adverse effect on our business and performance.
We will engage NSAM to provide asset management and other services to us pursuant to a long-term management agreement and other ancillary agreements. Our ability to achieve our investment objectives and to make distributions to stockholders will depend in substantial part upon the performance of NSAM and its ability to provide us with asset management and other services. We will also be dependent on other third party service providers to whom NSAM may delegate various responsibilities or engage on our behalf. If for any reason NSAM or any other service provider is unable to perform such services at the level we anticipate, alternate service providers may not be readily available on acceptable terms or at all, which could adversely affect our performance and materially harm our ability to execute our business plan.
In addition, the management agreement with NSAM will only be terminable by us for cause. We will be unable to terminate the management agreement for any other reason, including if NSAM performs poorly or is unable to acquire and manage our investments successfully. The term “cause” is limited to specific circumstances to be laid out in the management agreement, including NSAM’s breach of the management agreement or gross negligence that has a materially adverse effect on us. Termination for unsatisfactory financial performance does not constitute “cause” under the management agreement. In addition, we will be contractually committed to NSAM’s management for an initial term of approximately 20 years from the date of the Distribution, with automatic renewal terms thereafter. These provisions will increase our risk that NSAM may not perform well and our business could suffer. If NSAM’s performance as our manager does not meet our or our stockholders’ expectations, and we are unable to terminate the management agreement, the market price of our Common Stock could suffer.
Moreover, pursuant to the management agreement, we will agree to provide NSAM with all investment opportunities for the acquisition of commercial real estate investments that are presented to us or of which we become aware. NSAM will agree to use commercially reasonable efforts to fairly allocate such investment opportunities among us and its other managed companies, including NorthStar Realty, in accordance with an investment allocation policy; however, investment allocations will be determined by NSAM in its sole discretion and there can be no assurance that we will be allocated a fair share of investment opportunities. NSAM will also have the ability, without our consent, to revise the investment allocation policy in connection with obtaining additional managed companies. If NSAM fails to effectively allocate investments to us, we may be unable to achieve our investment objectives, which could have an adverse effect on our business and performance.
Certain fees payable to NSAM will be payable regardless of the performance of our portfolio and may fail to appropriately incentivize NSAM when managing our portfolio.
We will pay NSAM an annual base management fee regardless of the performance of our portfolio. Consequently, we may be required to pay NSAM significant base management fees in a particular quarter despite experiencing a net loss or a decline in the value of our portfolio during that quarter.
NSAM’s entitlement to compensation regardless of our performance might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio, particularly if other management agreements to which NSAM is a party have a performance-based fee structure. In addition, NSAM has the ability to earn incentive fees each quarter based on our CAD, which may create an incentive for NSAM to invest in investments with higher yield potential, which are generally riskier or more speculative, or sell an investment prematurely for a gain and pay down borrowings, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled. Furthermore, the compensation payable to NSAM will increase as a result of future issuances of our equity securities, even if the issuances are dilutive to existing stockholders. If our interests and those of NSAM are not aligned, the execution of our business plan and our results of operations could be adversely affected, which could materially and adversely affect our ability to make distributions to our stockholders and the market price of our Common Stock.
The fees we will pay to NSAM in connection with the acquisition and management of our investments pursuant to the management agreement will not be determined on an arm’s length basis; therefore, we will not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.
The fees we will pay to NSAM for services it will provide to us pursuant to the management agreement will not be determined on an arm’s length basis. As a result, the fees will be determined without the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services; however, the final terms of the management agreement will be approved by our board of directors, including a majority of the independent members thereof.
In addition to the management fees we will pay to NSAM, we will reimburse NSAM for costs and expenses incurred on our behalf, including indirect personnel and employment costs of NSAM and these costs and expenses may be substantial.
We will pay NSAM substantial fees for the services it will provide to us and we also will have an obligation to reimburse NSAM for costs and expenses it may incur and pay on our behalf. Subject to certain limitations and exceptions, we will reimburse NSAM for both direct expenses as well as indirect costs, including a portion of NSAM’s personnel and employment costs. The costs and expenses NSAM expects to incur on our behalf, including the compensatory costs incurred by NSAM, may be substantial. There are conflicts of interest that could arise when NSAM makes allocation determinations. NSAM could allocate costs and expenses to us in excess of what we anticipate and such costs and expenses could have an adverse effect on our financial performance and ability to make cash distributions to our stockholders.
There will be conflicts of interest in our relationship with NSAM that could result in decisions that are not in the best interests of our stockholders.
We will be subject to conflicts of interest arising out of our relationship with NSAM, its affiliates, managed entities and strategic ventures. In particular, we expect to compete for investment opportunities directly with other companies and/or accounts that NSAM or its strategic or joint venture partners manage. Certain of NSAM’s managed companies, along with companies, funds and vehicles that are subject to a strategic relationship between NSAM and its strategic or joint venture partners (which we refer to collectively as strategic vehicles), may have investment mandates and objectives that target the same investments as us.
In addition, NSAM may have additional managed companies or strategic vehicles that will compete directly with us for investment opportunities in the future. We will adopt an investment allocation policy with NSAM that is intended to ensure that investments are allocated fairly and appropriately among us and the other NSAM managed companies or strategic vehicles over time, but there is no assurance that NSAM will be successful in eliminating the conflicts arising from the allocation of investment opportunities. When determining the entity for which an investment opportunity would be the most suitable, the factors that NSAM may consider include, among other factors, the following:

•	investment objectives, strategy and criteria;

•	cash requirements and amount of funds available;

•	effect of the investment on the diversification of the portfolio, including by geography, size of investment, type of investment and risk of investment;

•	leverage policy and the availability of financing for the investment by each entity;

•	anticipated cash flow of the investment to be acquired;

•	income tax effects of the purchase;

•	the size of the investment;

•	cost of capital;

•	risk return profiles;

•	targeted distribution rates;

•	anticipated future pipeline of suitable investments;

•	the expected holding period of the investment and the remaining term of the NSAM managed company, if applicable;

•	affiliate and/or related party considerations; and

•	whether a strategic vehicle has received a special allocation (as defined in the investment allocation policy).
If, after consideration of the relevant factors, NSAM determines that an investment is equally suitable for us and one of its managed companies or strategic vehicles, the investment will be allocated among each of the applicable entities, including us, on a rotating basis. New NSAM clients, including us, will be initially added at the end of the rotation. If, after an investment has been allocated to us or another entity, a subsequent event or development, such as delays in structuring or closing on the investment, makes it, in the opinion of NSAM, more appropriate for a different entity to fund the investment, NSAM may determine to place the investment with the more appropriate entity while still giving credit to the original allocation. In certain situations, NSAM may determine to allow more than one investment vehicle, including us, to co-invest in a particular investment.
There is no assurance this policy will remain in place during the entire period we are seeking investment opportunities. In addition, NSAM may sponsor additional managed companies or strategic vehicles in the future and, in connection with the creation of such managed companies or strategic vehicles, may revise these allocation procedures. The result of a revision to the allocation procedures may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by NSAM or us, thereby reducing the number of investment opportunities available to us.
In addition, under this policy, NSAM investment professionals may consider the investment objectives and anticipated pipeline of future investments of its managed companies or strategic vehicles. The decision of how any potential investment should be allocated among us and one of NSAM’s managed companies or strategic vehicles for which such investment may be suitable may, in many cases, be a matter of subjective judgment which will be made by NSAM. Pursuant to the investment allocation policy, NSAM may choose to allocate favorable investments to its other managed companies instead of to us. Our investment allocation policy with NSAM could produce unfavorable results for us that could harm our business.
NSAM also has and may in the future acquire additional interests in third parties, such as management firms that manage certain of our properties, which may cause its interests to differ from ours. NSAM may also encourage our use of third party service providers, for which we pay a fee. If our interests and NSAM’s interests are not aligned, we may face conflicts of interest that result in action or inaction that is detrimental to us.
NSAM’s professionals who perform services for us will face competing demands relating to their time and conflicts of interests relating to performing services on our behalf, which may cause our operations and stockholders’ investment to suffer.
We will rely on NSAM’s professionals to perform services related to the operation of our business. NSAM professionals performing services for us also perform services for NSAM’s other managed companies. As a result of their interests in NSAM, other managed companies and the fact that they engage in other business activities on behalf of others, these individuals will face conflicts of interest in allocating their time among us, NSAM and other managed companies and other business activities in which they are involved. In addition, certain management personnel performing services on behalf of NSAM own equity interests in NSAM or other managed companies and NSAM may grant additional equity interests in NSAM or other managed companies to such persons in connection with their continued services. These conflicts of interest, as well as the loyalties of these individuals to other entities and investors, could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy, our investment opportunities and the returns on our investments. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to stockholders and to maintain or increase the value of our investments.
Further, at times when there are turbulent conditions in the real estate markets or distress in the credit markets or other times when we will need focused support and assistance from NSAM, NSAM’s other managed companies may likewise require greater focus and attention, placing NSAM’s resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if NSAM did not act as a manager for other entities.
Our executive officers are employees of NSAM and face conflicts of interest related to their positions and interests in NSAM, which could hinder our ability to implement our business strategy.
Our executive officers are employees of NSAM and provide services to us solely in such capacity pursuant to NSAM’s obligations to us under the management agreement. We do not have employment agreements with any of our executive officers. If the management agreement with NSAM were to be terminated, we would lose the services of all our executive officers and other NSAM investment professionals acting on our behalf. Furthermore, if any of our executive officers ceased to be employed by NSAM, such individual would also no longer serve as one of our executive officers. NSAM is an independent contractor and controls the activities of its employees, including our executive officers. Our executive officers therefore owe duties to NSAM and its stockholders, which may from time-to-time conflict with the fiduciary duties they owe to us and our stockholders. In addition, our executive officers may also own equity in NSAM or its other managed companies. As a result, the loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment opportunities.
We may not realize the anticipated benefits of any of our manager’s strategic partnerships and joint ventures.
NSAM may enter into strategic partnerships and joint ventures to further its own interests or the interests of its managed companies, including us. NSAM may not be able to realize the anticipated benefits of these strategic partnerships and joint ventures. These strategic partnerships and/or joint ventures may also subject NSAM and its managed companies, including us, to additional risks and uncertainties, as NSAM and its managed companies, including us, may be dependent upon, and subject to, liability, losses or reputational damage relating to systems, control and personnel that are not under NSAM’s control. In addition, where NSAM does not have a controlling interest, it may not be able to take actions which are in our best interests due to a lack of full control. Furthermore, to the extent that NSAM’s partners provide services to us, certain conflicts of interests will exist. Moreover, disagreements or disputes between NSAM and its partners could result in litigation, which could potentially distract NSAM from our business.
NSAM will manage our portfolio pursuant to very broad investment guidelines and our board of directors is not required to approve each investment and financing decision made by NSAM unless so required by our investment guidelines.
NSAM will be authorized to follow very broad investment guidelines established by our board of directors. Our board of directors periodically will review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment guidelines. Our board of directors may also make modifications to our investment guidelines from time to time as it deems appropriate. In addition, in conducting periodic reviews or modifying our investment guidelines, our board of directors may rely primarily on information provided to them by NSAM. Furthermore, transactions entered into by NSAM on our behalf may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. NSAM will have flexibility within the broad parameters of our investment guidelines in determining the types and amounts of investments in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which could materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.
NSAM’s liability will be limited under the management agreement and we will agree to indemnify NSAM against all liabilities incurred in accordance with and pursuant to the management agreement.
In connection with the spin-off, we will enter into a management agreement with NSAM, which will govern our relationship with NSAM. NSAM maintains a fiduciary relationship with us. Under the terms of the management agreement, and subject to applicable law, NSAM, its directors, officers, employees, partners, managers, members, controlling persons, and any other person or entity affiliated with NSAM are not liable to us or our subsidiaries for acts taken or omitted to be taken in accordance with and pursuant to the management agreement, except those resulting from acts of willful misfeasance or bad faith in the performance of NSAM’s duties under the management agreement. In addition, subject to applicable law, we agreed to indemnify NSAM and each of its directors, officers, employees, partners, managers, members, controlling persons and any other person or entity affiliated with NSAM from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with NSAM’s performance of its duties or obligations under the management agreement or otherwise as our manager, except where attributable to acts of willful misfeasance or bad faith in the performance of NSAM’s duties under the management agreement.
NSAM is subject to extensive regulation as an investment adviser in the United States and as a fund services business in the Bailiwick of Jersey, which could adversely affect its ability to manage our business.
Certain of NSAM’s affiliates, including our manager, are subject to regulation as investment advisers and/or fund managers by various regulatory authorities that are charged with protecting the interests of NSAM’s managed companies, including us. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the U.S. government and regulators in foreign jurisdictions to consider increasing the rules and regulations governing, and oversight of, the financial system. This activity is expected to result in continued changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. NSAM could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser in the United States, or its registration as a fund services business in the Bailiwick of Jersey, revocation of the licenses of its employees, censures, fines or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect its ability to manage our business.
NSAM must continually address conflicts between its interests and those of its managed companies, including us. In addition, the SEC, the Jersey Financial Services Commission and other regulators have increased their scrutiny of potential conflicts of interest. However, appropriately dealing with conflicts of interest is complex and difficult and if NSAM fails, or appears to fail, to deal appropriately with conflicts of interest, it could face litigation or regulatory proceedings or penalties, any of which could adversely affect its ability to manage our business.
NSAM could undergo a change of control, which could result in a change of management at NSAM and cause a disruption to our business and operations.
NSAM could undergo a change of control, which could result in a change to the management at NSAM as well as a change to the board of directors at NSAM. Consequently, we could be managed by an entity and personnel that do not have the experience and track record that resides within NSAM and suitable alternatives may not be available. New management and personnel could change the manner in which they provide services to us and may not be effective. Any such fundamental change to NSAM could be disruptive to our business and operations and could have a material adverse effect on our performance.
Risks Related to Our Investments
A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our investments.
Our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses and a decrease in revenues, earnings and assets. We may continue to expand our commercial real estate portfolio by acquiring additional properties in Europe, which would increase our exposure to global economic slowdowns and recessions. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of our investments. Declining real estate values will reduce the value of our properties, as well as our ability to refinance our properties and use the value of our existing properties to support the purchase or investment in additional properties. Slower than expected economic growth pressured by a strained labor market, along with overall financial uncertainty, could result in lower occupancy rates and lower lease rates across many property types and may create obstacles for us to achieve our business plans. We may also be less able to pay principal and interest on our borrowings, which could cause us to lose title to properties securing our borrowings. Any of the foregoing could significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to stockholders.
We are subject to significant competition and we may not be able to compete successfully for investments.
We are subject to significant competition for attractive investment opportunities from other real estate investors, some of which have greater financial resources than us, including publicly-traded REITs, non-traded REITs, insurance companies, commercial and investment banking firms, private institutional funds, hedge funds, private equity funds, sovereign wealth funds and other investors. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments, our returns may be lower and the value of our investments may not increase or may decrease significantly below the amount we paid for such investments. If such events occur, we may experience lower returns on our investments.
While we are focused on investing in European commercial real estate, we have no established investment criteria limiting the particular country or region or industry concentration of our investments. If our investments are concentrated in a particular country or region or property type that experiences adverse economic conditions, our investments may lose value and we may experience losses.
Properties that we may acquire may be concentrated in a particular country or region or in a particular property type. These current and future investments carry the risks associated with significant regional or industry concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain countries or regions or industries and we may experience losses as a result. A worsening of economic conditions, a natural disaster or civil disruptions in a particular country or region in which our investments may be concentrated, or economic upheaval with respect to a particular property type, could have an adverse effect on our business, including limiting the ability of borrowers to pay financed amounts and impairing the value of our properties or collateral.

Approximately 94% of our net operating income is generated from office properties, which increases the likelihood that risks related to owning office properties will become more material to our business and results of operations.
Approximately 94% of net operating income is generated from office properties. Our exposure to the risks inherent in the office sector may make us more vulnerable to a downturn or slowdown in the office sector. A downturn in the office industry could negatively affect our lessees’ ability to make lease payments to us and our ability to pay distributions to our stockholders. These adverse effects may be more pronounced than if our investments were more diversified.
We are subject to additional risks due to the international nature of our investments, which could adversely impact our business and results of operations.
We recently acquired or committed to acquire approximately $2.6 billion, at cost, of real estate in Europe, including properties located in Germany, the United Kingdom, France, the Netherlands, Italy, Belgium and Sweden. We expect to pursue additional expansion opportunities in Europe.
Most of our management’s expertise to date is in the United States and neither we nor NSAM has extensive expertise in international markets. Our investments may be affected by factors peculiar to the laws of the jurisdiction in which the borrower or the property is located and these laws may expose us to risks that are different from and/or in addition to those commonly found in the United States. We anticipate paying additional fees to third parties to help manage these portfolios, but there is no assurance this will reduce our risk. We and NSAM may not be as familiar with the potential risks to our investments outside of the United States and we may incur losses as a result. These risks include:

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governmental laws, rules and policies including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	translation and transaction risks related to fluctuations in foreign currency exchange rates;

•	adverse market conditions caused by inflation, deflation or other changes in national or local political and economic conditions;

•	challenges of complying with a wide variety of foreign laws, including corporate governance, operations, taxes and litigation;

•	changes in relative interest rates;

•	changes in the availability, cost and terms of borrowings resulting from varying national economic policies;

•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;

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our REIT tax status not being respected under foreign laws, in which case any income or gains from foreign sources would likely be subject to foreign taxes, withholding taxes, transfer taxes and value added taxes;

•	lack of uniform accounting standards (including availability of information in accordance with U.S. GAAP);

•	changes in land use and zoning laws;

•	more stringent environmental laws or changes in such laws;

•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

•	changes in applicable laws and regulations in the United States that affect foreign operations; and

•	legal and logistical barriers to enforcing our contractual rights in other countries, including insolvency regimes, landlord/tenant rights and ability to take possession of collateral.
Each of these risks might adversely affect our performance and impair our ability to make distributions to our stockholders required to qualify and remain qualified as a REIT. In addition, there is generally less publicly available information about foreign companies and a lack of uniform financial accounting standards and practices (including the availability of information in accordance with U.S. GAAP) which could impair our ability to analyze transactions and receive timely and accurate financial information from tenants or borrowers necessary to meet our reporting obligations to financial institutions or governmental or regulatory agencies.

Our business will also be subject to extensive regulation by various non-U.S. regulators, including governments, central banks and other regulatory bodies, in the jurisdictions in which the business operates. In many countries, the laws and regulations applicable to the financial services and securities industries are uncertain and evolving and it may be difficult for us to determine the exact requirements of local laws in every market or manage our relationships with multiple regulators in various jurisdictions. Our inability to remain in compliance with local laws in a particular market and manage our relationships with regulators could have a significant and adverse effect not only on our businesses in that market but also on our reputation generally.
Our joint venture partners could take actions that decrease the value of an investment to us and lower our overall return.
We currently are party to and may in the future enter into joint ventures with third parties to make investments. We may also make investments in partnerships or other co-ownership arrangements or participations. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	our joint venture partner in an investment could become insolvent or bankrupt;

•	fraud or other misconduct by our joint venture partners;

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we may share decision-making authority with our joint venture partner regarding certain major decisions affecting the ownership of the joint venture and the joint venture property, such as the sale of the property or the making of additional capital contributions for the benefit of the property, which may prevent us from taking actions that are opposed by our joint venture partner;

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such joint venture partner may at any time have economic or business interests or goals that are or that become in conflict with our business interests or goals, including for example the operation of the properties owned by such joint venture;

•	such joint venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

•	the terms of our joint ventures could restrict our ability to sell or transfer our interest to a third party when we desire on advantageous terms, which could result in reduced liquidity.
Any of the above might subject us to liabilities and thus reduce our returns on our investment with that joint venture partner. In addition, disagreements or disputes between us and our joint venture partner could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business.
Because real estate investments are relatively illiquid, we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.
Many of our investments are illiquid. A variety of factors could make it difficult for us to dispose of any of our investments on acceptable terms even if a disposition is in the best interests of stockholders. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Certain properties may also be subject to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of financing that can be placed or repaid on that property. We may be required to expend cash to correct defects or to make improvements before a property can be sold, and we cannot assure that we will have cash available to correct those defects or to make those improvements. The Internal Revenue Code of 1986, as amended, or the Code, also places limits on our ability to sell certain properties held for fewer than two years.
We may also determine to give our tenants a right of first refusal or similar options. As a result, our ability to sell investments in response to changes in economic and other conditions could be limited. To the extent we are unable to sell any property for its book value or at all, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our earnings. Limitations on our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.
We are subject to risks, such as declining real estate values and operating performance, associated with future advance or capital expenditure obligations.
We may need to fund capital expenditures and other significant expenses for our real estate property investments in excess of those projected at the time of our underwriting because of, among other reasons, inaccurate or incomplete technical advice from our advisors at the time of underwriting that results in greater than expected expenditures. Future funding obligations subject us to significant risks such as that the property may have declined in value, projects to be completed with the additional funds may have cost overruns and the tenant may be unable to generate enough cash flow and execute its business plan, or sell or refinance the property, in order to repay our debt due. We could determine that we need to fund more money than we originally anticipated in order to maximize the value of our investment even though there is no assurance additional funding would be the best course of action. Further, future funding obligations require us to maintain higher liquidity than we might otherwise maintain and this could reduce the overall return on our investments. We could also find ourselves in a position with insufficient liquidity to fund future obligations and we could experience losses.
We may obtain only limited warranties when we purchase a property, which will increase the risk that we may lose some or all of our invested capital in the property or rental income from the property which, in turn, could materially adversely affect our business, financial condition and results from operations and our ability to make distributions to stockholders.
The seller of a property often sells such property in an “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, the related real estate purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Despite our efforts, we may fail to uncover all material risks during our diligence process. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property if an issue should arise that decreases the value of that property and is not covered by the limited warranties. If any of these results occur, it may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders. In addition, where the seller of a property we purchase is a liquidating fund or funds, we may be further limited in our ability to enforce against breaches of certain representations and warranties granted in the purchase and sale agreement beyond a very limited period of time (as the entities may be dissolved).
The price we pay for acquisitions of real property will be based on our projections of market demand, occupancy and rental income, as well as on market factors, and our return on our investment may be lower than expected if any of our projections are inaccurate.
The price we pay for real property investments will be based on our projections of market demand, occupancy levels, rental income, the costs of any development, redevelopment or renovation of property and other factors. In addition, as the real estate market continues to strengthen with the recovery in the European economies that is expected to continue in 2015 to 2016, we will face increased competition, which may drive up prices for commercial real estate. If any of our projections are inaccurate or we overpay for investments and their value subsequently drops or fails to rise because of market factors, returns on our investment may be lower than expected and could experience losses.
Our lease transactions may not result in market rates over time.
We expect substantially all of our rental and fee income to come from lease transactions, which may have longer terms than standard arrangements or renewal options that specify maximum rate increases. If we do not accurately judge the potential for increases in market rates, rental and fee increases under the terms may fail to result in fair market rates over time. Further, we may have no ability to terminate our lease transactions or adjust the rent and fees to then-prevailing market rates. As a result, our income and distributions to stockholders could be lower than they would otherwise be if we did not enter into such lease or management agreements.
Some of our leases may expire in the same year.
Some of the leases for our real estate investments may expire in the same year. We may also enter into leases that are short term in nature and therefore subject to heightened lease turnover risk. Additionally, for certain of our properties which are primarily leased to one tenant, such as certain of our Italian, French and Dutch properties in the SEB portfolio and the Trianon Tower, lease expirations may impact our ability to comply with financial covenants under our borrowings. As a result, we could be subject to a sudden and material change in value of our portfolio and available cash flow from such investments in the event that these leases are not renewed or in the event that we are not able to comply with or obtain relief from our financial covenants under the borrowings related to, or cross-collateralized with, the properties that are subject to these leases.
We may not be able to relet or renew leases at the properties held by us on favorable terms, or at all.
Certain of our real estate investments were negatively impacted by the more recent challenging economic conditions and all of our investments in real estate may be pressured if economic conditions and rental markets continue to be challenging. For example, upon expiration or earlier termination of leases for space located at our properties, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. We may be receiving above market rental rates which will decrease upon renewal, which will adversely impact our income and could harm our ability to service our debt and operate successfully. Weak economic conditions would likely reduce tenants’ ability to make rent payments in accordance with the contractual terms of their leases and lead to early termination of leases. Furthermore, commercial space needs may contract, resulting in lower lease renewal rates and longer releasing periods when leases are not renewed. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by a property. Additionally, to the extent that market rental rates are reduced, property-level cash flow would likely be negatively affected as existing leases renew at lower rates. If we are unable to relet or renew leases for all or substantially all of the space at these properties, if the rental rates upon such renewal or reletting are significantly lower than expected or if our reserves for these purposes prove inadequate, we will experience a reduction in net income and may be required to reduce or eliminate cash distributions to stockholders.
Additionally, the open market lease review process in certain jurisdictions can be a lengthy one and often results in resolution though arbitration. While the agreed rent level generally applies retroactively to the lease review date, this can be a lengthy and costly process.
Many of our investments are dependent upon tenants successfully operating their businesses and their failure to do so could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.
We depend on our tenants to manage the day-to-day operations of our real estate properties in a manner that generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties under their operational control in a manner that does not jeopardize their operating licenses or regulatory status. We may not be able to find suitable tenants to lease our properties, and the ability of our tenants to fulfill their obligations to us may depend, in part, upon the overall profitability of their operations, including any other facilities, properties or businesses they may acquire or operate. The cash flow generated by the operation of our properties may not be sufficient for a tenant to meet its obligations to us. Tenants who are having trouble with their cash flow are more likely to expose us to unknown liens and other risks to our investments. In addition, we may have trouble recovering from tenants who are insolvent. Our financial position could be weakened and our ability to fulfill our obligations under our real estate borrowings could be limited if our tenants are unable to meet their obligations to us or we fail to renew or extend our contractual relationship with any of our tenants. Any of these results could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.
We may become responsible for capital improvements. To the extent such capital improvements are not undertaken, the ability of our tenants to manage our properties effectively and on favorable terms may be affected, which in turn could materially adversely affect our business, financial conditions and results of operations and our ability to make distributions to stockholders.
We may be responsible under local law of certain jurisdictions in which we own property for capital improvements. In France, the legal distribution of charges between us and the tenant may be contractually set out. However, certain French law makes it mandatory for us, as owners of the real properties, for leases entered into or renewed on or after November 3, 2014, to incur expenditures for major repairs, in particular those related to the obsolescence of the properties and those required to meet changing legal regulation. They also force us to pay certain taxes. These expenditures, which cannot be contractually transferred to the tenant, could have a material adverse effect on our business if they exceed our expectations.
In addition, under German law, maintenance and modernization measures may be required to meet changing legal, environmental or market requirements (e.g., with regard to health and safety requirements and fire protection). The costs associated with keeping properties up to market demand are borne primarily by the property owner. Lease agreements for commercial properties may also transfer responsibility for the maintenance and repair of leased properties to tenants. However, the costs of maintenance and repairs to the roof and structures and of areas located in the leased property used by several tenants may not be fully transferred to tenants by use of general terms and conditions and requires contractual limitation on the amount apportioned.
Furthermore, although tenants are generally responsible for capital improvement expenditures under typical net lease structures applicable in the United Kingdom, it is possible that a tenant may not be able to fulfill its obligations to keep the facility in good operating condition. To the extent capital improvements are not undertaken or are deferred, occupancy rates and the amount of rental and reimbursement income generated by the facility may decline, which would negatively impact the overall value of the affected property. We may be forced to incur unexpected significant expense to maintain our properties, even those that are subject to net leases. Any of these results could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.
We could incur additional costs if the actual costs of maintaining or modernizing our properties exceed our estimates, if we are not permitted to raise rents in connection with maintenance and modernization measures, if hidden defects not covered by insurance or contractual warranties are discovered during the maintenance or modernization process or if additional spending is required. Any failure to undertake appropriate maintenance and modernization measures could adversely affect out rental income and entitle tenants to withhold or reduce rental payments or even to terminate existing lease agreements. If we incur substantial unplanned maintenance, repair and modernization costs or fail to undertake appropriate maintenance measures, this could have a material adverse effect on our business, net assets, financial condition, cash flows or results of operations.

We are party to commercial leases which are heavily regulated to protect the tenant and any future amendments to such regulation could increase our expenditures.
Commercial leases are heavily regulated in some countries in which we operate. In France, the contractual conditions applying to commercial leases duration, renewal, rent and rent indexation are considered matters of public policy, and as such are heavily regulated to protect the tenant. The minimum duration of a commercial lease is nine years. The tenant has the right to terminate the lease at the end of every three-year period, unless contractually agreed otherwise; he also has a right of renewal of the lease upon termination of the lease’s initial period.
In addition, the tenant has a right of revision of the rent every three years. The rent variation, however, is capped. Except where the rental value considerably changes (increase by more than 10% in case of a revision upon a three-year period), the variation of the rent, in case of a revision upon a three-year period or in case of a renewal, cannot exceed the variation of the index trimestriel des loyers commerciaux, or the Commercial Rents Index, or the indice trimestriel des loyers des activités tertiaires, or the Retail Rental Index. However, this provision does not apply in case of a renewal of a lease, the initial duration of which exceeded nine years or the effective duration of which exceeded twelve years. In addition, even in the case of a renewed or revised lease where the rental value has considerably changed, the rent increase cannot exceed 10% of the rent paid during the previous year. Consequently, we cannot freely raise rents of ongoing leases.
Furthermore, changes in the content, interpretation or enforcement of these regulations could compromise some of the practices adopted by us in managing our property holdings and increase our costs for operating, maintaining and renovating our property holding and adversely affect the valuation of our property holding. In particular, recent changes to French law amended many provisions applicable to commercial leases in France, and more specifically:

•
cancelled any reference in the French commercial code, with respect to the variation of the rent of a renewed or revised lease, to the indice national trimestriel mesurant le coût de la construction, or the Construction Cost Index, and replaced it with the Commercial Rents Index and the Retail Rental Index;

•
removed the possibility to contractually remove the right of the tenant to terminate the lease at the end of every three-year period, with the exception of leases for premises to be used exclusively as office space;

•	made it mandatory for the property owner to incur certain charges.
Lease defaults, terminations or landlord-tenant disputes may reduce our income from our real estate investments.
The creditworthiness of our tenants in our real estate investments have been, or could become, negatively impacted as a result of challenging economic conditions or otherwise, which could result in their inability to meet the terms of their leases. Lease defaults or terminations by one or more tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. Upon a lease default, we may have limited remedies, be unable to accelerate lease payments, evict a defaulting tenant and have limited or no recourse against a guarantor. In addition, the legal process for evicting defaulting tenants may be lengthy and costly. Tenants as well as guarantors may have limited or no ability to satisfy any judgments we may obtain. We may also have duties to mitigate our losses and we may not be successful in that regard. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by a property. If this occurred, it could adversely affect our results of operations.
The bankruptcy, insolvency or financial deterioration of any of our tenants could significantly delay our ability to collect unpaid rents or require us to find new tenants.
Our financial position and our ability to make distributions to stockholders may be adversely affected by financial difficulties experienced by any of our major tenants, including bankruptcy, insolvency or a general downturn in the business, or in the event any of our major tenants do not renew or extend their relationship with us as their lease terms expire.
We are exposed to the risk that our tenants may not be able to meet their obligations to us or other third parties, which may result in their bankruptcy or insolvency. Although some of our leases and loans permit us to evict a tenant, demand immediate repayment and pursue other remedies, bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. A tenant in bankruptcy may be able to restrict our ability to collect unpaid rents or interest during the bankruptcy proceeding. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.
Bankruptcy laws vary across the different jurisdictions in Europe. In certain jurisdictions, a debtor has the option to assume or reject an unexpired lease. A debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. In France, if the debtor chooses to continue an unexpired commercial lease, but still fails to pay the rent in connection with the occupancy after the bankruptcy procedure commencement order, we cannot legally request the termination of the lease before the end of a three-month period from the date of issue of the order relating to the bankruptcy procedure commencement.
Our tenants’ forms of entities may cause special risks or hinder our recovery.
Most of our tenants in the real estate that we own are legal entities rather than individuals. The obligations these entities owe us are typically non-recourse so we can only look to our collateral, and at times, the assets of the entity may not be sufficient to recover our investment. As a result, our risk of loss may be greater than for leases with individuals. Unlike individuals involved in bankruptcies, these legal entities will generally not have personal assets and creditworthiness at stake. As a result, the default or bankruptcy of one of our tenants, or a general partner or managing member of that tenant, may impair our ability to enforce our rights and remedies under the terms of the lease agreement.
Compliance fire and safety and other regulations may require us, our borrowers or our tenants to make unanticipated expenditures which could adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.
Our properties are required to comply with jurisdiction-specific fire and safety regulations, building codes and other land regulations and licensing or certification requirements as they may be adopted by governmental agencies and bodies from time-to-time. We may be required to incur substantial costs to comply with those requirements. Changes in labor and other laws could also negatively impact us, our borrowers and our tenants. For example, changes to labor-related statutes or regulations could significantly impact the cost of labor in the workforce, which would increase the costs faced by our borrowers and tenants and increase their likelihood of default.
Environmental compliance costs and liabilities associated with our properties may materially impair the value of our investments and expose us to liability.
Under various international and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us and our tenants, may be liable in certain circumstances for the costs of investigation, removal or remediation of, or related releases of, certain hazardous or toxic substances, including materials containing asbestos, at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of a tenant at the property. The presence of contamination or the failure to remediate contamination may adversely affect our or our tenants’ ability to sell or lease real estate, or to borrow using the real estate as collateral, which, in turn, could reduce our revenues. We, or our tenants, as owner of a site, may be liable under common law or otherwise to third parties for damages and injuries resulting from environmental contamination emanating from the site. The cost of any required investigation, remediation, removal, fines or personal or property damages and our or our tenants’ liability could significantly exceed the value of the property without any limits.
The scope of the indemnification our tenants have agreed to provide us may be limited. For instance, some of our agreements with our tenants do not require them to indemnify us for environmental liabilities arising before the tenant took possession of the premises. Further, we cannot assure stockholders that any such tenant would be able to fulfill its indemnification obligations. If we were deemed liable for any such environmental liabilities and were unable to seek recovery against our tenant, our business, financial condition and results of operations could be materially and adversely affected.
We may make investments that involve property types and structures with which we have less familiarity, thereby increasing our risk of loss.
We may determine to invest in residential real estate and multifamily housing and other certain property types with which we have limited or no prior experience. When investing in property types with which we have limited or no prior experience, we may not be successful in our diligence and underwriting efforts. We may also be unsuccessful in preserving value if conditions deteriorate and we may expose ourselves to unknown substantial risks. Furthermore, these investments could require additional management time and attention relative to investments with which we are more familiar. All of these factors increase our risk of loss.

Risks Related to Our Financing Strategy
We may not be able to access financing sources on attractive terms, if at all, which could adversely affect our ability to execute our business plan.
We require outside capital to fund and grow our business. Our business may be adversely affected by disruptions in the debt and equity capital markets and institutional lending market, including the lack of access to capital or prohibitively high costs of obtaining or replacing capital, both domestically and abroad. A primary source of liquidity for us will be the debt and equity capital markets, including issuances, directly or indirectly, of common equity, preferred equity and exchangeable senior notes. Despite recent improvements since the global financial crisis in 2008, the markets could suffer another severe downturn and another liquidity crisis could emerge. Based on the current conditions, we do not know whether any sources of capital will be available to us in the future on terms that are acceptable to us, if at all. If we cannot obtain sufficient debt and equity capital on acceptable terms, our business and our ability to operate could be severely impacted. For information about our available sources of funds, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Sources of Operating Revenues and Cash Flows” and the notes to the NorthStar Europe Predecessor’s combined financial statements beginning on page F-1.
We may be unable to obtain financing required to acquire investments as contemplated in our business plan, which could compel us to restructure or abandon a particular acquisition and harm our ability to make distributions to stockholders.
We expect to fund a portion of our investments with financing. We cannot assure stockholders that financing will be available on acceptable terms, if at all, which could reduce the number, or alter the type, of investments that we would make otherwise. To the extent that financing proves to be unavailable when needed, we may be compelled to modify our investment strategy to optimize the performance of our portfolio. This may reduce our income. Any failure to obtain financing could have a material adverse effect on the continued development or growth of our business and harm our ability to make distributions to stockholders.
We may use leverage in connection with our business, which could adversely affect our return on our investments and reduce cash available for distribution to stockholders.
We may leverage our portfolio generally through the use of credit facilities and other borrowings. The type and percentage of financing will vary depending on our ability to obtain credit and the lender’s estimate of the stability of the portfolio’s cash flow. However, we do not expect to restrict the amount of borrowings that we may incur. High leverage can, particularly during difficult economic times, increase our risk of loss and harm our liquidity. Moreover, we may have to incur more recourse borrowings, including recourse borrowings that are subject to mark-to-market risk, in order to obtain financing for our business. As of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, we had approximately $1.2 billion of borrowings outstanding.
Substantial borrowings, among other things, could:

•
require us to dedicate a large portion of our cash flow to pay principal and interest on our borrowings, which would reduce the availability of cash flow to fund working capital, capital expenditures and other business activities;

•	require us to maintain minimum unrestricted cash;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to post additional reserves and other additional collateral to support our financing arrangements, which could reduce our liquidity and limit our ability to leverage our investments;

•	subject us to maintaining various debt, operating income, net worth, cash flow and other covenants and financial ratios;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict our operating policies and ability to make strategic acquisitions, dispositions or pursue business opportunities;

•	require us to maintain a borrowing base of assets;

•	place us at a competitive disadvantage compared to our competitors that have fewer borrowings;

•	put us in a position that necessitates raising equity capital at a time that is unfavorable to us and dilutive to our stockholders;

•	limit our ability to borrow additional funds (even when necessary to maintain adequate liquidity), dispose of investments or make distributions to stockholders; and

•	increase our cost of capital.
Our ability to effectively execute our financing strategy depends on various conditions in the financing markets that are beyond our control, including liquidity and credit spreads. We may be unable to obtain financing on favorable terms, if we are able to obtain additional financing at all. If our strategy is not viable, we will have to find alternative forms of long-term financing for our investments, as secured revolving credit facilities and repurchase agreements may not accommodate long-term financing. This could subject us to more restrictive recourse borrowings and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flow, thereby reducing cash available for distribution to stockholders, for our operations and for future business opportunities. If alternative financing is not available on favorable terms, or at all, we may have to liquidate investments at unfavorable prices to pay off such financing. Our return on our investments and cash available for distribution to stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the earnings that we can derive from the investments we acquire.
A portion of our borrowings is floating rate and fluctuations in interest rates may cause losses.
Substantially all of our existing borrowings bear, and future borrowing may bear, interest at variable rates. If market interest rates increase, the interest rate on our variable rate borrowings will increase and will create higher debt service requirements, which would adversely affect our cash flow and could adversely impact our results of operations. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions and other factors beyond our control. While we may enter into agreements limiting our exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.
Our interest rate risk sensitive assets, liabilities and related derivatives are generally held for non-trading purposes. A hypothetical 1.00%, 2.00% and 3.00% increase in the applicable benchmark (EURIBOR and U.K. LIBOR) applied to our floating-rate liabilities and related derivatives would result in an increase in net interest expense of approximately $7.3 million, $12.3 million and $12.5 million, respectively, annually.
In a period of rising interest rates, our interest expense could increase while the income we earn on our investments would not change, which would adversely affect our profitability.
Our operating results depend in large part on differences between the income from our investments less our operating costs, reduced by any credit losses and financing costs. Income from our investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates may decrease our net income. Interest rate fluctuations resulting in our interest expense exceeding the income from our investments could result in losses for us and may limit our ability to make distributions to stockholders. In addition, if we need to repay existing borrowings during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on those investments, which would adversely affect our profitability.
We may not successfully align the maturities of our liabilities with the maturities on our investments, which could harm our operating results and financial condition.
Our general financing strategy is focused on the use of “match-funded” structures. This means that we seek to align the maturities of our liabilities with the maturities on our investments in order to manage the risks of being forced to refinance our liabilities prior to the maturities of our investments. We may fail to appropriately employ match-funded structures on favorable terms, or at all. We may also determine not to pursue a fully match-funded strategy with respect to a portion of our financings for a variety of reasons. If we fail to appropriately employ match-funded strategies or determine not to pursue such a strategy, our exposure to interest rate volatility and exposure to matching liabilities prior to the maturity of the corresponding investment may increase substantially, which could harm our operating results, liquidity and financial condition.
We may use short-term borrowings to finance our investments and we may need to use such borrowings for extended periods of time to the extent we are unable to access long-term financing. This may expose us to increased risks associated with decreases in the fair value of the underlying collateral, which could cause an adverse impact on our results of operations.
We may be dependent on short-term financing arrangements that are not matched in duration to our financial assets. Short-term borrowing through repurchase arrangements, credit facilities and other types of borrowings may put our investments and financial condition at risk. Any such short-term financing may also be recourse to us, which will increase the risk of our investments. We may obtain additional facilities and increase our lines of credit on existing facilities in the future. Our financing structures may economically resemble short-term, floating-rate financing and usually require the maintenance of specific loan-to-

collateral value ratios and other covenants. In addition, the value of assets underlying any such short-term financing may be marked-to-market periodically by the lender, including on a daily basis. If the fair value of the investments subject to such financing arrangements decline, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying investments. Further, such borrowings may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. These facilities may be restricted to financing certain types of investments, which could impact our investment allocation. In addition, such short-term borrowing facilities may limit the length of time that any given asset may be used as eligible collateral. As a result, we may not be able to leverage our investments as fully as we would choose, which could reduce our income generated on such investments. In the event that we are unable to meet the collateral obligations for our short-term financing arrangements, our financial condition could deteriorate rapidly.
We are subject to risks associated with obtaining mortgage financing on our real estate, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.
As of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, our real estate portfolio had $1.2 billion of total mortgage financing. Financing for new real estate investments and our maturing borrowings may be provided by credit facilities, private or public debt offerings, assumption of secured borrowings, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with financing, including the risks that our cash flow is insufficient to make timely payments of interest or principal, that we may be unable to refinance existing borrowings or support collateral obligations and that the terms of refinancing may not be as favorable as the terms of existing borrowing. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions or the sale of the underlying property, our cash flow may not be sufficient in all years to make distributions to stockholders and to repay all maturing borrowings. This may entitle secured creditors to exercise their rights under their credit documentation which may include an acceleration of their claims and a foreclosure of security. The rights of creditors on foreclosure will be jurisdiction specific, but in the United Kingdom this may include the appointment of a receiver pursuant to the Law of Property Act 1925 who will be entitled to take possession and control of the relevant secured properties subject to the mortgage and to exercise a power of sale of a property in order discharge the secured indebtedness. This creates a risk that the proceeds will be insufficient to provide us with any equity in those properties. Alternatively, the secured creditors may have the right to appoint an administrator with respect to the property investments situated in the United Kingdom. An administrator is an officer of the court who will take possession, custody and control of the relevant company’s assets and undertaking and to exercise legislative powers that include a power of sale. The appointment of an administrator may similarly create a risk that the proceeds of realization of our assets in an administration will be insufficient to provide us with any equity in those properties or surplus proceeds.
Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced borrowing would increase, which could reduce our profitability and the amount of distributions we are able to pay to stockholders. Moreover, additional financing increases the amount of our leverage, which could negatively affect our ability to obtain additional financing in the future or make us more vulnerable in a downturn in our results of operations or the economy generally.
Hedging against interest rate and currency exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to stockholders.
We have and may in the future enter into interest rate swap, cap or floor agreements or pursue other interest rate or currency hedging strategies. Our hedging activity will vary in scope based on interest rate levels, the type of investments held and other changing market conditions. Interest rate and/or currency hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate and/or currency hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate and/or currency hedging may not correspond directly with the risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or investment;

•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•
the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.
Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate and/or currency risks, unanticipated changes in interest rates or exchange rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not be able to establish a perfect correlation between hedging instruments and the investments being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. We may also be exposed to liquidity issues as a result of margin calls or settlement of derivative hedges.
Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearinghouse or regulated by any foreign or U.S. governmental authorities and involve risks and costs.
The cost of using hedging instruments increases as the period covered by the instrument lengthens and during periods of rising and volatile interest rates and change in foreign currency exchange rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising or foreign currency exchange rates are unfavorable and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any foreign or U.S. governmental authorities. Consequently, there are no regulatory or statutory requirements with respect to recordkeeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we may enter into a hedging transaction will most likely result in a default. Default by a party with whom we may enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. It may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure stockholders that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.
Refer to the below risk factor “— Risks Related to Regulatory Matters and Our REIT Tax Status — The direct or indirect effects of the Dodd-Frank Act, enacted in July 2010 for the purpose of stabilizing or reforming the financial markets, may have an adverse effect on our interest rate hedging activities” for a discussion of how the Dodd-Frank Wall Street Reform Act, or the Dodd-Frank Act, may affect the use of hedging instruments.
Risks Related to Our Company
Our ability to operate our business successfully would be harmed if our executive officers or NSAM’s key personnel terminate their employment with NSAM.
Our future success depends, to a significant extent, upon the continued services of our executive officers and NSAM’s key personnel. For instance, the extent and nature of the experience of our executive officers and NSAM’s key personnel and the nature of the relationships they have developed with real estate professionals and financial institutions are critical to the success of our business. We cannot assure stockholders of their continued employment with NSAM. The loss of services of certain of our executive officers or NSAM’s key personnel could harm our business and our prospects.
Our board of directors will adopt certain incentive plans to permit NSAM to create incentives that will allow NSAM to retain and attract the services of its key employees and align its employee’s interests with our stockholders. These incentive plans may be tied to the performance of our Common Stock and a decline in the price of our Common Stock may result in NSAM being unable to motivate and retain our executive officers and NSAM’s key employees. NSAM’s inability to motivate and retain these individuals could also harm our business and our prospects. Additionally, competition for experienced real estate professionals could require NSAM to pay higher wages and provide additional benefits to attract qualified employees, which could result in higher expenses allocated to us by NSAM.

Failure of NorthStar Realty to effectively perform its obligations to us could have an adverse effect on our business and performance.
In connection with the spin-off, we will enter into a separation agreement and various other agreements with NorthStar Realty. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. We and NorthStar Realty will also agree to provide each other with indemnities with respect to liabilities arising out of the period after the spin-off. We and NorthStar Realty will rely on each other to perform its obligations under these agreements. Such a failure could also lead to a decline or other adverse effects to our operating results and could harm our ability to execute our business plan.
If our ability to issue equity awards is limited, we may be in breach of our management agreement with NSAM and it could impact our ability to retain key employees.
We will be required to issue equity awards to NSAM employees at NSAM’s request under the terms of our management agreement. We may at times have limited availability under our incentive plans to issue equity awards to these employees. We may seek stockholder approval for additional equity awards and there is no assurance stockholders would grant such approval. To the extent we do not have sufficient equity awards available, we may have to compensate these employees using cash. Because CAD excludes equity-based compensation expense, payment of higher levels of cash relative to equity awards will have a negative impact on CAD and reduce our liquidity position.
We are highly dependent on information systems and systems failures could significantly disrupt our business.
As a European commercial real estate company, our business is highly dependent on information technology systems, including systems provided by NSAM and third parties over which we have no control. Various measures have been implemented to manage our risks related to the information technology systems, but any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our financial performance. Potential sources for disruption, damage or failure of our information technology systems include, without limitation, computer viruses, security breaches, human error, cyber attacks, natural disasters and defects in design.
Failure to implement effective information and cyber security policies, procedures and capabilities could disrupt our business and harm our results of operations.
We are dependent on the effectiveness of our information and cyber security policies, procedures and capabilities to protect our computer and telecommunications systems and the data that resides on or is transmitted through them. An externally caused information security incident, such as a hacker attack, virus or worm, or an internally caused issue, such as failure to control access to sensitive systems, could materially interrupt business operations or cause disclosure or modification of sensitive or confidential information and could result in material financial loss, loss of competitive position, regulatory actions, breach of contracts, reputational harm or legal liability.
We will continue to grow our business through acquisitions, which entails substantial risk.
We will continue growing our business through acquisitions. Such acquisitions entail substantial risk. During our due diligence of such acquisitions, we may not uncover all relevant liabilities and we may have limited, if any, recourse against the sellers. We may also incur significant transaction and integration costs in connection with such acquisitions. Further, we may not successfully integrate the investments that we acquire into our business and operations, which could have a material adverse effect on our financial results and condition.
We may change our investment strategy without stockholder consent and make riskier investments.
We may change our investment strategy at any time without the consent of stockholders, which could result in our making investments that are different from and possibly riskier than the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and commercial real estate market fluctuations.
We believe CAD, a non-GAAP measure, provides a meaningful indicator of our operating performance, however, CAD should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of operating performance.
Management will use CAD to evaluate our profitability and our board of directors will consider CAD in determining our quarterly cash distributions. CAD is a non-GAAP financial measure. We believe that CAD is useful because it adjusts net income (loss) for a variety of non-cash items. We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other; amortization of second generation tenant improvements and leasing commissions, maintenance capital expenditures; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise.
CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. For example, our calculation of CAD per share will not take into account any potential dilution from any exchangeable senior notes or restricted stock units subject to performance metrics not yet achieved.
The use of estimates and valuations may be different from actual results, which could have a material effect on our consolidated financial statements.
We make various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring the fair value of certain financial instruments, establishing provision for loan losses and potential litigation liability. Market volatility may make it difficult to determine the fair value for certain of our assets and liabilities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these financial instruments in future periods. In addition, at the time of any sales and settlements of these assets and liabilities, the price we ultimately realize will depend on the demand and liquidity in the market at that time for that particular type of asset and may be materially lower than our estimate of their current fair value. Estimates are based on available information and judgment. In addition, the value of the assets in our portfolio may differ from our estimates. Therefore, actual values and results could differ from our estimates and that difference could have a material adverse effect on our consolidated financial statements.
Our distribution policy is subject to change.
Our board of directors will determine an appropriate Common Stock distribution based upon numerous factors, including REIT qualification requirements, the amount of cash flow generated from operations, availability of existing cash balances, borrowing capacity under existing credit agreements, access to cash in the capital markets and other financing sources, our view of our ability to realize gains in the future through appreciation in the value of our investments, general economic conditions and economic conditions that more specifically impact our business or prospects. Our board of directors expects to review changes to our distribution on a quarterly basis and distribution levels are subject to adjustment based upon any one or more of the risk factors set forth in this prospectus, as well as other factors that our board of directors may, from time-to-time, deem relevant to consider when determining an appropriate Common Stock distribution.
We may not be able to make distributions in the future.
Our ability to generate income and to make distributions may be adversely affected by the risks described in this prospectus and any document we file with the SEC. All distributions will be made at the discretion of our board of directors, subject to applicable law, and depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors may deem relevant from time-to-time. We may not be able to make distributions in the future.
Our ability to make distributions is limited by the requirements of Maryland law.
Our ability to make distributions on our Common Stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution. We may not make a distribution on our Common Stock unless permitted by Maryland law.
Stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks they face as stockholders.
Our board of directors will determine our major policies, including our policies regarding growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. We may change our investment policies without stockholder notice or consent, which could result in investments that are different than, or in different proportion than, those described in this prospectus. Under the Maryland General Corporation Law, or MGCL, and our charter, stockholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks stockholders face.
Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us. This could depress our stock price.
Certain provisions of the MGCL may have the effect of inhibiting a third-party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•
“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•
“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, our board of directors will exempt any business combinations: (i) between us and NSAM, any of its affiliates or any of its other managed companies; and (ii) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of stockholders, without compliance with the supermajority vote requirements and the other provisions in the statute. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these resolutions or exemptions will not be amended or eliminated at any time in the future.
Our authorized but unissued common and preferred stock and other provisions of our charter and bylaws may prevent a change in our control.
Our charter will authorize us to issue additional authorized but unissued shares of our Common Stock or preferred stock and will authorize a majority of our entire board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. In addition, our board of directors may classify or reclassify any unissued shares of Common Stock or preferred stock and may set the preferences, conversions or other rights, voting powers and other terms of the classified or reclassified shares. Our board of directors could establish a series of common stock or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of stockholders.
Our charter and bylaws will contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of stockholders.
Maryland law also allows a corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to a classified board, unless its charter prohibits such an election. Our charter will contain a provision prohibiting such an election to classify our board of directors under this provision of Maryland law. This may make us more vulnerable to a change in control. If stockholders voted to amend this charter provision and to classify our board of directors, the staggered terms of our directors could reduce the possibility of a tender offer or an attempt at a change in control even though a tender offer or change in control might be in the best interests of stockholders.

Risks Related to Regulatory Matters and Our REIT Tax Status
We will be subject to substantial regulation, numerous contractual obligations and extensive internal policies and failure to comply with these matters could have a material adverse effect on our business, financial condition and results of operations.
We and our subsidiaries will be subject to substantial regulation, numerous contractual obligations and extensive internal policies. Given our organizational structure, we will be subject to regulation by the SEC, NYSE, Internal Revenue Service, or IRS, and other international, federal, state and local governmental bodies and agencies. These regulations are extensive, complex and require substantial management time and attention. If we fail to comply with any of the regulations that apply to our business, we could be subjected to extensive investigations as well as substantial penalties and our business and operations could be materially adversely affected. Our lack of compliance with applicable law could result in among other penalties, our ineligibility to contract with and receive revenue from the federal government or other governmental authorities and agencies. We also expect to have numerous contractual obligations that we must adhere to on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition. We will establish internal policies designed to ensure that we manage our business in accordance with applicable law and regulation and in accordance with our contractual obligations. While we will design policies to appropriately operate our business, these internal policies may not be effective in all regards and, further, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.
The direct or indirect effects of the Dodd-Frank Act, enacted in July 2010 for the purpose of stabilizing or reforming the financial markets, may have an adverse effect on our interest rate hedging activities.
In July 2010, the Dodd-Frank Act became law in the United States. Title VII of the Dodd-Frank Act provides for significantly increased regulation of and restrictions on derivatives markets and transactions that could affect our interest rate hedging or other risk management activities, including: (i) regulatory reporting for swaps; (ii) mandated clearing through central counterparties and execution through regulated exchanges or electronic facilities for certain swaps; and (iii) margin and collateral requirements. Although the U.S. Commodity Futures Trading Commission has not yet finalized certain requirements, many other requirements have taken effect, such as swap reporting, the mandatory clearing of certain interest rate swaps and credit default swaps and the mandatory trading of certain swaps on swap execution facilities or exchanges. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be assessed until implementing rules and regulations are adopted and market practice develops, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions and may result in us entering into such transactions on less favorable terms than prior to effectiveness of the Dodd-Frank Act and the rules promulgated thereunder. The occurrence of any of the foregoing events may have an adverse effect on our business.
If we are deemed an investment company under the Investment Company Act, our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Common Stock.
We do not believe that we are an “investment company” under the Investment Company Act because we are not, and we do not hold ourselves out, as being engaged primarily in the business of investing, reinvesting or trading in securities, and thus we do not fall within the definition of investment company provided in Section 3(a)(1)(A) of the Investment Company Act. In addition, we satisfy the 40% test provided in Section 3(a)(1)(C) of the Investment Company Act. This test provides that issuers that own or propose to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets are investment companies. Because of the nature of our assets, we do not expect to own investment securities. Thus, we intend to conduct our operations so that we will not be deemed an investment company under the Investment Company Act. If we were to be deemed an investment company, however, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us and the market price of our Common Stock. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.
Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.
We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with the year ending December 31, 2015. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with our separation from NorthStar Realty, we will receive an opinion from Hunton & Williams LLP that, beginning with the year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for the year ending December 31, 2015 and thereafter. You should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, representations and undertakings made by us, NorthStar Realty and certain private REITs in which NorthStar Realty owns an interest, or the Private REITs, as to factual matters, including regarding the nature of our, NorthStar Realty and the Private REITs’ assets and the conduct of our, NorthStar Realty’s and the Private REITs’ business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.
If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.
In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Federal Income Tax Consequences of Our Status as a REIT” for a discussion of material U.S. federal income tax consequences relating to us and our Common Stock.
If NorthStar Realty fails to qualify as a REIT in its 2015 taxable year, we would be prevented from electing to qualify as a REIT.
We believe that from the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of NorthStar Realty. Under applicable Treasury regulations, if NorthStar Realty fails to qualify as a REIT in its 2015 taxable year, unless NorthStar Realty’s failure was subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which NorthStar Realty failed to qualify.
Complying with REIT requirements may force us to borrow funds to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.
To qualify as a REIT, we are required to distribute annually at least 90% of our taxable income, subject to certain adjustments, to stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or foreign stockholder, would have to file a federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We anticipate that distributions generally will be taxable as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain to the extent attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that such distribution exceeds our earnings and profits as determined for tax purposes.
From time-to-time, we may generate taxable income greater than our net income (loss) for U.S. GAAP, due to among other things, amortization of capitalized purchase premiums, fair value adjustments and reserves. In addition, our taxable income may be greater than our cash flow available for distribution to stockholders as a result of, among other things, repurchases of our outstanding debt at a discount and investments in assets that generate taxable income in advance of the corresponding cash flow from the assets (for example, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise).
If we do not have other funds available in the situations described in the preceding paragraph, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third‑party sources of capital will depend upon a number of factors, including the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of our stock.
We could fail to qualify as a REIT and/or pay additional taxes if the IRS recharacterizes the structure of certain of our European investments.
We have funded our equity in certain of our European investments through the use of instruments that we believe will be treated as equity for U.S. federal income tax purposes. If the IRS disagreed with such characterization and was successful in recharacterizing the nature of our investments in European jurisdictions, we could fail to satisfy one or more of the asset and gross income tests applicable to REITs. Additionally, if the IRS recharacterized the nature of our investments and we were to take action to prevent such REIT test failures, the actions we would take could expose us to increased taxes both internationally and in the United States.
We could be subject to increased taxes if the tax authorities in various European jurisdictions were to modify tax rules and regulations on which we have relied in structuring our European investments.
We currently receive favorable tax treatment in various European jurisdictions through tax rules, regulations, tax authority rulings, and international tax treaties. Should changes occur to these rules, regulations, rulings or treaties, we may no longer receive such benefits, and consequently, the amount of taxes we pay with respect to our European investments may increase.
Even if we qualify as a REIT, we may be subject to tax (including foreign taxes for which we will not be permitted to pass-through any foreign tax credit to our stockholders), which would reduce the amount of cash available for distribution to our stockholders.
Even if we qualify as a REIT, we may be subject to foreign, U.S. federal, state and local taxes, including alternative minimum taxes and foreign, state or local income, franchise, property and transfer taxes. For example, we intend to make investments solely in real properties located outside the United States through foreign entities. Such entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-U.S. entities. To the extent we are required to pay any such taxes we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes.
To the extent we distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income and will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under the Code. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. Furthermore, we may hold some of our assets through taxable REIT subsidiaries, or TRSs. Any TRS or other taxable corporation in which we own an interest could be subject to U.S. federal, state and local income taxes at regular corporate rates if such entities are formed as domestic entities or generate income from U.S. sources or activities connected with the United States, and also will be subject to any applicable foreign taxes. Any of these taxes would decrease the amount available for distribution to our stockholders.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the source of income requirements for qualifying as a REIT.
We must also ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets) and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs.

If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making, otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Under current law: (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) will not constitute gross income for purposes of the 75% and 95% income requirements applicable to REITs. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements in order to be treated as a qualified hedging transaction. In addition, any income from certain other qualified hedging transactions would generally not constitute gross income for purposes of both the 75% and 95% income tests. However, we may be required to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Currency fluctuations could adversely impact our ability to satisfy the REIT requirements.
We expect that substantially all of our operating income and expense will be denominated in the foreign currencies in which our assets are located, and our Operating Partnership will pay distributions in foreign currencies or U.S. dollars. Accordingly, our Operating Partnership will hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. The U.S. federal income tax rules regarding foreign currency transactions could adversely impact our compliance with the REIT requirements. For example, changes in the U.S. dollar value of the currencies of our operations will impact the determination of our gross income from such operations for U.S. federal income tax purposes. Variations in such currency values could therefore adversely affect our ability to satisfy the REIT gross income tests. In addition, foreign currency held by our Operating Partnership could adversely affect our ability to satisfy the REIT asset tests to the extent our Operating Partnership holds foreign currency on its balance sheet other than its functional currency or otherwise holds any foreign currency that is not held in the normal course of the activities of our Operating Partnership which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test.
If any of our activities do not comply with the applicable REIT requirements, the U.S. federal income tax rules applicable to foreign currencies could magnify the adverse impact of such activities on our REIT compliance. For example, if we receive a distribution from our Operating Partnership that is attributable to operations within a particular foreign jurisdiction, we could recognize foreign currency gain or loss based on the fluctuation in the U.S. dollar value of the local currency of such jurisdiction between the time that the underlying income was recognized and the time of such distribution. Provided that the segment of our Operating Partnership’s business to which such distribution is attributable satisfies certain of the REIT income and asset tests on a standalone basis, any foreign currency gain resulting from such distribution will be excluded for purposes of the REIT gross income tests. However, if such segment did not satisfy the applicable REIT income and asset tests on a standalone basis, any currency gain resulting from such distribution may be non-qualifying income for purposes of the REIT gross income tests, which would adversely affect our ability to satisfy such tests. As another example, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. However, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Gross Income Tests.” Furthermore, the impact of currency fluctuations on our compliance with the REIT requirements could be difficult to predict.
The U.S. federal income tax rules regarding foreign currency transactions are complex, in certain respects uncertain, and limited authority is available regarding the application of such rules. As a result, there can be no assurance that the IRS will not challenge the manner in which we apply such rules to our operations. Any successful challenge could increase the amount which we are required to distribute to our shareholders in order to qualify as a REIT or otherwise adversely impact our compliance with the REIT requirements.
Liquidation of assets may jeopardize our REIT qualification.
To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% prohibited transaction tax on any resulting gain if we sell assets that are treated as dealer property or inventory.
Legislative or regulatory tax changes could adversely affect us or stockholders.
At any time, the federal income tax laws can change. Laws and rules governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or stockholders.
The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets, which would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than property that we took title to as a result of a default on a debt investment or lease and for which we make a foreclosure property election, but including loans, held primarily for sale to customers in the ordinary course of business. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure stockholders that we can comply with such safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of our trade or business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales or other activities through a TRS.
We may distribute our Common Stock in a taxable distribution, in which case stockholders may sell shares of our Common Stock to pay tax on such distributions, placing downward pressure on the market price of our Common Stock.
We may make taxable distributions that are payable in cash and our Common Stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS issued a revenue procedure creating a temporary safe harbor that authorized publicly traded REITs to make elective cash/stock distributions, but that temporary safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable distributions payable in cash and our Common Stock. If we made a taxable distribution payable in cash and our Common Stock, taxable stockholders receiving such distributions will be required to include the full amount of the distribution, which is treated as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. stockholder sells our Common Stock that it receives as a distribution in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the distribution, depending on the market price of our Common Stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such distributions, including in respect of all or a portion of such distribution that is payable in our Common Stock. If we made a taxable distribution payable in cash and our Common Stock and a significant number of stockholders determine to sell shares of our Common Stock in order to pay taxes owed on distributions, it may put downward pressure on the trading price of our Common Stock.
The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our stock and restrict our business combination opportunities.
To qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our stock under this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.
Our charter, with certain exceptions, will authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person, including entities, may own more than 9.8% of the value of the outstanding shares of our stock or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our Common Stock. The board may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding Common Stock would result in the termination of our status as a REIT. Despite these restrictions, it is possible that there will be five or fewer individuals who own more than 50% in value of our outstanding shares, which could cause us to fail to continue to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.
These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our Common Stock or otherwise be in the best interest of the stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) in order to continue to qualify as a REIT. We intend to make distributions to stockholders to comply with the REIT requirements of the Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to individuals is 20%. Distributions paid by REITs, however, generally continue to be taxed at the normal ordinary income rate applicable to the individual recipient (subject to a maximum rate of 39.6%), rather than the preferential rate applicable to qualified dividends. The more favorable rates applicable to regular corporate distributions could cause potential investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay qualified distributions, which could adversely affect the value of the stock of REITs, including our Common Stock.
Non-U.S. stockholders will generally be subject to withholding tax with respect to our dividends.
Non-U.S. stockholders (as defined in “Material U.S. Federal Income Tax Considerations of the Distribution”) will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder’s resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets which would generally not subject such non-U.S. stockholders to U.S. withholding taxes.
Unexpected tax costs could arise through changes to tax law or tax rates in various jurisdictions in which we operate.
There is a risk of unexpected tax costs through lack of tax planning or execution in tax-paying jurisdictions. These matters could have a material adverse effect our business, results of operations, financial condition or prospects.
Changes to our corporate structure may result in an additional tax burden.
We may undergo changes to our corporate structure involving, among other things, the direct or indirect transfer of legal or beneficial title to real estate. These transactions may results in unforeseen adverse tax consequences that may have detrimental effects on our business, net assets, financial condition, cash flow and results of operations.
Risks Related to the Spin-off
The spin-off may not have the benefits we anticipate.
The spin-off may not have the full or any strategic and financial benefits that we expect or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that investors and analysts will regard NorthStar Europe’s focused European Real Estate Business more favorably as a separate company than as part of NorthStar Realty’s existing portfolio and strategy and thus place a greater value on NorthStar Europe as a separate public company than as a business that is a part of NorthStar Realty. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on our financial condition and ability to make distributions to our stockholders. Stockholder approval will not be required or sought in connection with the spin-off.
The aggregate post-Distribution value of NorthStar Realty and NorthStar Europe shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.
After the spin-off, NorthStar Realty common stock will continue to be listed and traded on the NYSE. We expect to list NorthStar Europe Common Stock on the NYSE under the symbol “NRE.” We cannot assure you that the combined value of NorthStar Realty and NorthStar Europe after the spin-off, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the value of NorthStar Realty prior to the spin-off. Until the market has fully evaluated the business of NorthStar Realty without the business of NorthStar Europe, the value of NorthStar Realty may fluctuate significantly. Similarly, until the market has fully evaluated the business of NorthStar Europe, the value of NorthStar Europe may fluctuate significantly.

We may not be able to successfully implement our business strategy.
Assuming the spin-off is completed, there can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders or any distributions at all, once we commence operations as an independent company. Our financial condition, results of operations and cash flow will be affected by the expenses we will incur as an independent public company, including fees paid to NSAM as well as legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE. In addition, our results of operations and our ability to make or sustain distributions to our stockholders depend on, among other factors, the availability of opportunities to acquire attractive investments in Europe, our ability to close on recent commitments to acquire real estate investments, the level and volatility of interest rates, the availability of adequate short- and long-term financing, conditions in the real estate market and the financial markets and economic conditions, particularly in Europe. Furthermore, most of our expertise to date is in the United States and neither we nor NorthStar Realty or NSAM has owned or managed substantial investments over the long term in international markets. Our ability to achieve our investment objectives and to make distributions to stockholders will depend in substantial part upon the performance of NSAM and its ability to provide us with asset management and other services. After the spin-off, NorthStar Realty will not be required, and does not intend, to provide us with funds to finance our working capital or other cash requirements, so we will need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, through strategic relationships or other arrangements. There can be no assurance that we will be able to enter into any necessary additional financing on favorable terms or at all.
The Distribution will not qualify for tax-deferred treatment and may be taxable to NorthStar Realty common stockholders as a dividend; however, the tax impact will not be calculated until after the end of the 2015 calendar year.
The Distribution will not qualify for tax-deferred treatment. An amount equal to the fair market value of the shares of our Common Stock received by you on the Distribution date (assuming you are a stockholder of NorthStar Realty as of the applicable record date), including any fractional shares deemed to be received on the Distribution date, will be treated as a taxable dividend to the extent of your share of any of NorthStar Realty’s current or accumulated earnings and profits for the year of the distribution. Any fair market value in the excess of NorthStar Realty’s current or accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of your tax adjusted basis in NorthStar Realty’s common stock and then as capital gain. The Distribution will not include a distribution of cash, except for certain cash in lieu of fractional shares of our Common Stock, and thus, you will have to obtain cash from other sources to pay the income tax on this income. In addition, NorthStar Realty or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by NorthStar Realty or such agent withholding by selling a portion of our Common Stock otherwise distributable to non-U.S. stockholders. Such non-U.S. stockholders may bear brokerage fees or other costs from this withholding procedure. Your adjusted tax basis in NorthStar Realty common stock held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed by NorthStar Realty to you in the Distribution exceeds your share of NorthStar Realty’s current and accumulated earnings and profits. Your holding period for your shares of NorthStar Realty’s common stock will not be affected by the Distribution. Neither we nor NorthStar Realty will be able to advise you of the amount of NorthStar Realty’s earnings and profits until after the end of the 2015 calendar year.
Although NorthStar Realty will be ascribing a value to our shares in the Distribution for tax purposes, and will report that value to stockholders and the IRS, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if our Common Stock trades at prices significantly above the value ascribed to such shares by NorthStar Realty in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of your shares of us or may cause you to recognize additional dividend or capital gain income. You are urged to consult your tax advisor as to the particular tax consequences of the Distribution to you.
The NorthStar Europe Predecessor combined financial results and our unaudited pro forma combined financial statements may not be representative of our results as an independent company.
The combined financial information of the NorthStar Europe Predecessor included in this prospectus has been prepared from the accounting records of the NorthStar Europe Predecessor and does not necessarily reflect what its financial position, results of operations or cash flows would have been had it operated as part of NorthStar Europe during the periods presented. The historical information also does not necessarily indicate what NorthStar Europe’s results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma combined financial information set forth under “Unaudited Pro Forma Financial Information” reflects changes that may occur in our funding and operations as a result of the spin-off. However, there can be no assurances that this unaudited pro forma combined financial information will reflect our costs as an independent company.

If, following the spin-off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.
Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal controls over financial reporting. To comply with this statute, we will eventually be required to document and test our internal controls procedures, our management will be required to assess and issue a report concerning our internal controls over financial reporting and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken and our stock price may suffer.
Because there has not been any public market for our Common Stock, the market price and trading volume of our Common Stock may be volatile.
Prior to the spin-off, there will have been no trading market for our Common Stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our Common Stock will be volatile. The market price of our Common Stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this prospectus or for reasons unrelated to our specific performance, such as investor perceptions, reports by industry analysts or negative developments with respect to our affiliates, as well as third parties. Our Common Stock could also be volatile as a result of speculation or general economic and industry conditions.
The reduced disclosure requirements applicable to us as an “emerging growth company” may make our Common Stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, if we issue more than $1 billion of non-convertible debt over a three-year period or on the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions.
If some investors find our Common Stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our Common Stock (assuming a market ever develops) and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

THE DISTRIBUTION
General
The general terms and conditions relating to the Distribution will be set forth in the separation agreement between us and NorthStar Realty, further discussed below under the heading “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty, NSAM and Us After the Distribution — Separation Agreement.” Under the separation agreement, the Distribution will be effective at 11:59 p.m., Eastern Time, on , 2015 and NorthStar Realty will distribute all of our outstanding shares of Common Stock to the holders of NorthStar Realty common stock. For most NorthStar Realty stockholders who own NorthStar Realty common stock in registered form on the record date, which is the close of business, Eastern Time , 2015, our transfer agent will credit their shares of our Common Stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our Common Stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own NorthStar Realty common stock through a broker or other nominee, their shares of our Common Stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed in the Distribution. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our Common Stock be transferred to a brokerage or other account at any time without charge.
NORTHSTAR REALTY STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF NORTHSTAR REALTY COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF NORTHSTAR REALTY STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND NORTHSTAR REALTY STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.
Fractional shares of NorthStar Europe Common Stock will not be issued to NorthStar Realty stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of NorthStar Realty common stock who would otherwise be entitled to receive a fractional share of NorthStar Europe Common Stock will receive cash for the fractional interest. An explanation of the tax consequences of the Distribution can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution.” The distribution agent will, as soon as practicable after the Distribution, aggregate fractional shares of NorthStar Europe Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to NorthStar Realty stockholders who would otherwise be entitled to receive a fractional share of NorthStar Europe Common Stock. The amount of such proceeds will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution date. We do not anticipate a significant number of shares being aggregated to satisfy this requirement.
In order to be entitled to receive shares of our Common Stock in the Distribution, NorthStar Realty stockholders must be stockholders of record of NorthStar Realty common stock at the close of business, Eastern Time, , 2015, which is the record date for the Distribution.
Reasons for the Spin-Off
The NorthStar Realty Board believes that investors and analysts will regard NorthStar Europe’s distinct focus on investing in European commercial real estate more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Europe as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.
The NorthStar Realty Board has determined that separation of our business from NorthStar Realty’s other businesses is in the best interests of NorthStar Realty. The potential benefits considered by the NorthStar Realty Board in making the determination to consummate the Distribution included the following:

•	attractive positioning as a European equity REIT with access to a lower cost of capital and capability to execute complex, cross border European transactions;

•	European equity REIT with substantial growth prospects as financial and other institutions deleverage and wind-down their portfolios in Europe;

•	ability to benefit from opportunities in the European markets; and

•
opportunity to increase the aggregate value of NorthStar Europe and NorthStar Realty in order to allow each company to issue equity at a lower cost of capital in connection with acquisitions, joint ventures and partnerships on more favorable terms.

The NorthStar Realty Board believes that the aggregate value of NorthStar Realty and NorthStar Europe should increase relative to the value of NorthStar Realty prior to the announcement of the plan to spin-off its European real estate business because the Distribution will permit investors to invest separately in NorthStar Europe and in the remaining businesses of NorthStar Realty. This may make NorthStar Realty’s common stock and NorthStar Europe’s Common Stock more attractive to investors as compared to NorthStar Realty’s common stock before the Distribution and therefore could improve access to the capital markets for both NorthStar Realty and NorthStar Europe. As a result of the Distribution, the common stock of each of NorthStar Realty and NorthStar Europe would become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either NorthStar Europe or NorthStar Realty, but not that of the combined company. There can be no assurance, however, as to the future market price of the common stock of NorthStar Realty or NorthStar Europe’s Common Stock. Refer to “Risk Factors — Risks Related to the Spin-Off — The aggregate post-Distribution value of NorthStar Realty and NorthStar Europe shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.”
The NorthStar Realty Board considered several factors that might have a negative effect on NorthStar Realty as a result of the Distribution. For example, certain factors such as a lack of historical financial and performance data for our European Real Estate Business, including investments that were just recently acquired or committed to be acquired, or for NorthStar Europe as an independent public company may limit investors’ ability to appropriately value the Company’s Common Stock. Furthermore, because the Company will be separated from NorthStar Realty, the Distribution may also limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of NorthStar Realty. Finally, following the Distribution, NorthStar Europe will be responsible for certain general and administrative costs previously incurred by NorthStar Realty.
Results of the Spin-off
After the Distribution, we will be an independent, publicly traded company. Immediately after the Distribution date, we expect that approximately            million shares of our Common Stock will be issued and outstanding, based on the anticipated number of shares of NorthStar Realty common stock outstanding as of the record date. The actual number of shares of our Common Stock to be distributed will be determined based on the number of shares of NorthStar Realty common stock outstanding as of the record date.
In connection with the Distribution, we will enter into a management agreement with NSAM pursuant to which NSAM will manage the Company for an initial term of 20 years. The management agreement provides for: (i) an annual base management fee equal to the sum of: (a) $10 million; and (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by us or NorthStar Realty prior to the date of the Distribution, which are used to fund European investments that close subsequent to June 30, 2015 and are contributed to us in connection with the Distribution; (2) any equity we issue in exchange or conversion of notes; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to LTIP Units in our Operating Partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD, if any, in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the Distribution; and (ii) an incentive fee determined as described under “Corporate Governance and Management — Our Manager — Management Agreement” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.
In addition, in conjunction with the Distribution, we will enter into the following agreements with NorthStar Realty or its affiliates: (i) a separation agreement, which will set forth, among other things, our agreements with NorthStar Realty regarding the principal transactions necessary to separate us from NorthStar Realty and distribute our Common Stock; and (ii) a contribution agreement pursuant to which NorthStar Realty will contribute certain limited liability company interests and cash to us. For a detailed description of the foregoing agreements that we will enter into in conjunction with the Distribution, refer to “Certain Relationships and Related Party Transactions.”
The Distribution will not affect the number of outstanding shares of NorthStar Realty common stock or any rights of NorthStar Realty stockholders.
Material U.S. Federal Income Tax Consequences of the Distribution
The following is a summary of the material U.S. federal income tax consequences of the Distribution, and in particular the distribution by NorthStar Realty of shares of our Common Stock to common stockholders of NorthStar Realty.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that NorthStar Realty, we, and our respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to the Distribution. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs (such as NorthStar Realty and us) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to a stockholder and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	foreign sovereigns and their controlled entities;

•	partnerships and trusts;

•	persons who will hold NorthStar Realty common stock on behalf of other persons as nominees;

•	persons who received NorthStar Realty common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who will hold NorthStar Realty common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.
This summary assumes that stockholders will hold their NorthStar Realty common stock as a capital asset for U.S. federal income tax purposes, which generally means as property held for investment.
For purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences of the Distribution,” a “U.S. stockholder” is a beneficial owner of NorthStar Realty common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. stockholder” is a beneficial owner of NorthStar Realty common stock that is neither a U.S. stockholder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds NorthStar Realty common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Distribution.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DISTRIBUTION TO STOCKHOLDERS OF NORTHSTAR REALTY DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR

AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE DISTRIBUTION TO ANY PARTICULAR STOCKHOLDER OF NORTHSTAR REALTY WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FOREIGN, U.S. FEDERAL, STATE, AND LOCAL INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.
Tax Classification of the Distribution in General
For U.S. federal income tax purposes, the Distribution will not be eligible for treatment as a tax-deferred distribution by NorthStar Realty with respect to its common stock. Accordingly, the Distribution will be treated as if NorthStar Realty had distributed to each NorthStar Realty common stockholder an amount equal to the fair market value of our Common Stock received by such stockholder, determined as of the date of the Distribution. We refer to such amount as the “distribution amount.” The tax consequences of the Distribution to NorthStar Realty’s stockholders are thus generally the same as the tax consequences of NorthStar Realty’s cash distributions. The discussion below describes the U.S. federal income tax consequences to a U.S. stockholder, a non-U.S. stockholder, and a tax-exempt stockholder of NorthStar Realty common stock upon the receipt of our Common Stock in the Distribution.
Although NorthStar Realty will ascribe a value to our Common Stock distributed in the Distribution, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Common Stock, particularly if, following the Distribution, those shares of Common Stock trade at prices significantly above the value ascribed to those shares by NorthStar Realty. Such a higher valuation may affect the distribution amount and thus the tax consequences of the distribution to NorthStar Realty’s stockholders. Any cash received by a NorthStar Realty stockholder in lieu of a fractional share of our Common Stock should be treated as if such fractional share had been: (i) received by the stockholder as part of the Distribution and then (ii) sold by such stockholder, via the distribution agent, for the amount of cash received. As described below, the basis of the fractional share deemed received by a NorthStar Realty stockholder will equal the fair market value of such share on the date of the Distribution.
Tax Basis and Holding Period of Our Common Stock Received by Holders of NorthStar Realty Common Stock
A NorthStar Realty stockholder’s tax basis in shares of our Common Stock received in the Distribution generally will equal the fair market value of such shares on the date of the Distribution and the holding period for such shares will begin the day after the date of the Distribution.
Tax Treatment of the Distribution to U.S. Stockholders
The following discussion describes the U.S. federal income tax consequences to a U.S. stockholder upon the receipt of shares of our Common Stock in the Distribution.
Ordinary Dividend Distributions
The portion of the distribution amount received by a U.S. stockholder that is payable out of NorthStar Realty’s current or accumulated earnings and profits and that is not designated by NorthStar Realty as a capital gain dividend will generally be taken into account by such U.S. stockholder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by NorthStar Realty are not eligible for taxation at the preferential income tax rates for qualified dividend income received by U.S. stockholders taxed at individual rates from taxable C corporations. Such U.S. stockholders, however, are taxed at the preferential rates on dividends designated by and received from a REIT, such as NorthStar Realty, to the extent that the dividends are attributable to dividends received by the REIT from TRSs or other taxable C corporations.
Capital Gain Dividend Distributions
A distribution that NorthStar Realty designates as a capital gain dividend will generally be taxed to U.S. stockholders as long-term capital gain, to the extent that such distribution does not exceed NorthStar Realty’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its NorthStar Realty common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. stockholders that are taxed at individual rates and ordinary income rates in the case of stockholders that are corporations.
Non-Dividend Distributions
A distribution to U.S. stockholders in excess of NorthStar Realty’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s NorthStar Realty common stock in respect of which the distribution was made.

Rather, the distribution will reduce the U.S. stockholder’s adjusted tax basis in its NorthStar Realty common stock. To the extent that such distribution exceeds a U.S. stockholder’s adjusted tax basis in its NorthStar Realty common stock, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s NorthStar Realty common stock has been held for one year or less.
Tax Treatment of the Distribution to Non-U.S. Stockholders
The following discussion describes the U.S. federal income tax consequences to a non-U.S. stockholder upon the receipt of shares of our Common Stock in the Distribution.
Ordinary Dividend Distributions
The portion of the distribution amount received by a non-U.S. stockholder that is: (i) payable out of NorthStar Realty’s earnings and profits; (ii) not attributable to NorthStar Realty’s capital gains; and (iii) not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of NorthStar Realty common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in NorthStar Realty common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.
Capital Gain Distributions
Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions that are attributable to gain from NorthStar Realty’s sales or exchanges of United States real property interests, or USRPIs, will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business, and non-U.S. stockholders will be subject to U.S. federal income tax on the distributions at the rates applicable to U.S. individuals or corporations. NorthStar Realty will be required to withhold a 35% tax on such distributions. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder.
Distributions received by a non-U.S. stockholder that are attributable to dispositions of NorthStar Realty’s assets other than USRPIs are not subject to U.S. federal income tax, unless: (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.
Non-Dividend Distributions
Unless NorthStar Realty’s common stock constitutes a USRPI, the distribution amount, to the extent not made out of NorthStar Realty’s earnings and profits, and not attributable to gain from the disposition of USRPIs (including gain realized in the Distribution), will not be subject to U.S. federal income tax. If NorthStar Realty cannot determine at the time of the Distribution whether the distribution amount will exceed its current and accumulated earnings and profits, the Distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.
If NorthStar Realty’s stock constitutes a USRPI (see discussion below), distributions in excess of the sum of: (i) the non-U.S. stockholder’s proportionate share of NorthStar Realty’s earnings and profits; plus (ii) the non-U.S. stockholder’s basis in its NorthStar Realty common stock, will be taxed under FIRPTA in the same manner as if the NorthStar Realty stock had been sold. In such situations, NorthStar Realty would be required to withhold 10% of such excess, the non-U.S. stockholder would be required to file a U.S. federal income tax return, and the non-U.S. stockholder would be subject to the same treatment and same tax rates as a U.S. stockholder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.
NorthStar Realty’s common stock will not be treated as a USRPI if less than 50% of NorthStar Realty’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. More than 50% of the value of NorthStar Realty’s assets consist of USRPI during the relevant period.

NorthStar Realty’s common stock nonetheless will not constitute a USRPI if NorthStar Realty is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. It is anticipated that NorthStar Realty will be a domestically controlled qualified investment entity at the time of the Distribution, and that a distribution with respect to NorthStar Realty’s stock in excess of NorthStar Realty earnings and profits will not be subject to withholding taxation under FIRPTA. No complete assurance can be given that NorthStar Realty will qualify as a domestically controlled qualified investment entity at the time of the Distribution.
Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in NorthStar Realty common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Withholding of Amounts Distributable to Non-U.S. Stockholders in the Distribution
If NorthStar Realty is required to withhold any amounts otherwise distributable to a non-U.S. stockholder in the Distribution, NorthStar Realty or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of shares of our Common Stock that such non-U.S. stockholder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the non-U.S. stockholder’s U.S. tax liability for the year in which the Distribution occurred.
Time for Determination of the Tax Impact of the Distribution
The tax consequences of the Distribution will be affected by a number of facts that are yet to be determined, including NorthStar Realty’s final earnings and profits for 2015 (including as a result of the income and gain NorthStar Realty recognizes in connection with the Distribution), the fair market value of shares of our Common Stock on the date of the Distribution and the extent to which NorthStar Realty recognizes gain on the sales of USRPIs or other capital assets. Thus, a definitive calculation of the U.S. federal income tax consequences of the Distribution will not be possible until after the end of the 2015 calendar year. NorthStar Realty will provide its stockholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the Distribution.
Listing and Trading of Our Common Stock
There is not currently a public market for our Common Stock. We expect to list our Common Stock on the NYSE under the symbol “NRE.” Beginning on or shortly before, and continuing up to and including the date of the Distribution, we expect that there will be a “when-issued” market in our Common Stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” market will be a trading market for our Common Stock that will be distributed to holders of shares of NorthStar Realty common stock on the Distribution date. If you owned shares of NorthStar Realty common stock at the record date, which is the close of business, Eastern Time, on , 2015, you will be entitled to shares of our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without the shares of NorthStar Realty common stock you own, on the “when-issued” market. On the first trading day following the Distribution date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.
Furthermore, beginning on or shortly before the record date and continuing up to and including the date of the Distribution, we expect that there will be two markets in shares of NorthStar Realty common stock: a “regular-way” market and an “ex-distribution” market. Shares of NorthStar Realty common stock that trade on the “regular-way” market will trade with an entitlement to our Common Stock distributed pursuant to the spin-off. Shares of NorthStar Realty common stock that trade on the “ex-distribution” market will trade without an entitlement to our Common Stock distributed pursuant to the spin-off. Therefore, if you sell shares of NorthStar Realty common stock in the “regular-way” market before the Distribution, you will be selling your right to receive our Common Stock in the Distribution. If you sell shares of NorthStar Realty common stock in the “ex-distribution” market before the Distribution, you will receive the shares of our Common Stock that you are entitled to receive pursuant to your ownership as of the record date of NorthStar Realty common stock.
We cannot assure you as to the price at which our Common Stock will trade before, on or after the Distribution date. Until our Common Stock is fully distributed and an orderly market develops in our Common Stock, if ever, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Common Stock and NorthStar Realty common stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the NorthStar Realty common stock prior to the Distribution.
The shares of our Common Stock distributed to NorthStar Realty stockholders will be freely transferable, subject to the limitations on transfer and ownership set forth in our charter, and except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. For a more detailed discussion of restrictions on transfer and ownership of our Common Stock, refer to “Description of Capital Stock — Restrictions on Transfer and Ownership of our Common Stock.” People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our directors, officers and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act.
Conditions to the Distribution
The separation agreement will provide that the Distribution is subject to the satisfaction of certain material conditions, including the following:

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the SEC declaring effective our registration statement and no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose pending before or threatened by the SEC;

•	the transaction agreements relating to the Distribution having been duly executed and delivered by the parties;

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no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the related transactions in effect;

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the receipt by us of an opinion from Hunton & Williams LLP to the effect that, beginning with the year ending December 31, 2015, we will be organized in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for the year ending December 31, 2015 and subsequent taxable years; and

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no event or development having occurred or existing that, in the judgment of the NorthStar Realty Board, in its sole discretion, makes it inadvisable to effect the Distribution and other related transactions.

Reason for Furnishing this Prospectus
This prospectus is being furnished by NorthStar Realty solely to provide information to current stockholders of NorthStar Realty who will receive shares of our Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this prospectus except in the normal course of our respective public disclosure obligations and practices.

BUSINESS
We describe in this prospectus our European Real Estate Business, which includes the NorthStar Europe Predecessor and our New European Investments, to be contributed to NorthStar Europe by NorthStar Realty as if the spin-off has already occurred. However, NorthStar Europe is a newly-formed entity that will not have conducted any separate operations prior to the spin-off. The financial results of the NorthStar Europe Predecessor or of our New European Investments operated as part of NorthStar Realty may not be indicative of NorthStar Europe’s financial results upon consummation of the spin-off or of the financial results of NorthStar Europe had it owned the U.K. Complex and our New European Investments as an independent public company for the periods presented.
The following discussion may not contain all of the information that is important to you and should be read in conjunction with the combined financial statements of the NorthStar Europe Predecessor and the notes thereto included in “Financial Statements,” the unaudited pro forma financial information beginning on page 64 and the risk factors included in “Risk Factors” beginning on page 16 of this prospectus.
Our Company
We are a newly-formed European commercial real estate company with approximately $2.6 billion at cost of investments located throughout nine countries in Europe. We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value.
Our current portfolio of $2.6 billion, at cost, is comprised of 52 high-quality properties located in many key European markets, including Berlin, Frankfurt, Hamburg, London, Paris, Amsterdam, Milan, Brussels and Madrid. $2.0 billion of our portfolio was acquired or committed to be acquired in 2014, and given improved market conditions in Europe since such time, we believe has appreciated in value. Our current portfolio is primarily comprised of office properties, with 94% of our net operating income generated from office properties as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. We hold prime office properties in Germany, the United Kingdom and France that account for approximately two-thirds of our rental income as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. As of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, our portfolio was 92% occupied, had a weighted average remaining lease term of 5.6 years and included high-quality tenants.
We will be externally managed and advised by NSAM. We were formed as a Maryland corporation on June 18, 2015 and intend to conduct our operations so as to qualify as a REIT for U.S. federal income tax purposes beginning with the year ending December 31, 2015. Our principal executive offices are located at 399 Park Avenue, 18th Floor, New York, New York 10022 and our telephone number is (212) 547-2600.
Market Opportunity
We believe that the economic environment in Europe has stabilized and the foundations are in place for a gradual and sustained recovery. According to recent European Commission estimates, all of the countries in the European Union, with the exception of Cyprus, are expected to achieve GDP growth in 2015. In addition, the European Commission forecasts expected overall 2015 GDP growth in the European Union of 1.8% and in the Eurozone of 1.5%. We believe that the positive outlook for Europe is driven by a number of factors including the following:

•	historically low interest rates, with three-month Euribor reaching a historic low in April 2015 of 0.005%, compared to 5.1% in October 2008;

•	historically wide spreads between capitalization rates and interest rates;

•	the European Central Bank’s quantitative easing program, with a commitment to purchase €1.1 trillion in assets over a period of nineteen months beginning in the first quarter of 2015;

•	the depreciation of the Euro versus the U.S. dollar;

•	declining unemployment rates;

•	relatively low oil prices;

•	increased investor and consumer confidence in a sustained European recovery; and

•	the apparent stabilization of European sovereign debt and reversal of the recent upward trend in debt/GDP across the Eurozone.
Despite the overall positive outlook, regional disparities continue to exist as European economies recover at different speeds. As a result, attractive opportunities exist in Europe for investors who are able to take a long-term view on the European recovery. Major economies, such as the United Kingdom and Germany, appear to be experiencing healthy growth with expected 2015 GDP growth of 2.6% and 1.9%, respectively, as forecasted by the European Commission. In addition, some of the more troubled economies, such as Spain and Ireland, appear to have demonstrated a rapid turnaround. As of May 2015, the European Commission expects unemployment in the United Kingdom and Germany to decline to 5.4% and 4.6% in 2015, respectively, and unemployment for the European Union as a whole to fall to 9.6%.
U.K. capital values remain well below the last peak across all property types including office, retail and industrial assets with the current cycle witnessing a 44% spread between the bottom and peak of the cycle and despite the recovery in property values, there remains a considerable opportunity for capital value appreciation.

Property Capital Values - 1990’s Cycle vs. Current	U.K. Property Capital Values

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Source: Investment Property Databank Ltd. (IPD)
Investors may also benefit from historically wide spreads between capitalization rates and interest rates. The spread between the weighted average prime yield in the major European real estate markets (across all asset classes) and Euribor stood at approximately 0.08% in the third quarter of 2008. This compares to approximately 4.56% as of March 31, 2015. With interest rates expected to remain at low levels for the foreseeable future, we expect property to increasingly become an attractive source of income return for investors. Furthermore, we believe property values, particularly as compared to the United States, remain below their historical peaks in many markets within the European Union.
The following graph shows yield spreads above long-term averages:

Yield Spreads Above Long-Term Average Rates(1)

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(1)	As of March 31, 2015. Source: Jones Lang LaSalle IP, Inc, European property yield data © 2015.
Overall limited new supply has created undersupplied pockets of good quality office space across Europe. This is leading to an improvement in occupier demand and rental growth in a number of these markets and supporting capital value appreciation. Furthermore, the weaker Euro is likely to help the domestic lodging sector by driving greater in-bound travel to Europe as well as capturing a larger share of domestic leisure travel.
Consistent with the improved economic outlook and market fundamentals for Europe, the investment market has also continued to improve with investment volumes approaching pre-financial crisis levels. According to CBRE Group Inc., total European investment volume in 2014 was €223 billion, compared to €257 billion in 2007. The office sector continues to drive investment activity across Europe, comprising 41% of the 2014 investment volume, but its share of investment activity is slowly declining due to growth in retail and mixed use investments.
Deleveraging by financial institutions and asset management agencies is beginning to gain momentum with approximately €81 billion of commercial real estate loan and real estate owned transactions completed in 2014 compared to approximately €30 billion in 2013. A number of open ended funds are also in the process of being liquidated. It is estimated that German open-ended funds have together sold approximately €18 billion of properties since 2011. Together they own a total of approximately €81 billion of real estate globally as of March 2015, of which approximately €12 billion is estimated to be European properties designated for sale by 2017. A number of companies and asset managers are also beginning to churn their portfolios, presenting potential buying opportunities. There is no assurance, however, that we will be able to take advantage of these opportunities.
In terms of sales activity among cities, according to BNP Paribas, London had the most sales, followed by Paris and Stockholm, with €29 billion, €18 billion and €6 billion invested in 2014, respectively. Due to tight supply and strong pressure on yields, particularly in the core markets, investors are increasingly targeting regional markets in the United Kingdom and Germany. For example, the share of German investments outside the six largest markets accounted for 55% of the investment volume in 2014.
We intend to focus on the major investment markets in Europe in the near future while remaining open to additional opportunities. While Germany, the United Kingdom and France continue to be the largest European markets, with 65% of the volume in the first quarter of 2015 according to DTZ, office investment outside of those top three markets has grown by 110% since 2009. Some of the periphery markets including Greece, Spain and Ireland benefited from a sharp resurgence in investment volumes, which we believe were underpinned by the disposal of properties by the public asset management agencies such as the National Asset Management Agency in Ireland or SAREB in Spain.
The European office market is steadily improving. According to BNP Paribas Real Estate, investment in office properties located in the European Union increased by 20% in 2014 compared to 2013, with approximately two thirds of the investment volume in Germany, the United Kingdom and France. Improving economic conditions are also positively impacting tenant demand as evidenced by increased occupancy and rents and declining vacancy.

Our Strategy
We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value.
Our Competitive Strengths
We believe that we operate with significant competitive strengths that will allow us to continue to grow our investments generate attractive risk-adjusted returns for our stockholders and be well-positioned to benefit from the ongoing recovery in the European commercial real estate market.

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New Opportunity for Investors – We will be the only diversified European real estate company listed in the United States. We therefore believe we are creating a new opportunity for investors to gain pan-European real estate exposure through one vehicle, with the advantage of the accessibility and liquidity associated with the U.S. capital markets.

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Access to Lower Cost of Capital – As a separate public company, we expect to have lower cost of capital. NSAM has a proven track record of accessing the capital markets on behalf of NorthStar Realty and its other managed companies and we believe that our experience should enable us to structure and finance investments efficiently. We believe NSAM’s experience, together with its affiliates, will provide us access to a wide range of secured and unsecured debt and public and private equity capital sources to grow and fund our business.

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Diversified Investment Strategy – We have a diversified investment strategy, with flexibility to invest in a variety of property types and jurisdictions. This strategy gives our investors the opportunity to gain European exposure through a single investment. In addition, our strategy allows us to take advantage of portfolio sales that appear undervalued that competitors, most of whom are restricted to specific regions or property types in Europe, are unable to pursue.

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High-Quality Portfolio in Key Markets – We have already begun to execute our strategy through our initial acquisitions of high-quality office buildings in many of the major cities across Europe, tapping a large and liquid market that we believe has significant potential for long-term growth.

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Experienced Management Team – Our management team and experienced investment professionals are on the ground in Europe and have the ability to execute on complex, cross-border transactions. We believe our business will continue to benefit from the knowledge and industry contacts that these seasoned executives have gained through their accomplished careers while investing in numerous real estate cycles. We believe the accumulated experience of our senior management team, together with other resources at NSAM, will allow us to identify opportunities and deploy capital across a broad spectrum of potential investments fluidly in response to changes in the investment environment.

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Real Estate Investment and Asset Management Experience – Our asset manager, NSAM, has developed a reputation as a leading, diversified commercial real estate investment and asset management team because of its strong performance record in managing over $24.0 billion in commercial real estate investments as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. Prior to its spin-off from NorthStar Realty, NSAM historically focused in the United States and more recently NSAM has started managing assets in Europe, and as a result of its third party arrangements, we also benefit from the strength of our local partners in Europe. We believe that we can leverage that extensive real estate experience and the depth and thoroughness of the associated asset management skills to structure and manage our investments prudently and efficiently.

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Public Company Reporting and REIT Experience – NorthStar Realty has operated as a REIT and its common stock has traded on the NYSE under the symbol “NRF” since October 2004. NSAM has also operated as a public company traded on the NYSE under the symbol “NSAM” since July 2014. Our management team is skilled in public company reporting and compliance with the requirements of the Sarbanes-Oxley Act, including internal control certifications, stock exchange regulations and investor relations and is experienced in complying with the requirements under the Code to obtain REIT status and to maintain the ability to be taxed as a REIT for U.S. federal income tax purposes.

Financing Strategy
We seek to access a wide range of secured and unsecured debt and public and private equity capital sources to grow and fund our investment activities. We expect to predominantly use investment-level financing as part of our strategy to prudently leverage our investments and deliver attractive risk-adjusted returns to our stockholders. We expect to target overall leverage of 40% to 50%, although there is no assurance that this will be the case.

We plan to pursue a variety of financing arrangements such as mortgage notes and bank loans available from the commercial mortgage backed securities, or CMBS, market, finance companies and banks. In addition, we may use corporate-level financing such as credit facilities and other borrowings. We generally seek to limit our reliance on recourse borrowings. Borrowing levels for our investments may be dependent upon the nature of the investments and the related financing that is available.
The current availability of attractive long-term, non-recourse, non-mark-to-market financing through the European bank markets has bolstered opportunities to acquire real estate. For longer duration, relatively stable cash flow investments, such as those derived from net lease investments, we may use fixed rate financing. For investment cash flow with greater growth potential, we expect to use floating rate financing, which provides prepayment flexibility and may provide a better match between underlying cash flow projections and potential increases in interest rates. Where we use floating rate financing, we expect to generally attempt to mitigate the risk of interest rates rising through hedging arrangements including interest rate swaps and caps. We may vary the mix of fixed and floating rate debt and use a combination of the two when we deem it appropriate. We also may utilize corporate-level financing in the future.
We intend to take advantage of differences in the monetary performance of the various European jurisdictions, which we expect to provide us lower cost to capital and to enable us to fund investments located in economies that are at a more advanced stage of recovery at artificially low financing costs.
Portfolio Management
NSAM will perform portfolio management on our behalf. In addition, we will rely on the services of local third party property managers. The comprehensive portfolio management process generally includes day-to-day oversight by the portfolio management and servicing team, regular management meetings and an exhaustive quarterly credit review process. These processes are designed to enable management to evaluate and proactively identify investment-specific credit issues and trends on a portfolio-wide basis. Nevertheless, we cannot be certain that such review will identify all issues within our portfolio due to, among other things, adverse economic conditions or events adversely affecting specific investments; therefore, potential future losses may also stem from investments that are not identified during these credit reviews.
The portfolio management team, under the direction of NSAM’s investment committee, will use many methods to actively manage our investment base to preserve our income and capital. Credit risk management is the ability to manage our investments in a manner that preserves principal/cost and income and minimizes credit losses that could decrease income and portfolio value. For investments, frequent re-underwriting and dialogue with tenants/partners and regular inspections of our properties have proven to be an effective process for identifying issues early. During the quarterly credit review, or more frequently as necessary, investments may be put on highly-monitored status and identified for possible asset impairment based upon several factors, including missed or late contractual payments, significant declines in performance and other data which may indicate a potential issue in our ability to recover our invested capital from an investment.
Our Properties
Our current portfolio of $2.6 billion, at cost, is comprised of 52 high-quality properties located in many key European markets, including Berlin, Frankfurt, Hamburg, London, Paris, Amsterdam, Milan, Brussels and Madrid. $2.0 billion of our portfolio was acquired or committed to be acquired in 2014, and given improved market conditions in Europe since such time, we believe has appreciated in value. Our current portfolio is primarily comprised of office properties, with 94% of our net operating income generated from office properties as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. We hold prime office properties in Germany, the United Kingdom and France that account for approximately two-thirds of our rental income as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015. As of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, our portfolio was 92% occupied, had a weighted average remaining lease term of 5.6 years and included high-quality tenants.

The following presents a summary, as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015, of our portfolio and diversity across geographic location based on original purchase price:

		Portfolio by Geographic Location
Total portfolio, at cost	$2.6 billion
Number of properties	52
Number of countries	9
Total square meters	522,374
Weighted average occupancy	92%
Weighted average lease term	5.6 years
Net operating income related to:
Office properties	94%
Other properties	6%

The following table presents our equity investments in properties that we own as of March 31, 2015, adjusted for acquisitions and commitments to purchase real estate through June 15, 2015 (dollars in thousands):

Location Country, City	Number of Buildings	Estimated Amount(1)(2)		Type(4)	Square Meters	Occupancy	Borrowings(2)
Belgium
Brussels	4	$66,958		Office	23,723	61%	$4,185

U.K.
London(5)	3	459,905		Office	24,456	99%	228,840
Scotland	2	19,561		Office	6,086	100%	10,208
Woking(5)	1	91,989		Office	21,268	99%	74,170
Other (England)	3	30,177		Office	7,339	92%	18,389
	9	601,632			59,149	98%	331,607
France
Paris	6	391,776		Office/Industrial	95,551	93%	192,623

Germany
Baden-Württemberg	1	6,441		Office	2,070	100%	2,798
Bavaria	1	6,083		Office	12,166	75%	3,266
Berlin	3	88,383		Hotel/Office	30,539	100%	50,540
Bremen	1	2,028		Retail	2,192	97%	837
Hesse (Frankfurt)	4	643,159		Office/Residential	75,451	96%	342,639	(5)
Hamburg	2	116,201		Office	34,285	86%	59,515
North-Rhine Westphalia	9	83,254		Office/Retail	45,719	88%	46,615
Schleswig-Holstein	2	6,799		Office/Retail	7,558	55%	2,411
	23	952,348			209,980	90%	508,621
Italy
Milan	2	161,939		Office	30,840	95%	55,398

Netherlands
Amsterdam	1	101,603		Office	22,983	100%	33,501
Rotterdam	1	164,901		Office	38,282	98%	71,742
Other	2	10,019		Office	12,448	92%	5,833
	4	276,523			73,713	98%	111,076
Portugal
Albufeira	1	16,460		Retail	11,150	93%	—
Lisbon	1	13,359		Office	4,314	86%	—
	2	29,819			15,464	91%	—
Spain
Madrid	1	8,588		Office	4,025	100%	—

Sweden
Gothenburg	1	43,659		Office	9,929	98%	16,748
Grand Total	52	$2,533,242	(3)		522,374	92%	$1,220,258
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(1)
Allocation to individual properties is based on a preliminary estimate of purchase price allocation and subject to change and includes transaction costs, deferred financing costs, derivatives and other assets assumed.

(2)	Amounts are translated using the exchange rate as of March 31, 2015 for the U.K. Complex and the respective acquisition date or commitment date for our New European Investments.

(3)	The estimated fair value of the portfolio is $2.6 billion translated to U.S. dollars using the exchange rate at June 15, 2015.

(4)	Classification based on predominant property type but may include other types of properties. Certain properties are subject to ground leases.

(5)	We intend to obtain financing on the Trianon Tower. Final amount of borrowings may be different from the expected financing amount shown in the table above.
Competition
We expect to be subject to increasing competition in seeking investments. We compete with many third parties engaged in real estate investment activities including publicly-traded REITs, public real estate companies, pension funds, insurance companies, private equity funds, sovereign wealth funds and other investors. Some of these competitors have substantially greater financial resources than we do. Such competitors may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Future competition from new market entrants may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread over our borrowing costs, making it more difficult for us to originate or acquire new investments on attractive terms.
Legal Proceedings
We may be involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of such litigation (if any), in the opinion of management, no such legal proceedings (if any) are not expected to have a material adverse effect on our financial position or results of operations.
Employees
We will be externally managed by NSAM and will not have our own employees.
Regulation
We are subject, in certain circumstances, to supervision and regulation by state, federal and international governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things:
•    regulate our public disclosures, reporting obligations and capital raising activity;
•    require compliance with applicable REIT rules;
•    regulate credit granting activities;
•    require disclosures to customers;
•    govern secured transactions;
•    set collection, taking title to collateral, repossession and claims-handling procedures and other trade practices;
•    regulate land use and zoning;
•    regulate the foreign ownership or management of real property or mortgages;

•	regulate the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;
•    regulate tax treatment and accounting standards; and

•	regulate use of derivative instruments and our ability to hedge our risks related to fluctuations in interest rates and exchange rates.
We intend to elect and qualify to be taxed as a REIT under Section 856 through 860 of the Code beginning with the year ending December 31, 2015. As a REIT, we must currently distribute, at a minimum, an amount equal to 90% of our taxable income. In addition, we must distribute 100% of our taxable income to avoid paying corporate federal income taxes. REITs are also subject to a number of organizational and operational requirements in order to elect and maintain REIT status. These requirements include specific share ownership tests and assets and gross income composition tests. If we fail to continue to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to state and local income taxes and to U.S. federal income tax and excise tax on our undistributed income.
We believe that we are not, and intend to conduct our operations so as not to become regulated as, an investment company under the Investment Company Act. We have relied, and intend to continue to rely on current interpretations of the staff of the SEC in an effort to continue to qualify for an exemption from registration under the Investment Company Act. For more information on the exemptions that we use refer to “Risk Factors — Risks Related to Regulatory Matters and Our REIT Status — If we are deemed an investment company under the Investment Company Act our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Common Stock.”
Real estate properties owned by us and the operations of such properties are subject to various international laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety. In addition, such properties are required to comply with applicable fire and safety regulations, building codes, legal or regulatory provisions regarding access to our properties for persons with disabilities and other land use regulations. For further information regarding environmental matters, refer to “ — Environmental Matters” below.
In addition, we may own hotels, which are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas. We believe each of our hotels will have the necessary permits and approvals to operate its business.
In the judgment of management, while we do incur significant expense complying with the various regulations to which we are subject, existing statutes and regulations have not had a material adverse effect on our business. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, financial condition, results of operations or prospects.
Environmental Matters
A wide variety of environmental and occupational health and safety laws and regulations affect our properties. These complex laws, and their enforcement, involve myriad regulations, many of which involve strict liability on the part of the potential offender. Some of these laws may directly impact us. Under various local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal or property damages and the owner’s or secured lender’s liability therefore could exceed or impair the value of the property, and/or the assets of the owner or secured lender. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.
Selected Regulations Regarding our Operations in Germany, the United Kingdom and France
Our commercial real estate investments are subject to a variety of laws and regulations in Europe. If we fail to comply with any of these laws and regulations, we may be subject to civil liability, administrative orders, fines or even criminal sanctions. The following provides a brief overview of selected regulations that are applicable to our business operations in Germany, the United Kingdom and France, where a majority of our properties in terms of contribution to rental income are located.
Germany
Land-use Regulations, Building Regulations and Tenancy Law for Commercial Properties
Land-use Regulations. There are several regulations regarding the use of land including German planning law and urban restructuring planning by communities.
Urban Restructuring Planning. Communities may designate certain areas as restructuring areas and undertake comprehensive modernization efforts regarding the infrastructure in such areas. While this may improve the value of properties located in restructuring areas, being located in a restructuring area also imposes certain limitations on the affected properties (e.g., the sale, encumbrance and leasing of such properties, as well as reconstruction and refurbishment measures, are generally subject to special consent by municipal authorities).
Building Regulations. German building laws and regulations are quite comprehensive and address a number of issues, including, but not limited to, permissible types of buildings, building materials, proper workmanship, heating, fire safety, means of warning and escape in case of emergency, access and facilities for the fire department, hazardous and offensive substances, noise protection, ventilation and access and facilities for disabled people. Owners of erected buildings may be required to conduct alterations or improvements of the property if safety or health risks with respect to users of the building or the general public occur, including fire risks, traffic risks, risks of collapse and health risks from injurious building materials such as asbestos. To our knowledge, there are currently no official orders demanding any alterations to existing buildings owned by us.
Tenancy Law for Commercial Properties. German tenancy laws for commercial properties generally provide landlords and tenants with far-reaching discretion in how they structure lease agreements and use general terms and conditions. Certain legal restrictions apply with regard to the strict written form requirements regarding the lease agreement, transfer of operating costs and maintenance costs, cosmetic repairs, final decorative repairs. Lease agreements with a term of more than one year must be executed in writing or are deemed to have been concluded for an indefinite period with the consequence that they can be terminated at the end of one year after turning over the leased property. Operating costs of commercial tenancies may be apportioned to the tenants if the lease agreement stipulates explicitly and specifically which operating costs shall be borne by the tenant. Responsibility for maintenance and repair costs may be transferred to tenants, except for the full cost transfer of maintenance and repair costs for roof, structures and areas used by several tenants in general terms and conditions. Expenses for cosmetic repairs

(Schönheitsreparaturen) may, in principle, be allocated to tenants, provided that the obligation to carry out ongoing cosmetic repairs is not combined with an undertaking to perform initial and/or final decorative repairs.
Regulation Relating to Environmental Damage and Contamination
The portion of our commercial real estate portfolio located in Germany is subject to various rules and regulations relating to the remediation of environmental damage and contamination.
Soil Contamination. Pursuant to the German Federal Soil Protection Act, the responsibility for residual pollution and harmful changes to soil, or Contamination, lies with, among others, the perpetrator of the Contamination, such perpetrator’s universal successor, the current owner of the property, the party in actual control of the property and, if the title was transferred after March 1999, the previous owner of the property if such owner knew or should have known about the Contamination, or the Liable Persons. The Liable Person that carried out the remediation work may claim indemnification on a pro rata basis from the other Liable Persons. Independently, from the aforementioned liability, civil law liability for Contaminations can arise from contractual warranty provisions or statutory law.
United Kingdom
For a discussion of the impact of regulations in the United Kingdom, refer to “Risk Factors — Risks Related to our Financing Strategy — We are subject to risks associated with obtaining mortgage financing on our real estate, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.”
France
Commercial Lease Regulation
The contractual conditions applying to commercial leases periods, renewal, rent and rent indexation are heavily regulated. The minimum duration of commercial leases is nine years. We cannot terminate the lease before such period except in very specific cases (such as reconstructing or elevating an existing building). The tenant, on the other hand, has the power to terminate the lease at the end of each three-year period. However, in leases of premises to be used exclusively as office spaces, such power of the tenant can be contractually removed.
The tenant has also a right of renewal of the lease at the end of its initial period and a right to a revision of the rent every three years. The rent variation is capped. Except in the case where the rental value considerably changes (increase by more than 10% in case of a revision upon a three-year period), the variation of the rent, in case of a revision upon a three-year period or in case of a renewal, cannot exceed the variation of the Commercial Rents Index (index trimestriel des loyers commerciaux) or the Retail Rental Index (indice trimestriel des loyers des activités tertiaires). However, this provision does not apply in case of a renewal of a lease, the initial duration of which exceeded nine years or the effective duration of which exceeded twelve years. In addition, even in the case of a renewed or revised lease where the rental value has considerably changed, the rent increase cannot exceed 10% of the rent paid during the previous year.
Moreover, the tenant has a right of first refusal if the leased premises are offered for sale. However, this right can be contractually removed.
The legal distribution of charges between us and the tenant can be contractually set out. However, articles L. 145-40-2 and R. 145-35 of the French commercial code, which result notably from French law no. 2014-626 of June 18, 2018, make it mandatory for the property owner in leases entered into on or after November 3, 2014 to incur expenditures for major repairs, in particular those related to the obsolescence of the properties and those required to meet changing legal regulation. It also forces the property owner to incur certain taxes.
Bankruptcy Law
In France, a safeguarding (sauvegarde), judicial restructuring (redressement judiciaire) or judicial liquidation (liquidation) procedure commencement order against an insolvent tenant does not lead to the automatic termination of the lease. In such cases, we will not be able to get paid directly by the tenant any rent due before the commencement order. Furthermore, the tenant, via the insolvency court appointed receiver, will have the choice to continue or reject any unexpired lease. If the tenant chooses to continue an unexpired lease, but still fails to pay the rent in connection with the occupancy after the issue of the commencement order, we cannot legally request the termination of the lease before the end of a three-month period from the date of issue of the commencement order.
Environmental Law
In France, our investments are subject to regulations regarding the accessibility of buildings to persons with disabilities, public health and the environment, covering a number of areas, including the ownership and use of classified facilities, the use, storage, and handling of hazardous materials in building construction; inspections for asbestos, lead, and termites; inspection of gas and electricity facilities; assessments of energy efficiency; and assessments of technological and natural risks.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.
We will, in general, remain as an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

•	have more than $1 billion in annual revenue in a fiscal year;

•	issue more than $1 billion of non-convertible debt during the preceding three-year period; or

•
become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

DISTRIBUTION POLICY
We intend to make distributions to holders of our Common Stock on a quarterly basis. Evaluation of our distribution policy and the decision to make a distribution will be made solely at the discretion of our board of directors and will be based on factors including, but not limited to, CAD, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, distribution requirements necessary to maintain our qualification as a REIT, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.
Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under “Risk Factors” in this prospectus or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate common stock distribution. Our board of directors may also determine not to make any distribution.
For more information about our ability to make distributions on the classes and series of stock we are authorized to issue, please refer to the sections entitled “Risk Factors — Risks Related to Our Company” and “Description of Capital Stock” of this prospectus. For more information about distribution requirements in connection with qualifying as and maintaining qualified as a REIT, refer to “Federal Income Tax Consequences of our Status as a REIT— Requirements for Qualification Distribution Requirements.”

SELECTED FINANCIAL DATA
The combined financial information of the NorthStar Europe Predecessor includes:

•
Prior Owner Period - The U.K. Complex and an allocation of certain costs and expenses related to the launch of our European Real Estate Business for periods prior to September 16, 2014, which is the date NorthStar Realty acquired the U.K. Complex; and

•	NorthStar Owner Period - The U.K. Complex and business activities related to our European Real Estate Business for periods from and subsequent to September 16, 2014.
Collectively, the Prior Owner Period and the NorthStar Owner Period represent the NorthStar Europe Predecessor. We have not presented historical information for NorthStar Europe because we have not engaged in any corporate activity since our formation other than the issuance of shares in connection with our initial capitalization. The combined financial information of the NorthStar Europe Predecessor does not include our New European Investments.
This selected financial information should be read in conjunction with “Unaudited Pro Forma Combined Financial Data” and corresponding notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited combined financial statements and the notes thereto and the unaudited interim combined financial statements and the notes thereto included elsewhere in this prospectus. Amounts reported in the combined statement of operations are translated to the U.S. dollar using the average exchange rate for the periods presented. Amounts reported on the combined balance sheets are translated to the U.S. dollar at an exchange rate as of the respective reporting date.
The selected combined balance sheet as of December 31, 2014 and combined statement of operations for the period from September 16, 2014 through December 31, 2014 represent the NorthStar Owner Period. The selected combined balance sheet as of December 31, 2013 and combined statement of operations for the period from January 1, 2014 through September 15, 2014 and the year ended December 31, 2013 represent the Prior Owner Period. This selected financial information is derived from the audited combined financial statements of the NorthStar Europe Predecessor included elsewhere in this prospectus.
The selected combined balance sheet information as of March 31, 2015 and the combined selected combined statement of operations for the three months ended March 31, 2015 and 2014 have been derived from the unaudited interim combined financial statements of the NorthStar Europe Predecessor included elsewhere in this prospectus. Such unaudited interim combined financial statements include all adjustments considered necessary for a fair presentation of the NorthStar Europe Predecessor’s financial position and results of operations and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.
The historical results of the NorthStar Europe Predecessor are not necessarily indicative of the historical results of our European Real Estate Business, NorthStar Europe or the future results of NorthStar Europe. The audited combined financial statements of the NorthStar Europe Predecessor do not include all assets and liabilities to be contributed to NorthStar Europe. For instance, the audited combined financial statements of the NorthStar Europe Predecessor do not include our New European Investments. Additionally, the combined statements of operations of the NorthStar Europe Predecessor include an allocation of certain costs and expenses incurred by NorthStar Realty on behalf of the NorthStar Europe Predecessor, which although based on certain assumptions and estimates believed to be reasonable may differ from actual results.
The following tables present selected financial information for NorthStar Europe Predecessor (dollars in thousands):

	NorthStar Owner Period	Prior Owner Period	NorthStar Owner Period	Prior Owner Period
	Three Months Ended March 31,		Period from September 16 to December 31	Period from January 1 to September 15	Year Ended
	2015	2014	2014	2014	2013
Operating Data:
Rental and escalation income	$2,186	$2,353	$2,722	$7,162	$9,869
Total expenses	3,440	4,744	7,839	13,569	12,163
Net income (loss)	(1,343)	(1,223)	(5,288)	(3,007)	1,633
Net income (loss) attributable to NorthStar Europe Predecessor	(1,312)	(1,223)	(5,012)	(3,007)	1,633

	NorthStar Owner Period		Prior Owner Period
	March 31,	December 31,	December 31,
	2015	2014	2013
Balance Sheet Data:
Cash	$3,753	$1,552	$1,350
Mortgage notes payable	74,170	77,660	47,895
Total assets	99,083	102,826	90,951
Total liabilities	77,921	81,947	67,367
Total equity	21,162	20,879	23,584

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following tables present unaudited pro forma combined financial statements of our European Real Estate Business consisting of pro forma combined results of operations for the three months ended March 31, 2015 and year ended December 31, 2014 and a pro forma combined balance sheet as of March 31, 2015, comprised of the following:

•
NorthStar Europe Predecessor - includes: (i) The U.K. Complex which is a $100 million multi-tenant leasehold office complex located in the United Kingdom purchased in September 2014; and (ii) an allocation of certain costs and expenses from activities related to the launch of our European Real Estate Business.

•	New European Investments:

•	SEB Portfolio - $1.3 billion portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015;

•	Trias Portfolio - $550 million portfolio primarily comprised of multi-tenant office properties located throughout Europe purchased by NorthStar Realty in April 2015; and

•	Trianon Tower - $620 million office tower located in Frankfurt, Germany which NorthStar Realty entered into a definitive agreement to purchase in June 2015.
The unaudited pro forma combined statements of operations represent our European Real Estate Business for the three months ended March 31, 2015 and year ended December 31, 2014 and gives effect to the spin-off of our European Real Estate Business from NorthStar Realty as if it occurred on January 1, 2014. The pro forma combined balance sheet assumes the spin-off of our European Real Estate Business from NorthStar Realty occurred as of March 31, 2015.
The year ended December 31, 2014 is comprised of: (i) the period of our ownership of the U.K. Complex from September 16, 2014 to December 31, 2014, or the NorthStar Owner Period; and (ii) the period from January 1, 2014 to September 15, 2014 represents a period prior to our ownership, or the Prior Owner Period. Therefore, the amounts presented for the year ended December 31, 2014 may not be comparable to future periods.
The unaudited pro forma combined financial statements of our European Real Estate Business are not necessarily indicative of what our financial condition or results of operations would have been for the periods presented, nor are they representative of the future financial condition or results of operations of NorthStar Europe. The unaudited pro forma combined financial statements of our European Real Estate Business should be read in conjunction with the audited combined financial statements and the notes thereto of the NorthStar Europe Predecessor and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

The following table presents the unaudited pro forma combined statements of operations of our European Real Estate Business for the three months ended March 31, 2015 and year ended December 31, 2014 (dollars in thousands, except share and per share data):

	Three Months Ended March 31, 2015 (1)
	NorthStar Europe Predecessor(2)	Pro Forma Adjustments(3)	Other		Pro Forma
Property and other revenues
Rental and escalation income	$2,186
Other revenues	1
Total property and other revenues	2,187
Expenses
Operating expenses	834			(4)
Interest expense	752			(8)
General and administrative expenses	928
Depreciation and amortization	926
Total expenses	3,440
Other income (loss)
Unrealized gain (loss) on investments and other	(84)
Realized gain (loss) on investments and other	(6)
Net income (loss)	(1,343)
Net (income) loss attributable to non-controlling interests	31
Net income (loss) attributable to the NorthStar Europe Predecessor	$(1,312)
Earnings (loss) per share:
Basic
Diluted
Weighted average number of shares:(6)
Basic
Diluted

	Year ended December 31, 2014(1)
	NorthStar Europe Predecessor(2)	Pro Forma Adjustments(3)	Other		Pro Forma
Property and other revenues
Rental and escalation income	$9,884
Other revenues	1,329
Total property and other revenues	11,213
Expenses
Operating expenses	4,294			(4)
Transaction costs	4,198			(5)
Interest expense	3,651			(8)
General and administrative expenses	5,883
Depreciation and amortization	3,382
Total expenses	21,408
Other income (loss)
Unrealized gain (loss) on investments and other	1,900
Net income (loss)	(8,295)
Net (income) loss attributable to non-controlling interests	276
Net income (loss) attributable to the NorthStar Europe Predecessor	$(8,019)
Earnings (loss) per share:
Basic
Diluted
Weighted average number of shares:(6)
Basic
Diluted

The following table presents our unaudited pro forma combined balance sheet of our European Real Estate Business as of March 31, 2015 (dollars in thousands):

	NorthStar Europe Predecessor	Pro Forma Adjustments(7)	Other		Pro Forma(1)
Assets
Cash	$3,753			(8)
Restricted cash	4,852
Operating real estate, net	51,999
Receivables	769
Unbilled rent receivable, net	473
Derivative assets, at fair value	955
Deferred costs and intangible assets, net	33,783
Other assets	2,499
Total assets	$99,083

Liabilities
Mortgage notes payable	$74,170
Accounts payable and accrued expenses	1,084
Other liabilities	2,667
Total liabilities	77,921
Equity
NorthStar Europe equity	20,118
Non-controlling interests	1,044
Total equity	21,162
Total liabilities and equity	$99,083
__________________

(1)
The functional currency of NorthStar Europe is U.S. dollars and the functional currency of the properties comprising our European Real Estate Business is the local currency where the property is located, predominately the Euro. As such, the operations are translated to U.S. dollar using the average exchange rate during the respective period. Additionally, assets and liabilities of such properties denominated in a foreign currency are translated to the U.S. dollar using the currency exchange rate at the end of the period presented. Our New European Investments presented in this unaudited pro forma combined balance sheet are translated using the currency exchange rate as of the respective acquisition or commitment date. Such translation adjustments are recorded to accumulated other comprehensive income (loss), or OCI, in equity. The unaudited pro forma combined balance sheet does not include assumptions for any amounts recorded in OCI.

(2)
The year ended December 31, 2014, includes the Prior Owner Period from January 1, 2014 through September 15, 2014 and NorthStar Owner Period from September 16, 2014 through December 31, 2014. The three months ended March 31, 2015 represents the NorthStar Owner Period.

(3)	The following summarizes the pro forma adjustments related to our New European Investments for the three months ended March 31, 2015 and year ended December 31, 2014 (dollars in thousands):

	Three Months Ended March 31, 2015
	SEB Portfolio			Trias Portfolio			Trianon Tower
	Historical (i)	Pro Forma Adjustments		Historical (i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Total
Property and other revenues
Rental and escalation income	$17,889						$8,936
Other revenue	1,806						103
Total property and other revenues	19,695						9,039
Expenses
Other interest expense	—		(ii)			(ii)	—		(ii)
Real estate properties – operating expenses	2,307		(iii)			(iii)	2,117		(iii)
Depreciation and amortization	—		(iv)			(iv)	—		(iv)
Total expenses	2,307						2,117
Income (loss) from operations before income tax	17,388						6,922
Provision for income tax	—		(v)			(v)	—		(v)
Net income (loss)	17,388						6,922
Net (income) loss attributable to non-controlling interests	—		(vi)			(vi)	—		(vi)
Net income (loss) attributable to NorthStar Europe common stockholders	$17,388						$6,922

	Year Ended December 31, 2014
	SEB Portfolio			Trias Portfolio			Trianon Tower
	Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Total
Property and other revenues
Rental and escalation income	$80,500						$40,446
Other revenue	5,617						295
Total property and other revenues	86,117						40,741
Expenses
Other interest expense	—		(ii)			(ii)	—		(ii)
Real estate properties – operating expenses	8,400		(iii)			(iii)	13,981		(iii)
Depreciation and amortization	—		(iv)			(iv)	—		(iv)
Total expenses	8,400						13,981
Income (loss) from operations before income tax	77,717						26,760
Provision for income tax	—		(v)			(v)	—		(v)
Net income (loss)	77,717						26,760
Net (income) loss attributable to non-controlling interests	—		(vi)			(vi)	—		(vi)
Net income (loss) attributable to NorthStar Europe common stockholders	$77,717						$26,760
_____________________________

(i)
Represents audited financial statements of revenues and certain expenses for our New European Investments for the year ended December 31, 2014 and unaudited financial statements of revenues and certain expenses for our New European Investments for the three months ended March 31, 2015. The SEB Portfolio and Trias Portfolio were both acquired in April 2015 and NorthStar Realty entered into a definitive agreement to purchase the Trianon Tower in June 2015.

(ii)	Represents interest expense for new borrowings for each respective New European Investment and includes amortization of deferred financing costs.

(iii)	Represents an adjustment for third party property management and other fees.

(iv)
Represents depreciation and amortization expense based on a preliminary purchase price allocation for our New European Investments. The purchase price allocation is a preliminary estimate and may be adjusted within one year of the acquisition in accordance with U.S. GAAP.

(v)	We estimate our effective tax rate to be approximately % on a blended basis based on our earnings from our investments.

(vi)	The non-controlling interest holders are not allocated any (income) loss as set forth in the governing documents.

(4)
Represents a pro forma adjustment to reflect asset management and other fees incurred in accordance with the management agreement with NSAM, the terms of which are described in “Corporate Governance and Management—Our Manager—Management Agreement” of this prospectus. The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.

(5)
Transaction costs related to the NorthStar Europe Predecessor and our New European Investments include legal, accounting, tax and other professional services and are not included as part of the pro forma combined statements of operations.

(6)
Weighted average shares used to compute basic and diluted earnings per share represents the number of weighted average shares of Common Stock assumed to be outstanding based on a distribution ratio of one share of NorthStar Europe Common Stock for every share of NorthStar Realty common stock. The actual number of our basic and diluted shares outstanding will not be known until the Distribution.

(7)	The following summarizes the pro forma adjustments related to our New European Investments for the unaudited pro forma combined balance sheet as of March 31, 2015 (dollars in thousands):

As of March 31, 2015(i)(ii)
	SEB Portfolio	Trias Portfolio	Trianon Tower	Total
Assets
Cash
Operating real estate, net
Derivative assets, at fair value
Deferred costs and intangible assets, net
Other assets
Total assets

Liabilities
Mortgage notes payable
Other liabilities
Total liabilities
Equity
NorthStar Europe equity
Non-controlling interests
Total equity
Total liabilities and equity
_____________________________

(i)
Represents the preliminary purchase price allocation for each of the properties that comprise our New European Investment. The purchase price allocation is a preliminary estimate and may be adjusted within one year of the acquisition in accordance with U.S. GAAP.

(ii)
Our New European Investments are predominantly denominated in Euro and GBP. The initial purchase price allocation is translated based on the exchange rate to the U.S. dollar on the respective acquisition date for the SEB Portfolio and the Trias Portfolio and the commitment date for the Trianon Tower.

(8)
Represents a pro forma adjustment to reflect NorthStar Europe’s agreement to issue $300 million of 4.625% Senior Notes in July 2015. We may elect to settle all or part of the principal amount of the Senior Notes in NRE Common Stock in lieu of cash. Refer to “Management’s Discussion and Analysis of Financial Condition — Recent Developments” for further discussion. Excludes any additional cash that may be contributed upon Distribution.

CAPITALIZATION TABLE
The following table sets forth our capitalization as of March 31, 2015: (i) on a historical basis of NorthStar Europe Predecessor; and (ii) on an as adjusted basis to give effect to the pro forma adjustments included in our unaudited pro forma combined financial information included elsewhere in this prospectus. The information below is not necessarily indicative of what our capitalization would have been had the Distribution been completed as of March 31, 2015. In addition, this information is not indicative of our future capitalization.
The following table should be read in conjunction with the sections entitled “Selected Financial Data,” “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus (dollars in thousands):

	NorthStar Europe Predecessor	Pro Forma Prior to the Distribution	As Adjusted
Liabilities	$77,921
Equity
NorthStar Europe equity	20,118
Non-controlling interests	1,044
Total equity	21,162
Total liabilities and equity	$99,083

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
We describe in this prospectus our European Real Estate Business, which includes the NorthStar Europe Predecessor and our New European Investments, to be contributed to NorthStar Europe by NorthStar Realty as if the spin-off has already occurred. However, NorthStar Europe is a newly-formed entity that will not have conducted any separate operations prior to the spin-off. The financial results of the NorthStar Europe Predecessor or of our New European Investments operated as part of NorthStar Realty may not be indicative of NorthStar Europe’s financial results upon consummation of the spin-off or of the financial results of NorthStar Europe had it owned the U.K. Complex and our New European Investments as an independent public company for the periods presented.
The following discussion may not contain all of the information that is important to you and should be read in conjunction with the combined financial statements of the NorthStar Europe Predecessor and the notes thereto included in “Financial Statements,” the unaudited pro forma financial information included in “Unaudited Pro Forma Financial Information” beginning on page 64 and the risk factors included in “Risk Factors” beginning on page 16 of this prospectus.
Overview
We are a newly-formed European commercial real estate company with approximately $2.6 billion at cost of investments located throughout nine countries in Europe. We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value.
We will be externally managed and advised by NSAM. We are a Maryland corporation and intend to conduct our operations so as to qualify as a REIT for U.S. federal income tax purposes beginning with the year ending December 31, 2015.
We seek to access a wide range of secured and unsecured debt and public and private equity capital sources to grow and fund our investment activities. We expect to predominantly use investment-level financing as part of our strategy to prudently leverage our investments and deliver attractive risk-adjusted returns to our stockholders. We expect to target overall leverage of 40% to 50%, although there is no assurance that this will be the case. We plan to pursue a variety of financing arrangements such as mortgage notes and bank loans available from the CMBS market, finance companies and banks. In addition, we may use corporate-level financing such as credit facilities and other borrowings. We generally seek to limit our reliance on recourse borrowings. Borrowing levels for our investments may be dependent upon the nature of the investments and the related financing that is available.
The current availability of attractive long-term, non-recourse, non-mark-to-market financing through the European bank markets has bolstered opportunities to acquire real estate. For longer duration, relatively stable cash flow investments, such as those derived from net lease investments, we may use fixed rate financing. For investment cash flow with greater growth potential, we expect to use floating rate financing, which provides prepayment flexibility and may provide a better match between underlying cash flow projections and potential increases in interest rates. Where we use floating rate financing, we expect to generally attempt to mitigate the risk of interest rates rising through hedging arrangements including interest rate swaps and caps. We may vary the mix of fixed and floating rate debt and use a combination of the two when we deem it appropriate. We also may utilize corporate-level financing in the future.
We believe that we maintain a competitive advantage through a combination of deep industry relationships and access to market leading commercial real estate credit underwriting and capital markets expertise which enables us to manage credit risk across our business lines as well as to structure and finance our investments efficiently. Our ability to invest across the spectrum of investments allows us to take advantage of complementary and overlapping sources of investment opportunities based on a common reliance on commercial real estate fundamentals and application of similar underwriting and asset management skills as we seek to maximize stockholder value and to protect our capital.
Sources of Operating Revenues and Cash Flows
We primarily generate revenue from rental and other operating income from our real estate properties. Our income is primarily derived through the difference between revenue and the cost at which we are able to finance our investments. We may also acquire investments which generate attractive returns without any leverage.

Profitability and Performance Metrics
We calculate several metrics to evaluate the profitability and performance of our business but our principal performance metric is CAD (refer to “Non-GAAP Financial Measure — Cash Available for Distribution” for a description of this metric).
Outlook and Recent Trends
The global economic and financial crisis of 2008 and 2009 had a dramatic negative impact on the proper functioning of the global capital markets and liquidity across all asset classes and markets. While conditions began to improve in the United States in 2012, recovery in Europe remained slow and uncertain, in particular due to the sovereign debt crisis. However, the European economy has been steadily recovering. We believe that the economic environment in Europe has stabilized and the foundations are in place for a gradual and sustained recovery. Despite the overall positive outlook, regional disparities continue to exist as European economies recover at different speeds. As a result, attractive opportunities exist in Europe for investors who are able to take a long-term view on the European recovery. Historically wide spreads between capitalization rates and interest rates, coupled with property values, particularly as compared to the United States, remaining below their historical peaks in many markets within the European Union create a compelling long-term investment environment in Europe. At the same time, the investment market has also continued to improve as investment volumes approach pre-financial crisis levels, with the office sector continuing to drive investment activity. As financial institutions and asset management agencies continue to deleverage, we anticipate that there will be further opportunities to acquire portfolios and investments at an attractive long term basis.
Virtually all commercial real estate property types were adversely impacted by the global economic and financial crisis. Despite improvements in the global economy, uncertainty remains as to the extent and timing of further recovery. Issues with the instability of credit and financial markets, actions by governments or central banks, weak consumer confidence in many markets and geopolitical or economic instability in certain countries continues to put pressure on the European economy. Instability or volatility of certain countries in the European Union may create risks for stronger countries within the European Union and globally. A return to weak economic conditions in the future, or a lack of continued recovery in Europe, could reduce a tenant’s ability to make payments in accordance with the contractual terms and for companies to lease or occupy new space. To the extent that market rental and occupancy rates are reduced, property-level cash flow could be negatively affected.
Critical Accounting Policies
Basis of Accounting
The combined financial statements and related notes are presented on a carve-out basis and have been prepared from the historical combined balance sheets, statements of operations, comprehensive income (loss) and cash flows attributed to the NorthStar Europe Predecessor in accordance with U.S. GAAP. Historically, financial statements of the NorthStar Europe Predecessor have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of the NorthStar Europe Predecessor and include material assets and liabilities of NorthStar Realty that are specifically identifiable to us. Additionally, the combined financial statements include an allocation of costs and expenses by NorthStar Realty related to the NorthStar Europe Predecessor (primarily compensation and other general and administrative expense) based on an estimate of expenses had the NorthStar Europe Predecessor been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of our operations. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had we been a separate independent entity. We believe the assumptions underlying its allocation of indirect expenses are reasonable.
NorthStar Europe Predecessor was determined to be the predecessor for accounting purposes and accordingly, followed S-X Rules 3-01 through 3-04 and Rule 12-28. Because the U.K. Complex was acquired from an unrelated third party on September 16, 2014, a “blackline” presentation for the change in basis giving effect to purchase accounting pursuant to U.S. GAAP is presented.
Principles of Consolidation
Our consolidated financial statements will include the accounts of NorthStar Realty Europe Corp. and its consolidated subsidiaries. We will consolidate variable interest entities, or VIEs, where we are the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by us. All significant intercompany balances will be eliminated in consolidation.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. We will base the qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. We will reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We will determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to our business activities and the other interests. We will reassess the determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
We will evaluate our investments in unconsolidated ventures to determine whether they are a VIE. We will analyze new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If we have a majority voting interest in a voting interest entity, the entity will generally be consolidated. We will not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
We will perform on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Unconsolidated Ventures
Non-controlling, unconsolidated ownership interests in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents.
We may account for an investment in an unconsolidated entity at fair value by electing the fair value option where we would record the change in fair value in the consolidated statements of operations.
We may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if we determine the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to us. A non-controlling interest will be required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and OCI attributable to controlling and non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. We follow the purchase method for an acquisition of operating real estate, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangibles, such as goodwill. Ordinary repairs and maintenance will be expensed as incurred. Major replacements and betterments which improve or extend the life of the asset will be capitalized and depreciated over their useful life. Operating real estate will be depreciated using the straight-line method over the estimated useful lives of the assets. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in our consolidated statements of operations. Any excess upon taking title to collateral between the carrying value of a loan over the estimated fair value of the property will be charged to provision for loan losses.
Operating real estate which has met the criteria to be classified as held for sale, will be separately presented on the consolidated balance sheets. Such operating real estate is recorded at the lower of its carrying value or its estimated fair value less the cost to sell. Once a property is determined to be held for sale, depreciation is no longer recorded.
Fair Value Measurement
The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities recorded at fair value on our combined balance sheets are categorized based on the inputs to the valuation techniques as follows:
Level 1. Quoted prices for identical assets or liabilities in an active market.
Level 2. Financial assets and liabilities whose values are based on the following:

(a)	Quoted prices for similar assets or liabilities in active markets.

(b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

(c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

(d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.
Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate will be derived from leasing of space to various types of tenants. The leases will be for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases will be recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases will be included in unbilled rent receivable on our consolidated balance sheets. Escalation income represents revenue from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by us on behalf of the respective property. This revenue will be accrued in the same period as the expenses are incurred.
Impairment on Investments
Operating Real Estate
Our real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of our operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if management’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, we consider factors including global macroeconomic factors, real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in our consolidated statements of operations.

An allowance for a doubtful account for a tenant receivable will be established based on a periodic review of aged receivables resulting from estimated losses due to the inability of a tenant to make required rent and other payments contractually due.
Investments in Unconsolidated Ventures
We will review our investments in unconsolidated ventures for which we did not elect the fair value option on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value may be impaired or that its carrying value may not be recoverable. An investment will be considered impaired if the projected net recoverable amount over the expected holding period is less than the carrying value. In conducting this review, we consider factors including global macroeconomic factors, real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred and is considered to be other than temporary, the loss will be measured as the excess of the carrying value of the investment over the estimated fair value and recorded in provision for loss on equity investment in our consolidated statements of operations.
Derivatives
Derivatives are used to manage exposure to interest rate risk and foreign currency exchange rate risk. For derivatives that qualify as a cash flow hedge, the effective portion of the change in fair value of derivatives designated as a hedge will be recorded in accumulated OCI and is subsequently reclassified into income in the period that the hedged item affects income. Amounts reported in OCI that relate to the hedge of our floating-rate borrowings will be reclassified to interest expense as interest payments will be made on associated borrowings.
The change in fair value for derivatives that do not qualify as a hedge for U.S. GAAP will be recorded in earnings. If we elect the fair value option for certain of our borrowings, any derivatives designated as a qualifying hedge at the time no longer qualified for hedge accounting given that the underlying borrowing will be remeasured with changes in the fair value recorded in earnings. For such derivatives, the unrealized gain (loss) at that time will remain in accumulated OCI and will be reclassified into earnings over the life of the associated borrowing.
Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the consolidated statements of equity.
Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.
Results of Operations
We have not presented historical information for NorthStar Europe because we have not engaged in any corporate activity since our formation other than the issuance of shares in connection with our initial capitalization. We have presented financial information for our predecessor, NorthStar Europe Predecessor, in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which includes:

•
Prior Owner Period - The U.K. Complex and an allocation of certain costs and expenses related to the launch of our European Real Estate Business for periods prior to September 16, 2014, which is the date NorthStar Realty acquired the U.K. Complex; and

•	NorthStar Owner Period - The U.K. Complex and business activities related to our European Real Estate Business for periods subsequent to September 16, 2014.
Collectively, the Prior Owner Period and the NorthStar Owner Period represent the NorthStar Europe Predecessor.
The acquisition of the U.K. Complex by NorthStar Realty was accounted for as a business combination. As a result, the financial results presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” have been presented separately for the Prior Owner Period and the NorthStar Owner Period for the year ended December 31, 2014. Refer to Note 1 to the audited combined financial statements of the NorthStar Europe Predecessor for more detail.

The combined financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

•	The combined financial information of the NorthStar Europe Predecessor does not include our New European Investments; and

•
The combined statements of operations of the NorthStar Europe Predecessor includes an allocation of certain costs and expenses incurred by NorthStar Realty on behalf of the NorthStar Europe Predecessor, which although based on certain assumptions and estimates believed to be reasonable may differ from actual results.

Comparison of the Three Months Ended March 31, 2015 to March 31, 2014 (Dollars in Thousands):

	NorthStar Owner Period	Prior Owner Period
	Three Months Ended March 31,		Increase (Decrease)
	2015	2014	Amount	%
Revenues
Rental and escalation income	$2,186	$2,353	$(167)	(7.10)%
Other revenue	1	506	(505)	(99.80)%
Total revenues	2,187	2,859	(672)	(23.50)%
Expenses
Operating expenses	834	1,360	(526)	(38.68)%
Interest expense	752	620	132	21.29%
General and administrative expenses	928	1,971	(1,043)	(52.92)%
Depreciation and amortization	926	793	133	16.77%
Total expenses	3,440	4,744	(1,304)	(27.49)%
Other income (loss)
Unrealized gain (loss)	(84)	662	(746)	(112.69)%
Realized gain (loss)	(6)	—	(6)	—%
Net income (loss)	$(1,343)	$(1,223)	$(120)	9.81%
Revenues
Rental and Escalation Income
Rental and escalation income consists of rental revenue and tenant recoveries. Rental and escalation income decreased $0.2 million primarily due to a reduction in recoverable service charges during the NorthStar Owner Period.
Other Revenue
Other revenue for the three months ended March 31, 2014 is principally related to the Prior Owner Period and was attributable to sundry income. The other revenue earned for the three months ended March 31, 2015 was immaterial.
Expenses
Operating Expenses
Property operating expenses decreased $0.5 million primarily due to reduced consumption related costs during the NorthStar Owner Period.
Interest Expense
Interest expense increase of $0.1 million was primarily attributable to new mortgage notes payable associated with NorthStar Realty’s acquisition of the U.K. Complex in September 2014.
General and Administrative Expenses
General and administrative expenses are principally incurred at the corporate level. General and administrative expenses represents an allocation of certain costs and expenses related to activities for the launch of our European Real Estate Business. The three months ended March 31, 2015 also includes $0.1 million related to an allocation of management fees for NSAM services had NorthStar Europe Predecessor been a stand alone company.

Depreciation and Amortization
Depreciation and amortization expense increased $0.1 million primarily due to a preliminary purchase price allocation of the U.K. Complex acquired by NorthStar Realty in September 2014.
Other Income (Loss)
Unrealized Gain (Loss)
Unrealized gain (loss) was related to foreign currency remeasurement on assets and liabilities denominated in foreign currencies during the Prior Owner Period. Translation adjustments for the NorthStar Owner Period are recorded to OCI.
Comparison of the Year Ended December 31, 2014 to December 31, 2013 (Dollars in Thousands):

	NorthStar Owner Period	Prior Owner Period		Increase (Decrease)
	Period from September 16, 2014 to December 31, 2014	Period from January 1, 2014 to September 15, 2014	Year Ended 2013	Amount	%
Revenues
Rental and escalation income	$2,722	$7,162	$9,869	$15	0.15%
Other revenue	39	1,290	1,129	200	17.71%
Total revenues	2,761	8,452	10,998	215	1.95%
Expenses
Operating expenses	1,181	3,113	4,002	292	7.30%
Transaction costs	4,198	—	—	4,198	—%
Interest expense	165	3,486	4,666	(1,015)	(21.75)%
General and administrative expenses	1,207	4,676	340	5,543	1,630.29%
Depreciation and amortization	1,088	2,294	3,155	227	7.19%
Total expenses	7,839	13,569	12,163	9,245	76.01%
Other income (loss)
Unrealized gain (loss)	(210)	2,110	2,798	(898)	(32.09)%
Net income (loss)	$(5,288)	$(3,007)	$1,633	$(9,928)	(607.96)%
Revenues
Rental and Escalation Income
Rental and escalation income consists of rental revenue and tenant recoveries.
Other Revenue
Other revenue is principally related to the Prior Owner Period and was attributable to sundry income.
Expenses
Operating Expenses
Property operating expenses increased $0.3 million due to a slight increase in consumption related costs.
Transaction Costs
Transaction costs primarily represented expenses such as professional fees related to NorthStar Realty’s acquisition of the U.K. Complex in September 2014.
Interest Expense
Interest expense decrease of $1.0 million was primarily attributable to new mortgage notes payable associated with NorthStar Realty’s acquisition of the U.K. Complex in September 2014.
General and Administrative Expenses
General and administrative expenses are principally incurred at the corporate level. General and administrative expenses represents an allocation of certain costs and expenses related to activities for the launch of our European Real Estate Business.

The NorthStar Owner Period also includes $0.1 million related to an allocation of management fees for NSAM services had NorthStar Europe Predecessor been a stand alone company.
Depreciation and Amortization
Depreciation and amortization expense increased $0.2 million primarily due to a preliminary purchase price allocation of the U.K. Complex acquired by NorthStar Realty in September 2014.
Other Income (Loss)
Unrealized Gain (Loss)
Unrealized gain (loss) was related to foreign currency remeasurement on assets and liabilities denominated in foreign currencies during the Prior Owner Period. Translation adjustments for the NorthStar Owner Period are recorded to OCI.
Liquidity and Capital Resources
We require capital to fund our investment activities and operating expenses. Our capital sources may include cash flow from operations, financings secured by our assets such as mortgage notes, borrowings under credit facilities, long-term senior and subordinate corporate capital such as revolving credit facilities, senior term loans, senior notes, senior exchangeable notes and perpetual preferred and common stock.
We seek to meet our long-term liquidity requirements, including the repayment of borrowings and our investment funding needs, through existing cash resources, issuance of debt or equity capital, return of capital from investments and the liquidation or refinancing of assets. Nonetheless, our ability to meet a long-term (beyond one year) liquidity requirement may be subject to obtaining additional debt and equity financing. Any decision by our lenders and investors to provide us with financing will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative investment or lending opportunities.
As a REIT, we will be required to distribute at least 90% of our annual REIT taxable income to our stockholders, including taxable income where we do not receive corresponding cash, and we intend to distribute all or substantially all of our REIT taxable income in order to comply with the REIT distribution requirements of the Internal Revenue Code and to avoid federal income tax and the non-deductible excise tax. On a quarterly basis, our board of directors will determine an appropriate common stock dividend based upon numerous factors, including CAD, REIT qualification requirements, availability of existing cash balances, borrowing capacity under existing credit agreements, access to cash in the capital markets and other financing sources, our view of our ability to realize gains in the future through appreciation in the value of our assets, general economic conditions and economic conditions that more specifically impact our business or prospects. Future dividend levels are subject to adjustment based upon our evaluation of the factors described above, as well as other factors that our board of directors may, from time-to-time, deem relevant to consider when determining an appropriate common stock dividend.
We currently believe that our existing sources of funds should be adequate for purposes of meeting our short-term liquidity needs. We may seek to raise additional capital in order to finance new acquisitions.
We entered into an agreement to issue $300 million principal amount of 4.625% senior notes due December 2016, or Senior Notes, in July 2015. We may elect to settle all or part of the principal amount of the Senior Notes in NRE Common Stock in lieu of cash. Refer to “Recent Developments” for further discussion of the Senior Notes.
Cash Flows
The following presents a summary of our combined statements of cash flows for the three months ended March 31, 2015 (NorthStar Owner Period) and 2014 (Prior Owner Period) and for the years ended December 31, 2014 and 2013 (dollars in thousands). The combined statement of cash flows for the period from September 16, 2014 through December 31, 2014 represent the NorthStar Owner Period and the combined statement of cash flows for the period from January 1, 2014 through September 15, 2014 and the year ended December 31, 2013 represent the Prior Owner Period.

	NorthStar Owner Period	Prior Owner Period	NorthStar Owner Period	Prior Owner Period
			Period From	Period From
			September 16,	January 1,
	Three Months		2014 to	2014 to	Year Ended
	Ended March 31,		December 31,	September 15,	December 31,
Cash flow provided by (used in):	2015	2014	2014	2014	2013
Operating activities	$1,616	$1,401	$(6,728)	$(2,681)	$7,245
Investing activities	(51)	(985)	(89,645)	(2,307)	(7,263)
Financing activities	786	(172)	100,608	(46)	(656)
Effect of foreign currency translation on cash	(150)	175	(2,683)	3,722	545
Net increase (decrease) in cash	$2,201	$419	$1,552	$(1,312)	$(129)

Three Months Ended March 31, 2015 Compared to March 31, 2014
Net cash provided by operating activities was $1.6 million for the three months ended March 31, 2015 compared to $1.4 million for the three months ended March 31, 2014. The increase in net cash flow provided by operating activities was primarily related to an increase in net cash flow from operating activities, offset by costs and expenses from activities related to the launch of our European Real Estate Business in 2014.
Net cash used in investing activities was immaterial for the three months ended March 31, 2015 related to NorthStar Realty’s acquisition of the U.K. Complex in September 2014. Net cash used in investing activities for the three months ended March 31, 2014 related to improvements of operating real estate.
Net cash provided by financing activities was $0.8 million for the three months ended March 31, 2015 related to the financing by NorthStar Realty for the acquisition of the U.K. Complex in September 2014. There was immaterial cash activity in financing activities for the three months ended March 31, 2014.
Year Ended December 31, 2014 Compared to December 31, 2013
Net cash used in operating activities was $9.4 million for the year ended December 31, 2014 compared to cash provided by operating activities of $7.2 million for the year ended December 31, 2013. The increase in net cash flow used in operating activities was primarily related to a decrease in net cash flow from operating activities, offset by costs and expenses from activities related to the launch of our European Real Estate Business in 2014.
Net cash used in investing activities was $92.0 million for the year ended December 31, 2014 compared to $7.3 million for the year ended December 31, 2013. The increase in net cash used in investing activities related to NorthStar Realty’s acquisition of the U.K. Complex in September 2014.
Net cash provided by financing activities was $100.6 million for the year ended December 31, 2014 compared to net cash used in financing activities of $0.7 million for the year ended December 31, 2013. The net cash provided by financing activities in 2014 relates to the financing by NorthStar Realty for the acquisition of the U.K. Complex in September 2014.

Contractual Obligations and Commitments
The following table presents contractual obligations and commitments as of December 31, 2014 (dollars in thousands):

	Payments Due by Period
	Total(1)	Less than 1 year	1-3 years	3-5 years	More than 5 years
NorthStar Europe Predecessor(2)
Mortgage note payable	$77,660	$—	$—	$77,660	$—
Estimated interest payments(3)	12,285	2,457	4,914	4,914	—
Subtotal	89,945	2,457	4,914	82,574	—

Pro Forma Contractual Obligations(4)
Mortgage notes payable
Senior notes
Estimated interest payments(3)
Subtotal
Total
_____________________

(1)
Amounts denominated in foreign currencies are translated to the U.S. dollar using the currency exchange rate at the end of the period presented for the U.K. Complex and the exchange rate as of the respective acquisition or commitment date for our New European Investments included in the Pro Forma Contractual Obligations.

(2)	Excludes immaterial amounts of related to an operating ground lease.

(3)	Applicable LIBOR benchmark plus the respective spread and foreign currency exchange rate as of December 31, 2014 was used to estimate payments for our floating-rate liabilities.

(4)
Represents Pro Forma contractual obligations related to our New European Investments and the Senior Notes. Refer to “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition — Recent Developments” for further discussion of our Pro Forma borrowings.

The table above does not include the amounts payable to NSAM under the management agreement. The annualized fee payable to NSAM is approximately $10 million based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower. Refer to “Corporate Governance and Management—Our Manager—Management Agreement” of this prospectus for a discussion of the management agreement with NSAM, the terms of which are described therein.
Off-Balance Sheet Arrangements
We currently do not have any off-balance sheet arrangements.
Related Party Arrangements
For purposes of governing the ongoing relationships between NorthStar Realty and us after the Distribution and to provide for an orderly transition, prior to the Distribution, we and NorthStar Realty will enter into a separation agreement and a contribution agreement, each of which is or will be included as an exhibit to the registration statement of which this prospectus forms a part. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will also provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. For a description of the other agreements governing our ongoing relationship with NorthStar Realty, refer to “Certain Relationships and Related Party Transactions.”
In connection with the Distribution, we will enter into a management agreement with NSAM pursuant to which NSAM will manage the Company for an initial term of 20 years. The management agreement provides for: (i) an annual base management fee equal to the sum of: (a) $10 million; and (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by us or NorthStar Realty prior to the date of the Distribution, which are used to fund European investments that close subsequent to June 30, 2015 and are contributed to us in connection with the Distribution; (2) any equity we issue in exchange or conversion of notes; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to LTIP Units in our Operating Partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD, if any, in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the Distribution; and (ii) an incentive fee determined as described under “Corporate Governance and Management — Our Manager — Management Agreement” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.
Recent Developments
SEB Portfolio
In April 2015, we acquired the SEB Portfolio, an approximate €1.2 billion ($1.3 billion) European office portfolio comprised of 11 Class A office properties located across gateway cities in seven of Europe’s top markets. We financed the SEB Portfolio with an approximate €530 million ($600 million) of seven year senior mortgage notes, denominated primarily in the local currencies of the respective properties.
Trias Portfolio
In April 2015, we acquired the Trias Portfolio an approximate €500 million ($550 million) pan-European office portfolio located across eight European countries including United Kingdom, Germany, France, Belgium, Netherlands, Spain, Portugal and Italy. The Trias Portfolio is comprised of 37 properties, which includes 29 office properties, five retail properties, two hotels and an industrial property. We financed the Trias Portfolio with an approximate €220 million ($250 million) senior mortgage note.
Trianon Tower
On June 15, 2015, we announced that we entered into a definitive agreement to acquire the Trianon Tower, a Class A office tower located in Frankfurt, Germany for an approximate €540 million ($620 million). This acquisition is subject to the completion of our due diligence and the satisfaction of customary closing conditions. Accordingly, no assurance can be given that this property will be acquired by us on the anticipated terms or at all or that it will be contributed to NRE prior to the Distribution.
Senior Notes
In June 2015, NRE, a current wholly-owned subsidiary of NorthStar Realty, entered into an agreement to issue $300 million principal amount of 4.625% Senior Notes due December 2016 plus up to an additional $60 million principal amount of notes that may be issued at the option of the underwriters within 30 days of the initial issuance of the Senior Notes. The Senior Notes will be issued in July 2015 and will be senior unsubordinated and unsecured obligations of NRE and NorthStar Realty will guarantee payments on the Senior Notes. Subject to specified conditions being met, including completion of the Distribution, the listing of NRE common stock and public notice at least 60 days prior to maturity, NRE may elect to settle all or part of the principal amount of the Senior Notes in NRE common stock in lieu of cash, in which case the number of shares delivered per note will be based on NRE Common Stock prices during a measurement period immediately preceding the maturity date.
Non-GAAP Financial Measures
Management will use CAD to evaluate our profitability and our board of directors will consider CAD in determining our quarterly cash distributions. CAD is a non-GAAP financial measure. We believe that CAD is useful because it adjusts net income (loss) for a variety of non-cash items. We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other; amortization of second generation tenant improvements and leasing commissions, maintenance capital expenditures; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise.
CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. For example, our calculation of CAD per share will not take into account any potential dilution from any exchangeable senior notes or restricted stock units subject to performance metrics not yet achieved.

Quantitative and Qualitative Disclosures about Market Risk
We are primarily subject to interest rate risk, foreign currency exchange rate risk and credit risk. These risks are dependent on various factors beyond our control, including monetary and fiscal policies, domestic and international economic conditions and political considerations. Our market risk sensitive assets, liabilities and related derivative positions will be held for investment and not for trading purposes.
Interest Rate Risk
Changes in interest rates affect our net income, which is the difference between the income earned on our investments and the interest expense incurred in connection with our borrowings and derivatives. Our operating results depend in large part on differences between the income from our investments less our operating costs, reduced by any credit losses and financing costs. Income from our investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates may decrease our net income. Interest rate fluctuations resulting in our interest expense exceeding the income from our investments could result in losses for us and may limit our ability to make distributions to stockholders. In addition, if we need to repay existing borrowings during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on those investments, which would adversely affect our profitability.
For longer duration, relatively stable investment real estate cash flows such as those derived from net lease assets, we may use fixed rate financing. For real estate cash flows with greater growth potential, we may use floating rate financing, which provides prepayment flexibility and may provide a better match between underlying cash flow projections and potential increases in interest rates. We may vary the mix of fixed and floating rate debt and use a combination of the two when we deem it appropriate. Based on the European Real Estate Business (other than the Trianon Tower), as of March 31, 2015, a hypothetical 1.00%, 2.00% and 3.00% increase in the applicable index (EURIBOR and U.K. LIBOR) applied to our floating-rate liabilities and related derivatives would result in an increase in net interest expense of approximately $7.3 million, $12.3 million and $12.5 million, respectively, annually. However, this does not reflect the potential increase in rental cash flow associated with economic growth that may be typical in a rising interest rate environment.
A change in interest rates affects the value of our real estate investments. For example, increasing interest rates could result in a higher required yield on investments, which could decrease the value on existing fixed-rate investments in order to adjust their yields to current market levels. In addition, the value of our real estate properties may be influenced by changes in interest rates and credit spreads (as discussed below) because value is typically derived by discounting expected future cash flow generated by the property using interest rates plus a risk premium based on the property type and creditworthiness of the tenants. A lower risk-free rate generally results in a lower discount rate and, therefore, a higher valuation, and vice versa; however, an increase in the risk-free rate would not impact our net income.
We use derivative instruments to manage interest rate exposure. These derivatives are typically in the form of interest rate swap agreements or interest rate cap agreements and the primary objective is to minimize interest rate risks associated with our investments and financing activities. The counterparties to these arrangements are major financial institutions with which we may also have other financial relationships.
As of March 31, 2015, none of our interest rate derivative instruments qualify for hedge accounting treatment. In addition, we may in the future be subject to additional expense based on the notional amount of the derivative and a specified spread over the applicable LIBOR. Because the fair value of these instruments can vary significantly between periods, we may experience significant fluctuations in the amount of our unrealized gain (loss) in any given period.
Foreign Currency Exchange Rate Risk
We are subject to risks related to change in foreign currency exchange rates as a result of our ownership of, or commitments to acquire, properties throughout Europe, predominantly the U.S. dollar/Euro exchange rate and U.S. dollar/U.K. Pounds Sterling exchange rate. All of the rent payments under our leases are denominated in Euro or U.K. Pounds Sterling and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. A significant portion of our operating expenses and borrowings are also transacted in local currency. We report our results of operations and consolidated financial information in U.S. dollars. As a result, our results of operations as reported in U.S. dollars is impacted by fluctuations in the value of the local currencies in which we conduct our business.
In an effort to mitigate the risk of fluctuations in foreign currency exchange rates, we, our Operating Partnership and its subsidiaries, actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT, we engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates. The counterparties to these arrangements are major financial institutions with which we may also have other financial relationships.
A hypothetical 10% increase in applicable exchange rate to the U.S dollar applied to our assets and liabilities and related derivatives would result in an increase of net equity of approximately $137.3 million. Such amount would be recorded in OCI. In addition, we enter into derivative instruments to manage foreign currency exposure of our operating income. A hypothetical 10% increase in in applicable exchange rate to the U.S dollar applied to projected CAD would increase net income by $1.3 million.
Credit Spread Risk
We expect the value of our fixed and floating-rate investments to change with market credit spreads. This means that when market-demanded risk premium, or credit spread, increases, the value of our fixed- and floating-rate assets will decrease and vice versa. Fixed-rate assets are valued based on a market credit spread over the rate payable on the applicable fixed rate instrument of like maturity. This means that their value is dependent on the yield demanded on such assets by the market, based on their credit relative to certain instruments. Demand for a higher yield on investments results in higher or “wider” spread over the benchmark rate to value these assets. Under these conditions, the value of our portfolio should decrease. Conversely, if the spread used to value these assets were to decrease or “tighten,” the value of these assets should increase.
Credit Risk
We are subject to the credit risk of the tenant of our properties. We seek to undertake a rigorous credit evaluation of each tenant prior to acquiring properties. This analysis includes an extensive due diligence investigation of the tenant’s business as well as an assessment of the strategic importance of the underlying real estate to the tenant’s core business operations. Where appropriate, we may seek to augment the tenant’s commitment to the facility by structuring various credit enhancement mechanisms into the underlying leases. These mechanisms could include security deposit requirements or guarantees from entities we deem creditworthy.

CORPORATE GOVERNANCE AND MANAGEMENT
General
We expect to list our Common Stock on the NYSE under the symbol “NRE.” As a result, we expect that we will be subject to NYSE corporate governance listing standards.
Corporate Governance Guidelines
Our board of directors will adopt our Corporate Governance Guidelines to assist in the exercise of its responsibilities. These guidelines will set forth our practices and policies with respect to among other things, board composition, board member qualifications, responsibilities and education, management succession and self-evaluation. The full text of our Corporate Governance Guidelines will be available on our website at          on or prior to the date of Distribution. A copy will also be able to be obtained by writing to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.
Board Leadership Structure; Meetings of Independent Directors
Our board of directors believes it is important to select its chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. The members of our board of directors possess considerable business experience and in-depth knowledge of the issues the Company faces and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals.
To promote the independence of our board of directors and appropriate supervision of management, the independent directors will select a Lead Non-Management Director to facilitate free and open discussion and communication among the independent directors of our board of directors and management. The Lead Non-Management Director will preside at all executive sessions at which only non-management directors are present. These meetings will be held in conjunction with the regularly scheduled quarterly meetings of our board of directors, but may be called at any time by our Lead Non-Management Director or any of our other independent directors. Our Lead Non-Management Director will set the agenda for these meetings held in executive session and will discuss issues that arise during those meetings with our chairman. Our Lead Non-Management Director will have discussions with our chairman and secretary regarding board of directors meeting agendas and may request inclusion of additional agenda items for meetings of our board of directors. It is expected that the individual who serves as the Lead Non-Management Director will rotate every two years.
Communicating with Our Directors
Our board of directors will adopt a process to receive communications from interested parties, including stockholders. Interested parties may contact the Lead Non-Management Director, any member or all members of our board of directors by mail. To communicate with our board of directors, any individual director, any group of directors or committee, correspondence should be addressed to our board of directors or any such individual director, group of directors or committee by either name or title. All such correspondence should be sent to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.
All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our board of directors or any group of directors or committee, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Code of Business Conduct and Ethics
We will adopt a code of business conduct and ethics relating to the conduct of our business by our directors and officers. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, in Europe and elsewhere. Specifically, among other things, our code of business conduct and ethics will prohibit employees from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Company’s general counsel. The code will be available on our website at         on or prior to the date of the Distribution and will also be available without charge to stockholders upon written request to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.

Our Directors
Our sole director is currently David T. Hamamoto. For information regarding Mr. Hamamoto, refer to “— Our Manager — Officers of Our Manager” below. We intend to elect additional directors to our board of directors prior to the Distribution to serve as directors of the Company commencing on or prior to the Distribution date.
Director Compensation
We intend to approve and implement a competitive compensation program for our non-employee directors that may consist of one or more of the following: annual retainer fees, equity awards and attendance fees (by remote communication or in person), as well as other forms of compensation. We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to any of our non-employee directors or director nominees to date.
Board Committees
Our board of directors will appoint an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these standing committees will adopt a written charter. Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. Moreover, the Compensation Committee will be composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Exchange Act and as “outside directors” in Section 162(m) of the Code.
Audit Committee
At the time of the Distribution, our Audit Committee will consist of at least three members, each of whom will be independent and financially literate under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE, and at least one of whom will be an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee will be responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting our board of directors in its oversight of our internal controls over financial reporting. For more information, refer to “Certain Relationships and Related Party Transactions — Policy for Review of Related Party Transactions.”
On or prior to the date of Distribution, a copy of the Audit Committee charter will be available on our website at                      under the heading “Investor Relations — Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.
Compensation Committee
At the time of the Distribution, our Compensation Committee will consist of members that are independent under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. The Compensation Committee will be responsible for, among other things, determining compensation for our executive officers, administering and monitoring our equity compensation plans, evaluating the performance of our executive officers and producing an annual report on executive compensation for inclusion in the proxy statement for our annual meeting of stockholders. The Compensation Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Compensation Committee.
On or prior to the date of the Distribution, a copy of the Compensation Committee charter will be available on our website at                          under the heading “Investor Relations — Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.
Nominating and Corporate Governance Committee
At the time of the Distribution, our Nominating and Corporate Governance Committee will be independent under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. The Nominating and Corporate Governance Committee will be responsible for, among other things, seeking, considering and recommending to our board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It will also periodically prepare and submit to our board of directors for adoption the Nominating and Corporate Governance Committee’s selection criteria for director nominees. It will review and make recommendations on matters involving the general operation of our board of directors, including director compensation plans and practices and our corporate governance and annually recommend to our board of directors nominees for each committee of our board of directors. In addition, the Nominating and Corporate Governance Committee will annually facilitate the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board of directors.
On or prior to the date of the Distribution, a copy of the Nominating and Corporate Governance Committee charter will be available on our website at                      under the heading “Investor Relations — Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Realty Europe Corp., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, New York 10022.
Our Executive Officers
Set forth below is information regarding the individuals who serve as our executive officers.

Name	Age	Position
Mahbod Nia	39	Chief Executive Officer
Debra A. Hess	51	Chief Financial Officer
Set forth below is biographical information regarding each of our current executive officers.
Mahbod Nia. Mr. Nia has served as our Chief Executive Officer and President since June 2015. Mr. Nia also serves as Managing Director and Head of European Investments at NSAM, a position he has held since July 2014. Prior to joining NSAM, Mr. Nia worked for PanCap Investment Partners, a European real estate investment and advisory firm with clients including the Goldman Sachs Whitehall funds/Archon, Tishman Speyer and Münchener Hypothekenbank that successfully closed approximately $2 billion of commercial real estate transactions since being established in 2010. From 2007 to 2009, Mr. Nia was a Senior Executive Director in the Real Estate Banking Group at Goldman Sachs. Prior to 2007, Mr. Nia served in various positions at Citigroup Inc. (formerly Salomon Brothers, where Mr. Nia began his career). Mr. Nia holds a Masters in Economics and Finance from the University of Warwick and a First Class Honors degree in Economics for Business.
Debra A. Hess. Ms. Hess has served as our Chief Financial Officer since June 2015. Ms. Hess also serves as Chief Financial Officer of NorthStar Realty, a position she has held since July 2011, and as Chief Financial Officer of NSAM, a position she has held since January 2014. Ms. Hess serves as Chief Financial Officer and Treasurer of NorthStar Real Estate Income Trust, Inc., or NorthStar Income, a public non-traded REIT sponsored by NSAM, a position she has held since October 2011. Ms. Hess serves as Chief Financial Officer and Treasurer of NorthStar Healthcare Income, Inc., or NorthStar Healthcare, a second public non-traded REIT sponsored by NSAM, a position she has held since March 2012. Ms. Hess also serves as Chief Financial Officer and Treasurer of NorthStar Real Estate Income II, Inc., or NorthStar Income II, a third public non-traded REIT sponsored by NSAM, a position she has held since December 2012. Ms. Hess further serves as Chief Financial Officer and Treasurer of NorthStar/RXR New York Metro Income, Inc., or NorthStar/RXR New York Metro, a public non-traded REIT co-sponsored by NSAM, a position she has held since March 2014. Ms. Hess has significant financial, accounting and compliance experience at public companies. Prior to joining NorthStar Realty, Ms. Hess served as Chief Financial Officer and Compliance Officer of H/2 Capital Partners, where she was employed from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed alternative investment manager. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’s Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Prior to 1993, Ms. Hess was employed by Chemical Banking Corporation in the corporate credit policy group and by Arthur Andersen & Company as a supervisory senior auditor. Ms. Hess holds a Bachelor of Science in Accounting from the University of Connecticut in Storrs, Connecticut and a Master of Business Administration in Finance from New York University in New York, New York.
Limitation of Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter will contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Our charter will authorize and our bylaws will obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also will permit us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We intend to enter into indemnification agreements with each of our directors and executive officers which will require that we indemnify such directors and officers to the maximum extent permitted by Maryland law and that we pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Further, the separation agreement between us and NorthStar Realty provides for indemnification by us of NorthStar Realty and its directors, officers and employees and by NorthStar Realty of us and our directors, officers and employees for some liabilities, including liabilities under the Exchange Act. The amount of these indemnity obligations is unlimited.
Our Manager
General
Upon completion of our separation from NorthStar Realty, we will enter into a management agreement with NSAM for an initial term of 20 years, which will be automatically renewed for additional 20-year terms each anniversary thereafter unless earlier terminated. The management agreement may not be terminated during its initial term, during any renewal term or at the end of any term, unless we have cause to terminate, as described under “— Management Agreement — Termination” below. Pursuant to the management agreement, NSAM will be the exclusive provider of the services set forth in the management agreement and will be responsible for managing, operating, directing and supervising the operations and administration of the Company, our subsidiaries and our real estate investments. A form of the management agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part and the following description of the management agreement is qualified in its entirety by reference to the management agreement as so filed.
The services for which NSAM will receive fees and reimbursements include, but are not limited to, the following:
Acquisition Services

•	serving as our investment and financial advisor and obtain certain market research and economic and statistical data in connection with our investments and investment objectives and policies;

•
subject to the investment objectives and limitations set forth in our charter and the investment guidelines approved by our board of directors: (i) locating, analyzing and selecting potential investments; (ii) structuring and negotiating the terms and conditions of approved investments; and (iii) acquiring approved investments on our behalf;

•	overseeing the due diligence process related to prospective investments;

•	conducting a thorough due diligence process for prospective investments;

•	preparing reports regarding prospective investments which include recommendations and supporting documentation necessary for our board of directors to evaluate the proposed investments;

•	obtaining reports (which may be prepared by NSAM or its affiliates), where appropriate, concerning the value of proposed investments; and

•	negotiating and executing approved investments and other transactions.
Asset Management Services

•
investigating, selecting and, on our behalf, engaging and conducting business with such persons as NSAM deems necessary to the proper performance of its obligations under our management agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by NSAM necessary or desirable for the performance of any of the services under our management agreement;

•	monitoring applicable markets and obtaining reports (which may be prepared by NSAM or its affiliates) where appropriate, concerning the value of our investments;

•
monitoring and evaluating the performance of our investments, providing daily management services to us and performing and supervising the various management and operational functions related to our investments;

•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis;

•	coordinating and managing relationships between any joint venture partners and us; and

•	providing financial and operational planning services and investment portfolio management functions.
Accounting and Other Administrative Services

•	managing and performing the various administrative functions necessary for our day-to-day operations;

•	from time-to-time, or at any time reasonably requested by our board of directors, reporting to our directors on NSAM’s performance of services to us under the management agreement;

•
coordinating with our independent accountants and auditors to prepare and deliver to the company’s audit committee an annual report covering NSAM’s compliance with certain aspects of the management agreement;

•	providing or arranging for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

•	providing financial and operational planning services and portfolio management functions;

•
maintaining accounting data and any other information concerning our activities as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintaining all of our appropriate books and records;

•	overseeing tax and compliance services and risk management services and coordinating with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	supervising the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	providing us with all necessary cash management services;

•	managing and coordinating with the transfer agent the process of making distributions and payments to stockholders;

•	consulting with our officers and board of directors and assisting in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

•	providing our officers and board of directors with timely updates related to the overall regulatory environment affecting the company, as well as managing compliance with regulatory matters;

•	consulting with our officers and board of directors relating to the corporate governance structure and appropriate policies and procedures related thereto; and

•	overseeing all reporting, recordkeeping, internal controls and similar matters in a manner to allow us to comply with applicable law.
Stockholder Services

•	managing communications with our stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establishing technology infrastructure to assist in providing stockholder support and services.
Financing Services

•	identifying and evaluating potential financing and refinancing sources, engaging a third party broker if necessary;

•	negotiating terms of, arrange and execute financing agreements;

•	managing relationships between the company and its lenders; and

•	monitoring and overseeing the service of our debt facilities and other financings.
Disposition Services

•	consulting with our board of directors and providing assistance with the evaluation and approval of potential asset disposition, sales or liquidity transactions; and

•	structuring and negotiating the terms and conditions of transactions pursuant to which our investments may be sold.
Officers of NSAM
Our manager is managed by the following individuals:

Name	Age	Position
David T. Hamamoto	55	Chairman and Chief Executive Officer
Albert Tylis	41	President
Daniel R. Gilbert	45	Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, NSAM’s wholly owned subsidiary
Debra A. Hess	51	Chief Financial Officer
Ronald J. Lieberman	45	Executive Vice President, General Counsel and Secretary
Set forth below is biographical information regarding each of NSAM’s executive officers, other than Ms. Hess, whose biographical information is provided under “Executive Compensation — Our Executive Officers.”
David T. Hamamoto. Mr. Hamamoto has served as Chairman and Chief Executive Officer of NSAM since January 2014. He also serves as the sole director of NorthStar Europe, a position he has held since June 2015. Mr. Hamamoto has been Chairman of NorthStar Realty since October 2007 and has served as one of its directors since October 2003. Mr. Hamamoto has been Chief Executive Officer of NorthStar Realty since October 2004 and was its President from October 2004 to April 2011. Mr. Hamamoto also serves as Chairman of NorthStar Income, a position he has held since February 2009, and served as its Chief Executive Officer from February 2009 until January 2013. Mr. Hamamoto also served as Chairman of NorthStar Healthcare, from January 2013 until January 2014. Mr. Hamamoto also serves as Chairman of NorthStar Income II, a position he has held since December 2012. Mr. Hamamoto further serves as Co-Chairman of NorthStar/RXR New York Metro, a position he has held since March 2014. Additionally, Mr. Hamamoto serves as a member of the advisory committee of RXR Realty, LLC, or RXR Realty, a leading real estate operating and investment management company focused on high-quality real estate investments in the New York Tri-State area and the co-sponsor of NorthStar/RXR New York Metro, a position he has held since December 2013. Mr. Hamamoto also serves as a member of the executive committee of Island Hospitality Management Inc., a position he has held since January 2015. Mr. Hamamoto served as Executive Chairman from March 2011 until November 2012, and as Chairman, from February 2006 until March 2011, of the board of directors of Morgans Hotel Group Co. (NASDAQ: MHGC). In July 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NorthStar Realty, for which he served as Co-Chief Executive Officer until October 2004. From 1983 to 1997, Mr. Hamamoto worked for Goldman, Sachs & Co. where he was co-head of the Real Estate Principal Investment Area and general partner of the firm between 1994 and 1997. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Mr. Hamamoto holds a Bachelor of Science from Stanford University in Palo Alto, California and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania in Philadelphia, Pennsylvania.
Albert Tylis. Mr. Tylis has served as President of NSAM since January 2014. Mr. Tylis has served as President of NorthStar Realty since January 2013. Prior to his current position at NorthStar Realty, Mr. Tylis served as its Co-President from April 2011 until January 2013, its Chief Operating Officer from January 2010 until January 2013, its Secretary from April 2006 until January 2013, an Executive Vice President from April 2006 until April 2011 and its General Counsel from April 2006 to April 2011. Mr. Tylis served as Chief Operating Officer of NorthStar Income from October 2010 until January 2013 and as General Counsel and Secretary of NorthStar Income from October 2010 until April 2011. He also served as Chairman of NorthStar Healthcare from April 2011 until January 2013 and as General Counsel and Secretary of NorthStar Healthcare from October 2010 until April 2011. Mr. Tylis also serves as a member of the advisory committee of RXR Realty, a position he has held since December 2013. Prior to joining NorthStar Realty in August 2005, Mr. Tylis was the Director of Corporate Finance and General Counsel of ASA Institute. From September 1999 through February 2005, Mr. Tylis was a senior attorney at the law firm of Bryan Cave LLP, where he was a member of the Corporate Finance and Securities Group, the Transactions Group, the Banking, Business and Public Finance Group and supported the firm’s Real Estate Group. Mr. Tylis holds a Bachelor of Science from the University of Massachusetts at Amherst and a Juris Doctor from Suffolk University Law School.
Daniel R. Gilbert. Mr. Gilbert has served as Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, a wholly-owned subsidiary of NSAM, since June 2014. Mr. Gilbert has served as NorthStar Realty’s Chief Investment and Operating Officer since January 2013. Prior to his current position at NorthStar Realty, Mr. Gilbert served as Co-President of NorthStar Realty from April 2011 until January 2013 and in various other senior management positions since its initial public offering in October 2004. Mr. Gilbert serves as the Chief Executive Officer and President of NorthStar Income, a position he has held since January 2013, and served as its President since March 2011 and its Chief Investment Officer from January 2009 through January 2013. Mr. Gilbert serves as the Executive Chairman of NorthStar Healthcare, a position he has held since January 2014, and served as its Chief Executive Officer from August 2012 to January 2014 and Chief Investment Officer from October 2010 through February 2012. Mr. Gilbert also serves as the Chief Executive Officer and President of NorthStar Income II, a position he has held since October 2010. Mr. Gilbert further serves as the Chief Executive Officer and President of NorthStar/RXR New York Metro, a position he has held since March 2014. Mr. Gilbert served as an Executive Vice President and Managing Director of Mezzanine Lending of NorthStar Capital Investment Corp., the predecessor of NorthStar Realty. Prior to that role, Mr. Gilbert was with Merrill Lynch & Co. in its Global Principal Investments and Commercial Real Estate Department and prior to joining Merrill Lynch, held accounting and legal-related positions at Prudential Securities Incorporated. Mr. Gilbert holds a Bachelor of Arts degree from Union College in Schenectady, New York.
Ronald J. Lieberman. Mr. Lieberman has served as Executive Vice President, General Counsel and Secretary of NSAM since January 2014. Mr. Lieberman has served as Executive Vice President, General Counsel and Secretary of NorthStar Realty since January 2013. Prior to his current position at NorthStar Realty, Mr. Lieberman served as its General Counsel since April 2011, an Executive Vice President since April 2012 and as Assistant Secretary from April 2011 until January 2013. Mr. Lieberman serves as NorthStar Income’s Executive Vice President (a position he has held since January 2013), General Counsel and Secretary (positions he has held since October 2011). Mr. Lieberman serves as NorthStar Healthcare’s Executive Vice President (a position he has held since January 2013), General Counsel and Secretary (positions he has held since April 2011). Mr. Lieberman also serves as NorthStar Income II’s Executive Vice President (a position he has held since March 2013), General Counsel and Secretary (positions he has held since December 2012). Mr. Lieberman further serves as Executive Vice President, General Counsel and Secretary for NorthStar/RXR New York Metro, positions he has held since March 2014. Mr. Lieberman also currently serves on the Executive Committee of American Healthcare Investors, LLC. Prior to joining NorthStar Realty, Mr. Lieberman was a partner in the Real Estate Capital Markets practice at the law firm of Hunton & Williams LLP. Mr. Lieberman practiced at Hunton & Williams from September 2000 until March 2011 where he advised numerous REITs, including mortgage REITs and specialized in capital markets transactions, mergers and acquisitions, securities law compliance, corporate governance and other board advisory matters. Prior to joining Hunton & Williams, Mr. Lieberman was the associate general counsel at Entrade, Inc., during which time Entrade was a public company listed on the NYSE. Mr. Lieberman began his legal career at Skadden, Arps, Slate, Meagher and Flom LLP. Mr. Lieberman holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of Michigan in Ann Arbor, Michigan.

Management Agreement
Duties of Asset Manager
As asset manager, NSAM will be responsible for our day-to-day operations, subject to the supervision of our board of directors. Through its global network of subsidiaries and branch offices, NSAM will perform (or will cause to be performed) services and activities relating to, among other things, investments and financing, portfolio management and other administrative services, such as accounting and investor relations, to us and our subsidiaries. NSAM will not be obligated to dedicate any of its executives or other personnel exclusively to us, nor to dedicate any specific amounts of time to fulfilling its obligations and NSAM may contract with and provide services to an unlimited number of additional managed companies.
Compensation Under the Management Agreement
In connection with the Distribution, we will enter into a management agreement with NSAM pursuant to which NSAM will manage the Company for an initial term of 20 years. The management agreement provides for:

(i)	an annual base management fee equal to the sum of:

(a)	$10 million; and

(b)	an additional annual base management fee equal to 1.5% per annum of the sum of:

(1)
cumulative net proceeds of all common equity and preferred equity issued by us or NorthStar Realty prior to the date of the Distribution, which are used to fund European investments that close subsequent to June 30, 2015 and are contributed to us in connection with the Distribution;

(2)	any equity we issue in exchange or conversion of notes;

(3)
any other issuances of common equity, preferred equity or other forms of equity, including but not limited to LTIP Units in our Operating Partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

(4)
cumulative CAD, if any, in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the Distribution; and

(ii)	an incentive fee equal to:

(a)
the product of: (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $             per share but less than $             per share; plus

(b)	the product of: (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $ per share;

(c)	multiplied by the weighted average shares outstanding for the calendar quarter,
Each of the fees set forth in clauses (i) and (ii) are calculated and payable quarterly in arrears in cash.
Weighted average shares represents the number of shares of Common Stock, LTIP Units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all issuances shall be allocated on a daily weighted average basis during the fiscal quarter of issuances. With respect to the incentive fee, such amounts will be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other similar transaction.
The current base management fee of $10 million is based on the acquisitions of the U.K. Complex, SEB Portfolio and Trias Portfolio and is estimated to increase to approximately $14 million in connection with the acquisition of the Trianon Tower.
Furthermore, if we were to spin-off any investment or business in the future, such entity would be managed by NSAM on terms substantially similar to those set forth in the management agreement between NSAM and us. The management agreement further provides that the aggregate base management fee in place immediately after such future spin-off will not be less than the aggregate base management fee in place at the Company immediately prior to such spin-off.

Payment of Costs and Expenses and Expense Allocation
We are responsible for all of our costs and expenses and will reimburse NSAM for all costs and expenses incurred by NSAM on our behalf. In addition to our costs and expenses, following the Distribution, we are obligated to reimburse NSAM for additional general and administrative costs and expenses incurred by NSAM as set forth in our management agreement with NSAM. In addition, we, together with NorthStar Realty, will pay directly or reimburse NSAM for certain long-term bonus or other compensation that NSAM’s compensation committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation to executives, employees and service providers and staff of NSAM during any year. At the discretion of NSAM’s compensation committee, the foregoing compensation may be granted in shares of NorthStar Europe restricted stock, restricted stock units, long-term incentive plan units or other forms of equity compensation or stock-based awards.
Termination
We may terminate the management agreement for cause at any time, including during the initial term, without the payment of any termination fee, with at least 60 days prior written notice to NSAM, upon the occurrence of any of the following:

•	NSAM engages in any material act of fraud, misappropriation of funds or embezzlement against us or any of our subsidiaries;

•
NSAM’s breach, in bad faith, of any provision of the management agreement or gross negligence that has a “material adverse effect” on us, in each case, if the effects of such breach in bad faith or gross negligence cannot be reversed, or such effects are not reversed within a period of 60 days (or 90 days if NSAM takes steps to reverse such effects within 30 days of the written notice);

•
there is a commencement of any proceeding relating to NSAM’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or NSAM authorizing or filing a voluntary bankruptcy petition that is not dismissed in 60 days;

•
there is a determination by a court of competent jurisdiction in a non-appealable binding order, or by the IRS in a closing agreement made under Section 7121 of the Code, that a provision of the management agreement caused or will cause us to fail to satisfy a requirement for qualification as a REIT and, within 60 days of such determination, NSAM has not agreed to amend or modify the management agreement in a manner that would allow us to qualify as a REIT, unless our board of directors determines that qualification as a REIT is no longer necessary or desirable; or

•	NSAM’s dissolution.
Under the management agreement, a material adverse effect means a material adverse effect on the business, results of operations, financial condition and assets of the Company and our subsidiaries, taken as a whole. The following, either alone or in combination, shall be excluded from consideration when evaluating the existence of a material adverse effect: (i) changes or effects in general economic conditions; (ii) changes or effects in general market conditions, including the securities, credit or financial markets; (iii) fluctuations in the market value of Common Stock (or other debt or equity securities) on the NYSE, any other market or otherwise; (iv) changes in U.S. GAAP; (v) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which the Company operates; (vi) any failure by us to meet internal projections, plans or forecasts for any period; (vii) changes or effects that directly arise out of or are directly attributable to the negotiation, execution, public announcement or performance of the management agreement or the compliance with provisions thereof; (viii) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; and (ix) the effects of earthquakes, hurricanes or other natural disasters. Notice of termination of the management agreement must be provided within 90 days from the date we first became aware of the act of gross negligence, breach or other event that gave rise to the termination event.
Indemnification
We will agree to indemnify, defend and protect NSAM as asset manager and its directors, officers, employees, partners, managers, members, controlling persons and any other person or entity affiliated with NSAM as asset manager and hold NSAM harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company, our stockholders or our subsidiaries) arising out of or otherwise based upon the performance of any of NSAM’s duties or obligations under the management agreement or otherwise as an asset manager of the Company or any of our subsidiaries.
Additional Covenants

In consideration of the services that NSAM will provide under the management agreement, we will grant NSAM a right to appoint one individual to serve as a non-voting observer of our board of directors and any committee thereof. This individual will be entitled to receive copies of all notices, correspondence and materials directed to the members of our board of directors, except in limited circumstances.

EXECUTIVE COMPENSATION
Executive Officers
Our named executive officers are expected to be:

Name	Position
Mahbod Nia	Chief Executive Officer
Debra A. Hess	Chief Financial Officer
For all periods prior to December 31, 2014 and prior to the spin-off, we did not conduct business and our named executive officers have been employees of NorthStar Realty and NSAM (or its subsidiaries) and we did not pay compensation to any of our named executive officers. Accordingly, we did not have compensation policies or objectives governing our named executive officer compensation and we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers.
Equity Incentive Plan
Summary of Equity Incentive Plan
We currently anticipate that we will adopt an equity incentive plan under which we expect to grant equity incentive awards to eligible persons, including our named executive officers, in order to attract, motivate and retain the talent for which we compete. The terms of our equity incentive plan are not yet established, but we expect it to permit us to make grants of options, stock appreciation rights, restricted stock units, restricted stock, unrestricted stock, dividend equivalent rights, performance-based awards and other equity-based awards, or any combination of the foregoing. We expect to reserve              shares of Common Stock for the issuance of awards under our equity incentive plan.
Compensation Committee Interlocks and Insider Participation
Upon completion of the spin-off, we do not anticipate that any of our executive officers will serve as a member of a compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship Between NorthStar Realty, NSAM and Us After the Distribution
Following the Distribution, we will be an independent public company and NorthStar Realty will have no continuing ownership interest in us.
For purposes of governing the ongoing relationships between NorthStar Realty, NSAM and us after the Distribution and to provide for an orderly transition, NorthStar Realty, NSAM and we have entered or will enter into the agreements described in this section prior to the Distribution. In addition, we will be party to a management agreement with NSAM, which is further described above in “Corporate Governance and Management — Our Manager — Management Agreement.”
Certain of the agreements summarized in this section are or will be included as exhibits to the registration statement of which this prospectus forms a part and the following summaries of those agreements are qualified in their entirety by reference to the agreements as so filed.
Separation Agreement
We will enter into a separation agreement with NorthStar Realty which will set forth, among other things, our agreements with NorthStar Realty regarding the principal transactions necessary for NorthStar Realty to distribute our Common Stock. Under the separation agreement, NorthStar Realty will distribute our Common Stock to its common stockholders and our management and certain NorthStar Realty employees as a result of their ownership of certain equity awards of NorthStar Realty entitling them to the same benefits as holders of NorthStar Realty common stock.
The separation agreement will also set forth the other agreements that govern certain aspects of our relationship with NorthStar Realty after the Distribution date. These other agreements are described in additional detail below. A form of the separation agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part and the following description of the separation agreement is qualified in its entirety by reference to the separation agreement as so filed.
Conditions to the Distribution
The separation agreement will provide that the Distribution is subject to the satisfaction of certain material conditions, including the following:

•
the SEC declaring effective our registration statement and no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose pending before or threatened by the SEC;

•	the transaction agreements relating to the Distribution having been duly executed and delivered by the parties;

•
no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the related transactions in effect;

•
the receipt by us of an opinion from Hunton & Williams LLP to the effect that, beginning with the year ending December 31, 2015, we will be organized in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for the year ending December 31, 2015 and subsequent taxable years; and

•
no event or development having occurred or existing that, in the judgment of the NorthStar Realty Board, in its sole discretion, makes it inadvisable to effect the Distribution and other related transactions.

Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be performed by each of us and NorthStar Realty as part of the Distribution and it will provide for when and how these transfers, assumptions and assignments will occur.
Legal Matters
In general, NorthStar Realty will assume liability for all pending, threatened and unasserted legal claims relating to actions or omissions occurring prior to the Distribution and we will be responsible for all claims relating to actions or omissions occurring after the Distribution that relate to our business. To the extent a claim relates to a series of actions relating to our business occurring both before and after the Distribution, we will allocate liability for such claims between us and NorthStar Realty on a pro rata basis. In the event of any third-party claims that name both companies as defendants but that do not primarily relate to either our business or NorthStar Realty’s business, each party will cooperate with the other party to defend against such claims. Each party will cooperate in defending any claims against the other for events that are related to the Distribution, but may have taken place prior to, on or after such date.
Insurance
The separation agreement will provide for all pre-Distribution claims to be made under NorthStar Realty’s existing insurance policies and post-Distribution claims to be made under our insurance policies. In addition, the separation agreement will allocate between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. On or prior to the Distribution date, we will be required to have in place all insurance programs to comply with our contractual obligations and as reasonably necessary for our business. NorthStar Realty will be required, subject to the terms of the agreement, to obtain certain director and officer insurance policies to apply against pre-Distribution claims.
Tax Matters
We have agreed to use our reasonable best efforts to qualify for taxation as a REIT for our taxable year ending December 31, 2015. NorthStar Realty has agreed to use its reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2015, unless NorthStar Realty obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which we can rely, substantially to the effect that NorthStar Realty’s failure to maintain its REIT status will not prevent us from making a valid REIT election for any taxable year, or otherwise cause us to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code. We have also agreed to use commercially reasonable efforts to cooperate with NorthStar Realty as necessary to enable NorthStar Realty to qualify for taxation as a REIT and receive customary legal opinions concerning our qualification and taxation as a REIT, including by providing information and representations to NorthStar Realty and its tax counsel with respect to the composition of our income and assets, the composition of the holders of our stock and our organization, operation and qualification as a REIT for our taxable year or years ending on or before December 31, 2015.
We have also agreed to indemnify NorthStar Realty against all taxes due with respect to us, our subsidiaries, our business and our assets and any and all taxes attributable to the Distribution (other than taxes incurred by NorthStar Realty under Code section 311(b). NorthStar Realty has agreed to indemnify us for any taxes attributable to NorthStar Realty’s failure to qualify as a REIT, unless such failure was wholly or primarily attributable to us, our subsidiaries, our business or our assets.
Other Matters
Other matters governed by the separation agreement will include, but are not limited to, access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees.
The separation agreement will also provide that NorthStar Realty will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.
Contribution Agreement
As part of the series of transactions described above under “ — Separation Agreement,” we will enter into a contribution agreement with NorthStar Realty pursuant to which NorthStar Realty will contribute to us, on or prior to the effective date of the contribution agreement, as the case may be, 100% of the equity interests in certain of NorthStar Realty’s subsidiaries, as set forth in the contribution agreement and $    in cash. Any additional expenses incurred in connection with the spin-off will be paid by NorthStar Realty. A form of the contribution agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part and the preceding description of the contribution agreement is qualified in its entirety by reference to the contribution agreement as so filed.
Conflicts of Interest
As a result of the spin-off, our directors and executive officers may also be serving as directors, officers, employees, consultants or agents of NorthStar Realty, NSAM or any of its other managed companies and we may engage in material business transactions with such entities. Members of our board of directors and our executive officers may have conflicts of interest, or the appearance of conflicts of interest, with respect to matters, including business opportunities or legal proceedings, involving or affecting more than one of the companies to which they serve. Refer to “— Policy for Review of Related Party Transactions” below for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with NorthStar Realty, NSAM and any of its other managed companies.

We will renounce our rights to certain business opportunities and our board of directors will enact resolutions that will provide that no director or officer of ours who is also serving as a director, officer, employee, consultant or agent of NorthStar Realty, NSAM or any of its other managed companies and their subsidiaries will be liable to us or our stockholders for breach of any duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities to be set forth in our charter or by resolution) to NorthStar Realty, NSAM or any of its other sponsored or managed companies and any of their subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us. These resolutions will also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between us and NorthStar Realty, NSAM and its other sponsored or managed companies and any of their subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of duties owed to us, any of our subsidiaries or our respective stockholders. There can be no assurance that the terms of any such transactions will be as favorable to NorthStar Europe as would be the case where there is no overlapping director or executive officer. Refer to “Risk Factors — Risks Related to Our Manager — There will be conflicts of interest in our relationship with NSAM that could result in decisions that are not in the best interests of our stockholders” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Certain Corporate Opportunities and Conflicts.”
Policy for Review of Related Party Transactions
Our current policy for the review of related party transactions is that all “disinterested” directors of our audit committee shall evaluate and consider for approval arrangements and relationships that may occur or exist between us, on the one hand, and our directors, our officers and certain persons or entities associated with such persons, on the other hand. Under the written policy, any transaction between us and any such related party (other than de minimis transactions), including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. When reviewing and evaluating a related party transaction, each “disinterested” director of our audit committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director or officer’s involvement in the transaction. Our general counsel will notify the members of our audit committee promptly of new potential related party transactions and any material changes to previously approved or conditionally approved related party transactions.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
Our Investment, Credit and Monitoring Process
Our investment process will combine intensive underwriting with a disciplined decision-making process. We intend to apply fundamental real estate analysis to credit decisions in each of our business lines. Our real estate analysis will be supplemented by financial modeling and stress testing to assess the performance of each specific investment under adverse conditions.
All investment opportunities will be evaluated based on the impact on aggregate portfolio composition and aggregate exposure, real estate market and economic conditions affecting the underlying properties, stability of the underlying property, cash flow and ability to cover debt service and/or expenses, attractiveness compared to alternative investment opportunities and ability to finance the investment with term funding and to minimize interest rate risk. If the investment is deemed to be appropriate, the specialists for the relevant business line will proceed with asset-level analysis, documentation review and financial modeling. They will be encouraged to seek input with respect to market information and pricing from their counterparts in other business lines.
The results of our analysis will be summarized in a memorandum and provided to an investment committee. All members of the investment committee will review prospective investments and may provide input into the investment decision. The specific approval level that is required will depend upon the size and type of the investment being made. After an investment is made, it will be monitored through our surveillance process. Our objective is to anticipate credit changes so that steps can be taken to protect our position or to liquidate investments prior to significant credit deterioration. Asset-level performance information will be updated regularly on our portfolio management system, which will incorporate both proprietary and third-party databases. Overall portfolio composition will be monitored to manage exposure to particular markets, sectors or credits. Each business line will produce a quarterly surveillance report that will be reviewed by the investment committee. If necessary, the committee may meet more frequently to discuss emerging issues within the portfolio and authorize specific actions.
Investment Policies
Investment Objectives
Our investment objective is to make real estate investments that produce attractive risk-adjusted returns and predictable cash flow for distribution to our stockholders. We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of interests in real estate investments. We intend to pursue diverse real estate investments that have the potential to generate favorable risk-adjusted returns, consistent with the maintenance of our status as a REIT for federal income tax purposes.
Investment Guidelines
Our board of directors will adopt general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made which would cause us to fail to qualify as a REIT; and

•	no investment shall be made which would cause us to be regulated as an investment company.
These investment guidelines may be changed by our board of directors without the approval of our stockholders.
Investment in Real Estate
We have the ability to invest in a broad spectrum of European commercial real estate. We are currently predominantly focused on office properties and may expand by acquiring other types of commercial real estate located throughout Europe. We expect to make equity investments, directly or indirectly through joint ventures, in a diversified portfolio of European commercial real estate that offers the opportunity to generate attractive risk-adjusted returns. We seek to generate stable cash flow for distribution to our stockholders and in turn build long-term franchise value. We primarily purchase or lease income-producing commercial properties, but we may also acquire other types of properties for long-term investment and sell properties, in whole or in part, when circumstances warrant.
We may also participate with third parties in property ownership, through joint ventures or other forms of co-ownership. These investments may permit us to own interests in larger investments without unduly restricting diversification and, therefore, add flexibility in structuring our portfolio. We will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet our investment policies. Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Financing Policies
Our investment guidelines will not restrict the amount of borrowings that we may incur. We intend to use leverage in order to enhance our overall investment returns, while maintaining appropriate levels of leverage relative to our investments and the cost and structure of available financing. We intend to seek, where possible, to match the terms and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities.
We seek to access a wide range of secured and unsecured debt and public and private equity capital sources to grow and fund our investment activities. We expect to predominantly use investment-level financing as part of our strategy to prudently leverage our investments and deliver attractive risk-adjusted returns to our stockholders. We expect to target overall leverage of 40% to 50%, although there is no assurance that this will be the case.
We plan to pursue a variety of financing arrangements such as mortgage notes and bank loans available from the CMBS market, finance companies and banks. In addition, we may use corporate-level financing such as credit facilities and other borrowings. We generally seek to limit our reliance on recourse borrowings. Borrowing levels for our investments may be dependent upon the nature of the investments and the related financing that is available.
For longer duration, relatively stable cash flow investments, such as those derived from net lease investments, we may use fixed rate financing. For investment cash flow with greater growth potential, we expect to use floating rate financing, which provides prepayment flexibility and may provide a better match between underlying cash flow projections and potential increases in interest rates. Where we use floating rate financing, we expect to generally attempt to mitigate the risk of interest rates rising through hedging arrangements including interest rate swaps and caps. We may vary the mix of fixed and floating rate debt and use a combination of the two when we deem it appropriate. We also may utilize corporate-level financing in the future.
We intend to take advantage of differences in the monetary performance of the various European jurisdictions, which we expect to provide us lower cost to capital and to enable us to fund investments located in economies that are at a more advanced stage of recovery at artificially low financing costs.
We anticipate that the process of raising, investing and deploying equity capital will give rise to short-term fluctuations in the levels of leverage within each of our business lines and on an overall basis. Our objectives in utilizing leverage are to improve risk-adjusted returns and, where possible, to lock in, on a long-term non-recourse basis, a spread between the yield on our investments and the cost of their financing. For further information regarding our financing, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Sources of Operating Revenues and Cash Flows.”
Our financing policies may be changed by our board of directors and executive officers without the approval of our stockholders.
Hedging Policies
We may use derivative instruments primarily to manage the risk of interest rate and foreign currency fluctuations. We may use forward or option foreign currency purchase contracts, interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. The counterparties to these arrangements are major financial institutions with which we may also have other financial relationships.
Creating an effective strategy for dealing with interest rate and foreign currency movements is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that our hedging activities will have the intended impact on our results. A more detailed discussion of our hedging policy is provided in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”
Policies with Respect to Other Activities
We will have the authority to offer our Common Stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our Common Stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We expect, but are not obligated, to issue shares of our Common Stock to holders of operating partnership units in our Operating Partnership upon exercise of their redemption rights. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. Except as described in this report, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. We also intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year. Our policies with respect to such activities may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.

OUR OPERATING PARTNERSHIP
Prior to the Distribution, we intend to form NorthStar Realty Europe Limited Partnership, a Delaware limited partnership, or our Operating Partnership. We describe in this section our Operating Partnership as if it has already been formed.
NorthStar Realty Europe Limited Partnership has been organized as a Delaware limited partnership. We are the general partner. The purpose of our Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, except that the partnership agreement of our Operating Partnership requires the business of our Operating Partnership to be conducted in such a manner that will permit us to qualify as a REIT under federal tax laws. The following summary of material provisions of our Operating Partnership agreement is subject to, and is qualified in its entirety by reference to, all the provisions of our operating partnership agreement and applicable provisions of the DRULPA. We have incorporated by reference the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.
General
Pursuant to the operating partnership agreement, the general partner, as the sole general partner of our Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership. The limited partners of our Operating Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our Operating Partnership except as required by applicable law. Consequently, we, by virtue of our position as the general partner, control the assets and business of our Operating Partnership. However, any amendment to the operating partnership agreement that would: (i) affect the redemption rights; (ii) adversely affect the limited partners’ rights to receive cash distributions; (iii) convert a limited partner interest into a general partner interest; or (iv) modify the limited liability of a limited partner, will require the consent of each partner adversely affected thereby or else shall be effective against only those partners who shall have consented thereto.
Operations
The operating partnership agreement requires that our Operating Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of section 7704 of the Code.
In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, it is anticipated that our Operating Partnership will pay all of our administrative costs and expenses and our expenses will be treated as expenses of our Operating Partnership. Our expenses generally will include: (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, our Operating Partnership; (ii) compensation of our officers; (iii) fees and expenses of our directors; and (iv) all costs and expenses of us being a public company, including costs of filings with the SEC reports and other distributions to our stockholders.
Distributions
The operating partnership agreement provides that our Operating Partnership shall distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our Operating Partnership’s property in connection with the liquidation of our Operating Partnership) on a quarterly (or, at the election of the general partner, more frequent) basis, in amounts determined by the general partner in its sole discretion, to the partners in accordance with their respective percentage interests in our Operating Partnership. Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of our Operating Partnership, including any partner loans, it is anticipated that any remaining assets of our Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the general partner has a negative balance in its capital account following a liquidation of our Operating Partnership, it will be obligated to contribute cash to our Operating Partnership equal to the negative balance in its capital account.
Allocations
It is anticipated that income, gain and loss of our Operating Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder.
Capital Contributions and Borrowings
The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our common stock as additional capital to our Operating Partnership.
Issuance of Additional Limited Partnership Interests
We are authorized, without the consent of the limited partners, to cause our Operating Partnership to issue additional units to us, to the limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then we must: (i) issue additional shares of common stock and must contribute to our Operating Partnership the entire proceeds received by us from such issuance; or (ii) issue additional units to all partners in proportion to their respective interests in our Operating Partnership. In addition, we may cause our Operating Partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our Operating Partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our Operating Partnership or the issuance or sale of any partnership interests therein.
The operating partnership may issue units of limited partnership interest that are common units or LTIP units. The operating partnership also has the authority to issue additional units of limited partnership interest that are preferred as to distributions and upon liquidation to the Operating Partnership units which we refer to as preferred operating partnership units.
LTIP Units
Our operating partnership is also authorized to issue LTIP Units. In general, an LTIP Unit will receive the same quarterly per unit distributions as a common unit. Initially, each LTIP Unit will have a capital account balance of zero and, therefore, will not have full parity with common units with respect to liquidating distributions. However, the partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our Operating Partnership as a result of the actual sale of all or substantially all of our Operating Partnership’s assets or the revaluation of our Operating Partnership’s assets as provided by applicable Treasury regulations, will be allocated first to the LTIP Unit holders until the capital account per LTIP Unit is equal to the average capital account per-unit of our common units in our Operating Partnership. The partnership agreement provides that our Operating Partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury regulations) of our Operating Partnership or the issuance of a partnership interest (including LTIP Units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our Operating Partnership.
Upon equalization of the capital accounts of the LTIP Units with the average per-unit capital account or our common units, the LTIP Units will achieve full parity with the OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached and the LTIP Units have vested under the terms of the agreement granting the LTIP Units, then the LTIP Units, subject to the terms and conditions of the partnership agreement, may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. If a sale or revaluation of assets occurs at a time when our Operating Partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the common units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our Operating Partnership’s assets at the time of a sale or revaluation, full parity would not be reached.
Consequently, an LTIP Unit may never become convertible because the value of our Operating Partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of shares of our Common Stock.
Redemption Rights
Pursuant to our operating partnership agreement, the limited partners have the right to cause our Operating Partnership to redeem their common units for cash or, at the election of the general partner, shares of our Common Stock on a one-for-one basis beginning one year after the issuance of such common units. We expect, but are not obligated, to issue shares of our Common Stock to holders of common units in our Operating Partnership upon exercise of their redemption rights. The redemption price will be paid in cash in our discretion or in the event that the issuance of shares of our Common Stock to the redeeming limited partner would: (i) result in any person owning, directly or indirectly, shares of our Common Stock in excess of 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our Common Stock, or more than 9.8% of the value of the outstanding shares of our stock; (ii) result in shares of our securities being owned by fewer than 100 persons (determined without reference to any rules of attribution); (iii) result in our being “closely held” within the meaning of section 856(h) of the Code; (iv) cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our or our Operating Partnership’s real property, within the meaning of section 856(d)(2)(B) of the Code; or (v) cause the acquisition of shares of our Common Stock by such redeeming limited partner to be “integrated” with any other distribution of shares of our Common Stock for purposes of complying with the Securities Act. Specifically, the partnership agreement prohibits all limited partners from redeeming their common units for a period of one year from the date of issuance.
No Removal of the General Partner
We may not be removed as general partner by the partners with or without cause, except with the consent of the general partner.
Withdrawal of General Partner; Transfer of General Partner’s Interests
The general partner may not withdraw from our Operating Partnership or transfer or assign its interest in our Operating Partnership unless: (i) the interests are transferred to a qualified REIT subsidiary; (ii) the limited partners holding a majority of the outstanding partnership interests held by all limited partners consent; or (iii) the general partner merges with another entity and, immediately after such merger, the surviving entity contributes substantially all of its assets, other than the general partner’s interests in our Operating Partnership, to our Operating Partnership in exchange for operating partnership units.
Restrictions on Transfer of Operating Partnership Units by Limited Partners
The operating partnership agreement imposes certain restrictions on the transfer of units. The operating partnership agreement provides that no limited partner shall transfer all or any portion of its partnership interest to any transferee prior to the one-year anniversary following the consummation of the IPO without the consent of the general partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any limited partner may, at any time without the consent of the general partner: (i) transfer all or part of its partnership interest to any family member, any controlled entity or any affiliate, provided that the transferee is, in any such case, a qualified transferee; or (ii) pledge all or any portion of its partnership interest to a lending institution, that is not an affiliate of such limited partner, as collateral or security for a bona fide loan or other extension of credit, and transfer such partnership interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit. After the one-year anniversary of the consummation of the IPO, each limited partner, and each transferee of partnership interests or assignee pursuant to a permitted transfer, shall have the right to transfer all or any portion of its partnership interest to any person, subject to the provisions of our operating partnership agreement.
No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner which consent may be given or withheld by the general partner in its sole and absolute discretion.
Term
We intend to form our operating partnership prior to the Distribution and expect it to continue until terminated as provided in our operating partnership agreement or by operation of law.
Tax Matters
Pursuant to our operating partnership agreement, the general partner is the tax matters partner of our Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our Operating Partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Stock
The following table shows the number and percentage of shares of our Common Stock that will be owned of record and beneficially immediately following the time of the Distribution with respect to:

•	each director and director nominee;

•	each of our named executive officers;

•	each person or group of affiliated persons that is the beneficial owner of 5% or more of our Common Stock; and

•	all of our directors, director nominees and executive officers as a group.
All information in the table is based upon information available to us as of  , 2015 as to the ownership of our Common Stock and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.

Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number	Percentage
Principal Stockholders:
The Vanguard Group
Directors and Executive Officers:
David T. Hamamoto
Mahbod Nia
Debra A. Hess
All directors and executive officers as a group
____________
*Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Unless otherwise described in a footnote below, number reflects shares of common stock.

SHARES ELIGIBLE FOR FUTURE SALE
Sales or the availability for sale of substantial amounts of our Common Stock in the public market could adversely affect the prevailing market price for such stock. As of , 2015, there were approximately record holders of NorthStar Realty common stock. Upon completion of the Distribution, we will have outstanding an aggregate of approximately million shares of our Common Stock based upon the approximately million shares of NorthStar Realty common stock outstanding on , 2015. All of the shares of our Common Stock will be freely tradable without restriction, subject to the limitations on ownership set forth in our charter, and without further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. For a more detailed discussion of restrictions on transfer of our Common Stock, refer to “Description of Capital Stock — Restrictions on Transfer and Ownership of our Common Stock.” Shares of our Common Stock held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act, which is summarized below.
Rule 144
In general, under Rule 144 of the Securities Act as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of our Common Stock that does not exceed the greater of:

•	one percent of the number of shares of our Common Stock then outstanding; or

•
the average weekly trading volume of our Common Stock on the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE, during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.
Stock Awards
We expect to establish an equity incentive plan, pursuant to which we may grant an aggregate of shares of restricted common stock to our non-employee directors. Refer to “Executive Compensation — Equity Incentive Plan” for additional information.

DESCRIPTION OF CAPITAL STOCK
Our charter will be amended and restated prior to the spin-off, which we refer to, as amended and restated, as our charter. The following is a summary of the material terms of our capital stock that will be contained in our charter and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our charter or our bylaws to be in effect at the time of the spin-off and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on our capital stock as of the time of the spin-off. Our charter and bylaws to be in effect at the time of the spin-off will be included as exhibits to our registration statement of which this prospectus forms a part and this summary is qualified in its entirety by such exhibits.
General
We are currently authorized to issue up to 1,000,000,000 shares of Common Stock. Prior to the Distribution, we will amend and restate our charter to provide authorization for us to issue up to shares of Common Stock and shares of preferred stock, par value $.01 per share, or our Preferred Stock. In addition, our charter will authorize a majority of our entire board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that NorthStar Europe is authorized to issue.
On June 18, 2015, the Company issued 100 shares of Common Stock to NorthStar Realty for $1,000, which are the only shares of our Common Stock currently issued and outstanding.
Common Stock
All shares of our Common Stock currently outstanding are duly authorized, validly issued, fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class. Holders of our Common Stock will be entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities, including the liquidation preferences of any shares of Preferred Stock. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.
Subject to our contemplated charter restrictions on transfer and ownership of our stock, each outstanding share of our Common Stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided with respect to any other class or series of our stock, the holders of our Common Stock will possess the exclusive voting power on all matters submitted to a vote of stockholders. There will not be cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our Common Stock will be able to elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
Holders of our Common Stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to our contemplated charter restrictions on transfer and ownership of stock, all shares of our Common Stock will have equal dividend, liquidation and other rights.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless approved by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter will provide that these matters (other than certain amendments to the provisions of our charter relating to the removal of directors and charter amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our assets may be held by subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Our charter authorizes our board of directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any class or series of stock, as authorized by our board of directors. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and will be required by our charter to set, subject to the contemplated provisions of our charter regarding the restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of NorthStar Europe that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and we have no present plans to issue any Preferred Stock.
Restrictions on Transfer and Ownership of our Common Stock
For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the number of shares of our stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of our stock. In addition, no person, including entities, may acquire or hold, directly or indirectly, our Common Stock in excess of 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock.
Our charter further prohibits: (i) any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (ii) any person from transferring shares of our stock if the transfer would result, if effective, in our stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of our stock that may violate any of these restrictions or who is the intended transferee of shares of our stock which are transferred to the trust is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.
The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT (or that compliance is no longer required for REIT qualification). Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.
Any attempted transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void, and the intended transferee shall acquire no rights in such shares. Any attempted transfer of our stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in the shares. If the automatic transfer to the trust would not be effective for any reason to prevent the violation of the above limitations, then the transfer of that number of shares of stock that otherwise would cause the violation will be null and void, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the purported transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares of stock are transferred to the trust, the trustee will have the authority, at the trustee’s discretion, to: (i) rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust; and (ii) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our qualification as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred. Furthermore, our charter grants our board of directors the authority to take other actions, including the redemption of shares of stock, that it deems advisable to prevent a violation of the transfer and ownership restrictions described above.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of: (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee, net of any commission and other expenses of sale, from the sale or other disposition of the shares held in trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then: (i) the shares shall be deemed to have been sold on behalf of the trust; and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
All certificates representing shares of our stock will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding stock is required, within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our charter or our bylaws to be in effect at the time of the spin-off and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law). Our charter and bylaws to be in effect at the time of the spin-off will be included as exhibits to our registration statement of which this prospectus forms a part and this summary is qualified in its entirety by such exhibits.
Our Board of Directors
Our charter and bylaws will provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.
Removal of Directors
Our charter will provide that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions that will be included in our charter and bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors (except by a substantial affirmative vote) and filling the vacancies created by the removal with their own nominees.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has, by resolution, exempted any business combinations: (i) between us and NSAM, any of its affiliates or any of its other managed companies; and (ii) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person).

Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between NorthStar and any of them. As a result, such parties may be able to enter into business combinations with NorthStar that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The board of directors may revise, repeal or amend these resolutions at any time.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.
Amendment to Our Charter
Our charter will provide that, except for provisions relating to removal of directors and certain charter amendments related thereto, it may be amended only if such amendment is declared advisable by our board of directors and, to the extent stockholder approval is required, approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Dissolution
Our charter will provide that our dissolution must be declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in our charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Our charter makes the election to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we will: (i) require a two-thirds vote for the removal of any director from our board of directors; (ii) vest in our board of directors the exclusive power to fix the number of directorships and fill vacancies on our board of directors; and (iii) require, unless called by our chairman of the board, president, chief executive officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting. Our charter will prohibit us from classifying our board of directors through an election under Subtitle 8 of Title 3 of the MGCL. In the future, our board of directors may elect, without stockholder approval, to be subject to the other provisions of Subtitle 8.
Advance Notice of Director Nominations and New Business
Our bylaws will provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to our notice of the meeting; (ii) by or at the discretion of our board of directors; or (iii) by a stockholder of record, both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only: (i) by our board of directors; or (ii) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors, by a stockholder of record, both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice provisions of our bylaws.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provisions and, if the applicable provision that will be included in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions that will be included in our charter relating to removal of directors and filling vacancies on our board, the restrictions on ownership and transfer of our shares and the advance notice provisions that will be included in our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.
Exclusive Forum
Our bylaws will provide will that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of NorthStar Europe; (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of NorthStar Europe to NorthStar Europe or to the stockholders of NorthStar Europe; (iii) any action asserting a claim against NorthStar Europe or any director or officer or other employee of NorthStar Europe arising pursuant to any provision of the MGCL or the charter or bylaws of NorthStar Europe; or (iv) any action asserting a claim against NorthStar Europe or any director or officer or other employee of NorthStar Europe that is governed by the internal affairs doctrine.
Certain Corporate Opportunities and Conflicts
Certain of our executive officers are also executive officers of NorthStar Realty, NSAM and certain of NSAM’s other managed companies. Certain of our directors are also directors of NorthStar Realty, NSAM and certain of NSAM’s other managed companies. Our board of directors will enact resolutions that will recognize that certain directors and officers of the Company, or the Overlap Persons, may serve as directors, officers, employees, consultants and agents of NorthStar Realty and its subsidiaries and successors, NSAM and/or NSAM’s other managed companies and their subsidiaries and successors, each of the foregoing referred to as an Other Entity, and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of our subsidiaries, in which the Company or any of our subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, referred to as a Potential Business Opportunity): (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to any of our subsidiaries or to give any notice to the Company or to any of our subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) if such director refers a Potential Business Opportunity to an Other Entity, such director or officer will not be liable to the Company or to any of our subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto; (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company and/or our subsidiaries on the one hand, and such Other Entity, on the other hand, the Company and our subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such director or officer having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity unless in each case referred to in clause (i), (ii), (iii) or (iv), the director or officer believed that the Company possessed substantially better resources to benefit from such Potential Business Opportunity than an Other Entity to which the Potential Business Opportunity was referred (an opportunity meeting all of such conditions, a Restricted Potential Business Opportunity) and was given to such person exclusively in its capacity as an officer or director of the Company. The resolution of our board of directors will also confirm that the taking by an Overlap Person for himself or herself, or the offering or other transfer to an Other Entity, of any Potential Business Opportunity, other than a Restricted Potential Business Opportunity, shall not constitute or be construed or interpreted as: (i) an act or omission of such Overlap Person committed in bad faith or as the result of active or deliberate dishonesty; or (ii) receipt by such Overlap Person of an improper benefit, or an improper personal benefit, in money, property, services or otherwise. In the resolutions of our board of directors, on behalf of the Company, our board of directors will renounce to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our board of directors declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to an Other Entity.
Our board of directors will also enact resolutions that will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of our subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of NorthStar Realty shall be void or voidable or be considered unfair to the Company or any of our subsidiaries because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity was present at or participated in any meeting of our board of directors, or a committee thereof, of the Company or of any subsidiary of the Company, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of our subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or any subsidiary of the Company or an Other Entity, shall be considered contrary to any duty owed to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of our subsidiaries) by any director or officer of the Company (or by any director or officer of any subsidiary of the Company) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company or any subsidiary of the Company who is an Overlap Person thereof shall have or be under any duty to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of our subsidiaries) to refrain from acting on behalf of the Company or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and any action by any director or officer of the Company who is an Overlap Person for an Other Entity, or any of its respective subsidiaries in respect of any such contract, agreement, arrangement or transactions (or amendments, modifications or supplements thereto), or in performance thereof in accordance with its terms, shall not constitute or be construed or interpreted as: (i) an act or omission of such Overlap Person committed in bad faith or as the result of active or deliberate dishonesty; or (ii) receipt by such Overlap Person of an improper benefit, or an improper personal benefit, in money, property, services or otherwise.

No amendment, repeal or adoption of any resolution inconsistent with the foregoing provisions will have any effect upon: (i) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such amendment or repeal or adoption of any such inconsistent resolution, or the Amendment Time, or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered or of which such director or officer otherwise became aware before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT
This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our securities;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or REITs;

•	trusts and estates;

•	holders who receive our Common Stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our securities through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.
This summary assumes that stockholders hold our Common Stock as capital assets for federal income tax purposes, which generally means property held for investment.
The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
WE URGE YOU TO CONSULT YOUR TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FOREIGN, FEDERAL, STATE AND LOCAL AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
From the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of NorthStar Realty. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with the year ending December 31, 2015. We believe that, commencing with such year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with the Distribution, we will receive an opinion from Hunton & Williams LLP to the effect that, beginning with the year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for the year ending December 31, 2015 and thereafter. You should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, representations and undertakings made by us, NorthStar Realty and the Private REITs as to factual matters, including representations regarding the nature of our, NorthStar Realty’s and the Private REITs’ assets and the conduct of our, NorthStar Realty’s and the Private REITs’ business. Hunton & Williams LLP’s opinion is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. In addition, the fact that we will be a U.S. REIT making all of our investments through non-U.S. subsidiary entities and in currencies other than the U.S. dollar may subject us to novel issues and interpretations of the various REIT requirements. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to satisfy the requirements for REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Requirements for Qualification — Failure to Qualify.”
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•
We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•
net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year; (ii) 95% of our REIT capital gain net income for the year; and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•
In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Requirements for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the ten-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.
In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including foreign, state and local income, transfer, franchise, property and other taxes. For example, we intend to make investments solely in real properties located outside of the United States through foreign entities. Such foreign entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-U.S. entities. To the extent we are required to pay any such taxes, we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes. See “— Foreign, State and Local Taxes.” We could also be subject to tax in situations and with respect to transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.
We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2016 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally
We intend to enter into a long-term management agreement with NSAM pursuant to which we will delegate certain management responsibilities. We have been advised by counsel that entering into that management agreement should not cause us to cease to satisfy requirement 1 above, which requires that a REIT be managed by one or more trustees or directors. If the IRS successfully asserted that our management agreement caused us to fail to satisfy requirement 1, we may be required to pay a $50,000 penalty tax or may fail to qualify as a REIT. See “— Failure to Qualify.”
As noted above, from the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of NorthStar Realty. Under applicable Treasury regulations, if NorthStar Realty fails to qualify as a REIT in its 2015 taxable year, unless NorthStar Realty’s failure to qualify as a REIT was subject to relief under as described below under “— Failure to Qualify,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which NorthStar Realty failed to qualify.
Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.
Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, and any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly, or a subsidiary partnership, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described under “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership. We intend to cause each non-U.S. disregarded subsidiary to file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a disregarded entity for U.S. federal income tax purposes.
Entity Classification of Foreign Subsidiaries. We intend to conduct substantially all of our business through our Operating Partnership and certain foreign property-owning entities and intermediate entities. With respect to such foreign property-owning entities and intermediate entities, we intend to use entities that are not per se corporations under Section 301.7701-2(b) of the Treasury Regulations and intend to file entity classification elections under Section 301.7701-3 of the Treasury Regulations to treat such property-owning entities and intermediate entities as pass-through entities (i.e., either as partnerships or disregarded entities) for U.S. federal income tax purposes. If any such pass-through entities were treated associations for U.S. federal income tax purposes, they would be taxable as corporations and, therefore, generally would be subject to an entity-level tax on its income to the extent they generate income from U.S. sources or activities connected to the United States. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “— Failure to Qualify,” below, for a discussion of the effect of our failure to meet these tests for a taxable year.
Taxable REIT Subsidiaries.  A REIT may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than

35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging facility or a health care facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
Non-U.S. corporations and non-U.S. entities treated as corporations for U.S. federal income tax purposes are not generally subject to U.S. federal corporate income tax except to the extent that they recognize income from U.S. sources or certain activities connected with the United States. However, under certain circumstances, certain U.S. stockholders of a non-U.S. corporation are required to include in their income currently their proportionate share of certain categories of income of the non-U.S. corporation, which includes passive investment income as well as certain other categories. As a result, if we hold an interest in a foreign TRS, such TRS may not be subject to significant U.S. federal corporate income tax, but we may be required to include in our income, on a current basis, certain categories of income recognized by such foreign TRS. These inclusions could affect our ability to comply with the REIT income tests and distribution requirement. See “— Gross Income Tests” and “— Distribution Requirements.” In addition, certain foreign TRSs that we may form may generate income, such as income from providing services, that is not subject to this pass-through regime. We generally would not be required to include the earnings of such a TRS attributable to such activities in our income until we receive a distribution from such TRS.
A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).
Gross Income Tests
We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge borrowings incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

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First, the rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and either: (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space; or (ii) the TRS leases a qualified lodging facility or qualified health care property and engages an eligible independent contractor (as defined above in “— Taxable REIT Subsidiaries”) to operate such facility or property on its behalf. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “— Taxable REIT Subsidiaries.”

Interest.  The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based, in whole or in part, on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of: (i) the date we agreed to acquire or originate the loan; or (ii) as discussed further below, in the event of a “significant modification,” the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test. See “— Asset Tests” below.
Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

To the extent that we make equity investments in foreign TRSs, we intend to treat certain income inclusions received with respect to those investments as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The IRS has issued several private letter rulings to other taxpayers concluding that similar income inclusions will be treated as qualifying income for purposes of the 95% gross income test. Those private letter rulings can only be relied upon by the taxpayers to whom they were issued. No assurance can be provided that the IRS will not successfully challenge our treatment of such income inclusions.
Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities, including hedging transactions designed to minimize our risk with respect to: (i) changes in interest rates on floating rate debt used to acquire or carry our properties; and (ii) fluctuations in local currencies in the jurisdictions in which we invest. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into: (i) in the normal course of our business primarily to manage risk of interest rate or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction; or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure our hedging transactions in a manner that will not jeopardize our qualification as a REIT, although no assurance can be given that we will at all times be successful in this regard.
Foreign Currency Gain.  We expect that we will make all of our investments outside the United States and substantially all of our operating income, expenses and certain distributions from our Operating Partnership will be denominated in currencies other than the U.S. dollar. As a result, we will be subject to foreign currency gains and losses. “Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means: (i) foreign currency gain attributable (without duplication) to (a) an item of income or gain to which the 75% gross income test applies, (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (c) becoming or being the obligor under obligations secured by mortgages on real property.  or interests in real property; or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” under Section 987 of the Code, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “— Asset Tests.” Passive foreign exchange gain is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. In addition, the U.S. federal income tax law provides rules for determining the amount of gross income and deductions that we are treated as recognizing from activities of a QBU conducted in a foreign currency. As a result of these rules, changes in the U.S. dollar value of the currencies of our operations could impact our compliance with the REIT gross income tests, and the impact of these changes on our compliance with the REIT gross income requirements could be difficult to predict.
We intend to invest primarily in real estate assets located outside of the United States, and accordingly we expect that most foreign currency gains recognized by us would generally be excluded from the REIT 75% and 95% gross income tests. However, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. In addition, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. If we were to recognize significant foreign currency gains not excluded from the REIT gross income tests, we could fail to qualify as a REIT.
Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time-to-time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property; either: (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies; (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year; or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of that safe harbor when disposing of assets. We cannot assure you, however, that we can comply with that safe harbor or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation.
Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Taxable Income in Excess of Economic Gain.  Due to our investments in real property located outside of the United States, we may enter into hedging transactions to manage our risk with respect to local currency fluctuations. If we were to recognize ordinary income with respect to such hedging transaction and a capital loss on the sale of such real property, we would be required to make a distribution although we may have not realized an overall economic gain. Similarly, the rules regarding foreign currency fluctuations may cause us to have taxable income in excess of our overall economic gain. As a result, a stockholder may recognize dividend income in excess of such stockholder’s true economic gain with respect to our stock. In addition, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% non-deductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.
Failure to Satisfy the Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Cash includes the functional currency of a REIT or its QBU if such foreign currency: (i) is held for use in the normal course of the activities of the REIT or QBU which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test; and (ii) is not held in connection with dealing or engaging in substantial and regular trading in securities. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below. We intend to cause our subsidiaries to manage their holdings of foreign currency and related assets in a manner that permits us to qualify under the 75% asset test.
Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.
Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.
For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or, in the case of the 5% asset test and 10% vote or value test, TRS debt or equity, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if: (i) the debt is not convertible, directly or indirectly, into equity; and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either: (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield; or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
We have funded our equity investments in certain of our holdings through the use of instruments that we believe will be treated as equity for U.S. federal income tax purposes. If the IRS disagreed with such characterization and was successful in recharacterizing the nature of those instruments, we could fail to satisfy one or more of the asset and gross income tests applicable to REITs. Additionally, if the IRS recharacterized the nature of those investments and we were to take action to prevent such REIT test failures, the actions we would take could expose us to increased taxes both internationally and in the United States.
We believe our holdings of real property and other assets and securities relating to such real property will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of our TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.
We intend to monitor the status of our assets for purposes of the various asset tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If at the end of any calendar quarter we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if: (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million); and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our qualification as a REIT if we:

(i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure; (ii) we file a description of each asset causing the failure with the IRS; and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.
Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if: (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration; or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.
We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time-to-time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In the event that such timing differences occur, it might be necessary to arrange borrowings or other means of raising capital to meet the distribution requirements. Additionally, we may, if possible, pay taxable dividends of our stock or debt to meet the distribution requirements.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to most stockholders taxed at individual rates would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
For the purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the term “U.S. stockholder” means a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold shares of our Common Stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our Common Stock by the partnership.
As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income. See “— Taxation of Our Company” above. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends: (i) attributable to dividends received by us from non-REIT corporations, such as our TRS; and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our Common Stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Common Stock becomes ex-dividend. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our Common Stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its Common Stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of our Common Stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the Common Stock has been held for one year or less, assuming our Common Stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our Common Stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Stockholders on the Disposition of Common Stock
A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our Common Stock as long-term capital gain or loss if the U.S. stockholder has held our Common Stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the fair market value of its shares of our Common Stock on the date of the Distribution increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. See “Material U.S. Federal Income Tax Consequences of the Distribution — Tax Basis & Holding Period of Our Common Stock Received by Holders of NorthStar Realty Stock.” However, a U.S. stockholder must treat any loss upon a sale or exchange of Common Stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our Common Stock may be disallowed if the U.S. stockholder purchases other Common Stock within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, estates or trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on gains from the sale of our Common Stock.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of Common Stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.
Taxation of Non-U.S. Stockholders
For purposes of this discussion under the heading “Federal Income Tax Consequences of Our Status as a REIT,” the term “non-U.S. stockholder” means a beneficial owner of our Common Stock that is neither a U.S. stockholder nor a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the ownership and disposition of our Common Stock, including any reporting requirements.
The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.
Non-U.S. stockholders will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder’s resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets, which would generally not subject such non-U.S. stockholders to U.S. federal withholding taxes. The remainder of this section generally assumes that we will not hold USRPIs, and therefore will not be treated as a U.S. real property holding company and our Common Stock will not be treated as a USRPI for purposes of FIRPTA.
Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income dividends and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. stockholders should not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock because distributions received by the non-U.S. stockholders will be non-U.S. source.
Non-Dividend Distributions.  Unless: (i) our Common Stock constitutes a USRPI; or (ii) either (a) the non-U.S. stockholder’s investment in our Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of our current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.
Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the IRS 30% of distributions to non-U.S. stockholders unless: (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.
Capital Gain Dividends.  Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either: (i) the non-U.S. stockholder’s investment in our Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain); or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). Capital gain dividends withheld are creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.
Dispositions of Our Common Stock.  Gain from the sale of our Common Stock would be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States. In such cases, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
FATCA. A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our Common Stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our Common Stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.
Information Reporting Requirements and Withholding
We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of Common Stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the

non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our Common Stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.
Other Tax Consequences
Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships
Substantially all of our investments are owned indirectly through our Operating Partnership, which will own our assets through certain subsidiaries. Our operating partnership is currently disregarded as a separate entity for U.S. federal income tax purposes because we own, directly and indirectly through disregarded entities, 100% of the interests in it. If our Operating Partnership admits other limited partners, it will be eligible to be taxed as a partnership for U.S. federal income tax purposes. The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership (assuming our Operating Partnership is not a disregarded entity) and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a Partnership and collectively, the Partnerships). The discussion does not cover state or local tax laws or any U.S. tax laws other than U.S. federal income tax laws.
Classification as Partnerships. We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification, or the check-the-box regulations; and

•	is not a “publicly traded” partnership.
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member) for U.S. federal income tax purposes. Each Partnership intends to be classified as a partnership for U.S. federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations, or the “PTP regulations,” provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, or the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if: (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act; and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if: (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership; and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if our Operating Partnership were a publicly traded partnership, we believe that our Operating

Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for U.S. federal income tax purposes.
If our Operating Partnership admits other limited partners, we do not intend to request a ruling from the IRS that our Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a disregarded entity or a partnership, for U.S. federal income tax purposes, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT unless we qualified for certain relief provisions, because the value of our ownership interest in our Operating Partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in our Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of our Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our Operating Partnership’s taxable income.
Income Taxation of Partnerships and their Partners
Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.
Tax Allocations With Respect to Our Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or “built-in loss, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Any property purchased by our Operating Partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our Operating Partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership: (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution; and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.
Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in a Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by our allocable share of the Partnership’s income and our allocable share of indebtedness of the Partnership; and

•
reduced, but not below zero, by our allocable share of the Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of a Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that a Partnership’s distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Sale of a Partnership’s Property
Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our Common Stock.
Foreign, State and Local Taxes
We and our subsidiaries and stockholders may be subject to foreign, state and local taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of foreign jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The foreign, state or local tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of foreign, state or local income and other tax laws on an investment in our common stock.
The Code generally gives taxpayers the option of either deducting foreign taxes paid from taxable income or crediting such taxes against the taxpayer’s U.S. federal income tax liability. If we elected to receive the foreign tax credit, we could be able to use part of this credit to offset our liability for U.S. federal income tax, for example by distributing less than 100% (but more than 90%) of our net income, thus incurring a REIT-level U.S. federal income tax liability that could be offset with foreign tax credits. However, we may not be able to fully utilize our foreign tax credits depending upon the source of our foreign income and the timing of our payment of foreign and U.S. federal taxes. In addition, we will not be able to use our foreign tax credits to the extent that we do not otherwise have a U.S. federal income tax liability. In such cases, we could elect to deduct foreign taxes paid, which would reduce the amount that we are required to distribute annually to our stockholders regardless of whether we have any U.S. federal income tax liability. In either event, any foreign taxes incurred by us will not pass through to stockholders as a credit against their U.S. federal income tax liability.

USE OF PROCEEDS
We will not receive any proceeds from the Distribution.
DETERMINATION OF OFFERING PRICE
No consideration will be paid for the shares of our common stock distributed in the Distribution.
LEGAL MATTERS
The validity of the Common Stock issued and distributed pursuant to this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel. Certain federal income tax matters will be passed upon for us by Hunton & Williams LLP.
EXPERTS
On April 21, 2015, we appointed PricewaterhouseCoopers LLP, or PwC, as our initial independent registered public accounting firm.
The NorthStar Europe Predecessor’s combined financial statements as of December 31, 2014 and 2013 and the related combined statements of operations, comprehensive income (loss) and cash flows for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014, and the year ended December 31, 2013 appearing in this prospectus have been audited by Marcum LLP (Marcum) an independent registered public accounting firm as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
Such report did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Moreover, during such periods: (i) there were no disagreements between us and Marcum on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in its report on the NorthStar Europe Predecessor’s combined financial statements; and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The combined statement of revenues and certain expenses (Historical Summary) of the Trianon Tower for the year ended December 31, 2014, and the related notes thereto, appearing in this prospectus and registration statement have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined statements of revenues and certain expenses of the SEB Portfolio for the year ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, Société coopérative, independent accountants, given on the authority of said firm as experts in auditing and accounting.
Prior to their engagement, neither we nor anyone acting on our behalf, consulted PwC regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

ADDITIONAL INFORMATION
Before the date of this prospectus, we were not required to file reports with the SEC. We have filed with the SEC a registration statement under the Securities Act on Form S-11 with respect to the shares of our Common Stock being distributed to NorthStar Realty common stockholders in the Distribution. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is made hereby. Statements in this prospectus as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits and the schedules filed as a part of it.
We intend to furnish the holders of our Common Stock with annual reports and proxy statements containing financial statements audited by an independent registered public accounting firm and to file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.
The registration statement of which this prospectus forms a part and its exhibits and schedules, and other documents that we will file with the SEC, can be inspected without charge and copied at, and copies can be obtained from, the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s website at www.sec.gov. We expect to list our Common Stock on the NYSE. If and when our stock is listed on the NYSE, you can also obtain reports, proxy statements and other information about us at the NYSE’s website at www.nyse.com.
Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.
No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

Index to Financial Statements

NorthStar Europe Predecessor Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2014 and 2013	F-3
Combined Statements of Operations for the years ended December 31, 2014 and 2013	F-4
Combined Statements of Comprehensive Income (Loss) for the years ended December 31, 2014 and 2013	F-5
Combined Statements of Cash Flows for the years ended December 31, 2014 and 2013	F-6
Notes to Combined Financial Statements	F-7
NorthStar Europe Predecessor Unaudited Combined Interim Financial Statements
Combined Balance Sheets as of March 31, 2015 (unaudited) and December 31, 2014	F-16
Combined Statements of Operations for the three months ended March 31, 2015 and 2014 (unaudited)	F-17
Combined Statements of Comprehensive Income (Loss) for the three months ended March 31, 2015 and 2014 (unaudited)	F-18
Combined Statements of Cash Flows for the three months ended March 31, 2015 and 2014 (unaudited)	F-19
Notes to Combined Financial Statements (unaudited)	F-20
SEB Portfolio
Report of Independent Auditors	F-27
Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 2015 (unaudited) and for the year ended December 31, 2014	F-28
Notes to Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 2015 (unaudited) and for the year ended December 31, 2014	F-29
Trianon Tower
Report of Independent Auditors	F-31
Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 2015 (unaudited) and for the year ended December 31, 2014	F-32
Notes to Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 2015 (unaudited) and for the year ended December 31, 2014	F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of NorthStar Realty Finance Corp.

We have audited the accompanying combined balance sheets of NorthStar Europe Predecessor (the “Company”) as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income (loss) and cash flows for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014, and the year ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthStar Europe Predecessor as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014, and the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, PA
July 2, 2015

NORTHSTAR EUROPE PREDECESSOR
COMBINED BALANCE SHEETS
(Dollars in Thousands)

	NorthStar Owner Period	Prior Owner Period
	December 31, 2014	December 31, 2013
Assets
Cash	$1,552	$1,350
Restricted cash	5,277	1,591
Operating real estate, net	54,896	59,201
Receivables	740	335
Unbilled rent receivable	264	560
Derivative assets, at fair value	1,080	—
Deferred costs and intangible assets, net	36,006	27,914
Other assets	3,011	—
Total assets	$102,826	$90,951

Liabilities and Equity
Mortgage notes payable	$77,660	$47,895
Accounts payable and accrued expenses	1,698	12,651
Derivative liabilities, at fair value	—	4,187
Other liabilities	2,589	2,634
Total liabilities	81,947	67,367
NorthStar Europe Predecessor equity	19,821	23,584
Non-controlling interest	1,058	—
Total equity	20,879	23,584
Total liabilities and equity	$102,826	$90,951

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS
(Dollars in Thousands)

	NorthStar Owner Period	Prior Owner Period
	Period from September 16, 2014 to December 31, 2014	Period from January 1 to September 15, 2014	Year Ended December 31, 2013
Revenues
Rental and escalation income	$2,722	$7,162	$9,869
Other revenues	39	1,290	1,129
Total revenues	2,761	8,452	10,998
Expenses
Operating expenses	1,181	3,113	4,002
Transaction costs	4,198	—	—
Interest expense	165	3,486	4,666
General and administrative expenses	1,207	4,676	340
Depreciation and amortization	1,088	2,294	3,155
Total expenses	7,839	13,569	12,163
Other income (loss)
Unrealized gain (loss) on investments and other	(210)	2,110	2,798
Net income (loss)	(5,288)	(3,007)	1,633
Net (income) loss attributable to non-controlling interest	276	—	—
Net income (loss) attributable to the NorthStar Europe Predecessor	$(5,012)	$(3,007)	$1,633

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands)

	NorthStar Owner Period	Prior Owner Period
	Period from September 16, 2014 to December 31, 2014	Period from January 1 to September 15, 2014	Year Ended December 31, 2013
Net income (loss)	$(5,288)	$(3,007)	$1,633
Other comprehensive income (loss):
Foreign currency translation adjustment	(4,648)	(57)	(981)
Total other comprehensive income (loss)	(9,936)	(3,064)	652
Comprehensive income (loss)
Comprehensive (income) loss attributable to non-controlling interest	588	—	—
Comprehensive income (loss) attributable to NorthStar Europe Predecessor	$(9,348)	$(3,064)	$652

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	NorthStar Owner Period	Prior Owner Period
	Period from September 16, 2014 to December 31, 2014	Period from January 1 to September 15, 2014	Year Ended December 31, 2013
Cash flows from operating activities:
Net income (loss)	$(5,288)	$(3,007)	$1,633
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,088	2,294	3,155
Amortization of deferred financing costs	18	—	—
Amortization of discount on borrowing	—	846	1,120
Unrealized (gain) loss on investments and other	210	(2,110)	(2,798)
Amortization of capitalized above/below market leases	37	37	68
Straight line rental income	(270)	(352)	(958)
Changes in operating assets and liabilities:
Restricted cash	(2,839)	1,170	(116)
Receivables	(57)	189	42
Other assets	(1,726)	—	—
Accounts payable and accrued expenses	549	(1,979)	4,879
Other liabilities	1,550	231	220
Net cash provided by (used in) operating activities	(6,728)	(2,681)	7,245
Cash flows from investing activities:
Acquisitions of operating real estate, net	(89,484)	—	—
Improvements of operating real estate	(161)	(2,307)	(7,263)
Net cash (used in) investing activities	(89,645)	(2,307)	(7,263)
Cash flows from financing activities:
Borrowings from mortgage notes	77,660	481	—
Repayment of mortgage notes	—	(527)	(656)
Payment of deferred financing costs	(643)	—	—
Purchase of derivative instruments	(1,249)	—	—
Change in restricted cash	(2,562)	—	—
Net transactions with NorthStar Realty	27,400	—	—
Contributions from non-controlling interest	2	—	—
Net cash provided by (used in) financing activities	100,608	(46)	(656)
Effect of foreign currency translation on cash	(2,683)	3,722	545
Net change in cash	1,552	(1,312)	(129)
Cash - beginning of period	—	1,350	1,479
Cash - end of period	$1,552	$38	$1,350

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$2,355	$2,286	$3,516

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Business and Organization
NorthStar Realty Finance Corp. (“NorthStar Realty”) is a diversified commercial real estate company listed on the New York Stock Exchange (“NYSE”) that qualifies as a real estate investment trust (“REIT”). NorthStar Realty is externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), which together with its affiliates is referred to as NSAM.
On February 26, 2015 (the “Announcement Date”), NorthStar Realty announced that its board of directors unanimously approved a plan to spin-off its European real estate business (the “Proposed European Spin”) into a newly-formed publicly-traded REIT, NorthStar Realty Europe Corp. (“NRE”) expected to be listed on the NYSE. NSAM will manage NRE pursuant to a long-term management agreement, on substantially similar terms as NorthStar Realty’s management agreement with NSAM. The Proposed European Spin is expected to be completed in the second half of 2015.
On the Announcement Date, NorthStar Realty’s European properties consisted of a $100 million multi-tenant leasehold office complex located in the United Kingdom (the “U.K. Complex”) purchased on September 16, 2014 (“NorthStar Acquisition Date”) from an unrelated third party and $1.9 billion of commitments to purchase two portfolios of primarily multi-tenant office properties from unrelated third parties, that closed in April 2015 (“European Portfolios”). In addition, in June 2015, NorthStar Realty entered into a definitive agreement to purchase a $600 million office tower located in Frankfurt, Germany from an unrelated third party which is expected to close in the third quarter of 2015 (“Trianon Tower”), together with the European Portfolios, (the “New European Investments”). The U.K. Complex, together with the New European Investments, cash and any other related assets, liabilities or activities are expected to be contributed by NorthStar Realty to NRE as part of the Proposed European Spin.
The U.K. Complex and activities related to the launch of the European real estate business, which includes an allocation of certain costs and expenses, comprises the business of NRE (the “European Real Estate Business”). Previously, the U.K. Complex was acquired by IMV Immobilien SE (“IMW”) on July 13, 2012 (“IMW Acquisition Date”). IMW is referred to as the Prior Owner. The period from the NorthStar Acquisition Date to December 31, 2014 is referred to as the NorthStar Owner Period and the period from January 1, 2014 to September 15, 2014, including an allocation of certain costs and expenses related to the European Real Estate Business, and the year ended December 31, 2013 are referred to as the Prior Owner Period. The NorthStar Owner Period together with the Prior Owner Period is referred to as NorthStar Europe Predecessor or the Company.

2.	Summary of Significant Accounting Policies
Basis of Accounting
The accompanying combined financial statements and related notes of the Company are presented on a carve-out basis and have been prepared from the historical combined balance sheets, statements of operations and cash flows attributed to the NorthStar Europe Predecessor in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, financial statements of the NorthStar Europe Predecessor have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of the NorthStar Europe Predecessor and include material assets and liabilities of NorthStar Realty that are specifically identifiable to the Company. Additionally, the combined financial statements include an allocation of costs and expenses by NorthStar Realty related to the NorthStar Europe Predecessor (primarily compensation and other general and administrative expense) based on an estimate of expenses had the NorthStar Europe Predecessor been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of the operations of the Company. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had the Company been a separate independent entity. The Company believes the assumptions underlying its allocation of indirect expenses are reasonable. In addition, an estimate of management fees to NSAM of $0.1 million was recorded for the NorthStar Owner Period as if NRE was managed as an independent entity and is included in general and administrative expenses.
Such unaudited interim combined financial statements include all adjustments considered necessary for a fair presentation of the NorthStar Europe Predecessor’s financial position and results of operations and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The Company was determined to be the predecessor for accounting purposes and accordingly, followed S-X Rules 3-01 through 3-04 and Rule 12-28. Because the U.K. Complex was acquired from an unrelated third party on September 16, 2014, a “blackline” presentation for the change in basis giving effect to purchase accounting pursuant to U.S. GAAP is presented.
Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the combined balance sheets and presented separately as net income (loss) and other comprehensive income (loss) (“OCI”) attributable to controlling and non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Comprehensive Income (Loss)
The Company reports combined comprehensive income (loss) in separate statements following the combined statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and OCI. OCI includes foreign currency translation adjustment.
Restricted Cash
Restricted cash consists of amounts related to operating real estate such as escrows for taxes, insurance, capital expenditures, tenant security deposits, payments required under certain lease agreements.
Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the combined statements of operations. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life.
Operating real estate is depreciated using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Category:	Term:
Buildings	40 years
Building leasehold interests	Lesser of 40 years or remaining term of the lease
Land improvements	15 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
Equipment	5 to 7 years
The Company follows the purchase method for an acquisition of operating real estate, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangible assets and liabilities.
The following is a schedule of future contractual minimum rental income under leases as of December 31, 2014 (dollars in thousands):

Years Ending December 31:
2015	$5,183
2016	5,507
2017	5,907
2018	5,289
2019	4,915
Thereafter	4,889
Total	$31,690

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.
Deferred Costs
Deferred costs include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. These costs are amortized to interest expense over the term of the financing using either the effective interest method or straight-line method depending on the type of financing. Unamortized deferred financing costs are expensed when the associated borrowing is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period such financing transaction was terminated. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and is recorded to depreciation and amortization in the combined statements of operations.
Identified Intangibles
The Company records acquired identified intangibles, which includes intangible assets (such as value of the above-market leases, in-place leases and other intangibles) and intangible liabilities (such as the value of below-market leases), based on estimated fair value. The value allocated to the above or below-market leases is amortized over the remaining lease term as a net adjustment to rental income. Other intangible assets are amortized into depreciation and amortization expense on a straight-line basis over the remaining lease term. The weighted average amortization period for above-market leases, below-market leases and in-place lease costs is 7.8 years, 5.7 years and 6.3 years for the NorthStar Owner Period, the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013, respectively.
The Company recorded an immaterial amount of amortization of below-market leases for the NorthStar Owner Period, the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013, respectively. Amortization of other intangible assets was $0.6 million, $0.7 million and $1.2 million for the NorthStar Owner Period, the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013, respectively.
Identified intangible assets are recorded in deferred costs and intangible assets and identified intangible liabilities are recorded in other liabilities on the consolidated balance sheets.
The following table presents identified intangibles as of December 31, 2014 (dollars in thousands):

	Intangibles Assets		Intangible Liabilities
	Above-market Leases	Other(1)	Below-market Leases
Gross amount	$1,657	$33,231	$(151)
Accumulated amortization	(54)	(578)	18
Total	$1,603	$32,653	$(133)
_______________
(1) Primarily represents the value of in-place leases and below market ground lease.
The following table presents annual amortization of intangible assets and liabilities as of December 31, 2014 (dollars in thousands):

		Above and
Years Ending	Other	Below Market
December 31:	Intangibles(1)	Leases, Net(1)
2015	$1,738	$122
2016	1,344	119
2017	964	166
2018	838	160
2019	812	156
Thereafter	26,957	747
Total	$32,653	$1,470
_______________
(1) Identified intangibles will be amortized through periods ending December 2025.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate is derived from leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in quarterly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable on the combined balance sheets. Escalation income represents revenue from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is accrued in the same period as the expenses are incurred.
Fair Value
Fair Value Measurement
The Company follows fair value guidance in accordance with U.S. GAAP to account for its financial instruments. The Company categorizes its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).
Financial assets and liabilities recorded at fair value on our combined balance sheets are categorized based on the inputs to the valuation techniques as follows:
Level 1. Quoted prices for identical assets or liabilities in an active market.
Level 2. Financial assets and liabilities whose values are based on the following:
(a)Quoted prices for similar assets or liabilities in active markets.
(b)Quoted prices for identical or similar assets or liabilities in non-active markets.

(c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

(d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.
Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
As of December 31, 2014 and 2013, the Company’s sole recurring financial measurements recorded at fair value were its derivative assets/liabilities. Such derivative instruments are valued using a third-party pricing service. These quotations are not adjusted and are generally based on valuation models with observable inputs such as interest rates and contractual cash flow, and as such, are classified as Level 2 of the fair value hierarchy.
Impairment
The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow to be generated by the property is less than the carrying value of the property. In conducting this review, the Company considers global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value of the property. The Company did not record impairment for the periods presented.
Derivatives
The Company uses derivative instruments as a strategy to manage interest rate risk and does not enter into derivative instruments for trading or speculative purposes. The Company’s derivative instruments are recorded on the balance sheet at fair value and do not qualify as hedges under U.S. GAAP. Therefore, the change in fair value of derivative instruments are recorded in earnings.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the combined statements of equity.
Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the combined statements of operations.
Income Taxes
Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year. Income tax for the periods presented was immaterial.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In April 2015, the FASB proposed a one-year deferral of the effective date of the new revenue standard to January 1, 2018. The Company is in the process of evaluating the impact, if any, of the update on its combined financial position, results of operations and financial statement disclosures.
In April 2015, the FASB issued an accounting update changing the presentation of financing costs in financial statements. Under the new guidance, an entity would present these costs in the balance sheet as a direct deduction from the related liability rather than as an asset. Amortization of the costs would be reported as interest expense. The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. The Company is currently assessing the impact of the guidance on the Company’s combined financial position, results of operations and financial statement disclosures.

3.	Operating Real Estate
The following table presents operating real estate, net as of December 31, 2014 and 2013 (dollars in thousands):

	NorthStar Owner	Prior Owner
	Period(1)	Period(2)
	December 31,	December 31,
	2014	2013
Building, leasehold interests and improvements	$51,646	$57,483
Tenant improvements	3,767	4,650
Subtotal	55,413	62,133
Less: Accumulated depreciation	(517)	(2,932)
Operating real estate, net	$54,896	$59,201
_____________

(1)	NorthStar Realty has a 93.25% ownership interest in the U.K. Complex.

(2)
IMW acquired the shares in Firefly Limited, a Jersey subsidiary formed as the direct owner of the U.K. Complex for £16 million. The fair value of the U.K. Complex on the IMW Acquisition Date was $79 million.

Rental income and service charges to related party tenants was $1.6 million and $1.1 million for the year ended December 31, 2013 and the period from January 1, 2014 to September 15, 2014, respectively.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The following table presents the final allocation of the purchase price of the assets acquired and liabilities of the IMW Acquisition Date, which is the basis used to record depreciation and amortization expense for the Prior Owner Period.

Assets:
Buildings, leasehold interests and improvements	$48,820
Acquired intangibles	29,839
Total assets acquired	$78,659

Liabilities:
Mortgage notes payable	$44,345
Other liabilities assumed	10,235
Total liabilities	54,580
Total Company's equity	24,079
Total equity	24,079
Total liabilities and equity	$78,659
The following table presents the preliminary allocation of the purchase price of the assets acquired on the NorthStar Acquisition Date, which is the basis used to record depreciation and amortization expense for the NorthStar Owner Period.

Assets:
Buildings, leasehold interests and improvements	$57,434
Acquired intangibles	36,328
Total assets acquired	$93,762

Total Company’s equity	$92,116
Non-controlling interest	1,646
Total equity	93,762
Total liabilities and equity	$93,762
Depreciation expense was $0.5 million, $1.6 million and $1.9 million for the NorthStar Owner Period, the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013, respectively.

4.	Mortgage Notes Payable
The following table presents the Company’s borrowings as of December 31, 2014 and 2013 (dollars in thousands):

NorthStar Owner Period(1)	Principal Amount	Contractual Interest Rate	Maturity Date
As of December 31, 2014:
Mortgage notes payable	$77,660	LIBOR plus 3.00%	December 2019

Prior Owner Period(2)
As of December 31, 2013:
Mortgage note payable	$47,895	LIBOR plus 0.95%	April 2015
_______________

(1)
Includes a non-recourse senior mortgage and mezzanine mortgage note entered into by NorthStar Realty in December 2014 (“New Borrowing”). The New Borrowing is interest only and the contractual interest rate represents a weighted average. The mezzanine note of $14.6 million with a fixed interest rate of 8%. Amount represents a weighted average.

(2)
Represents a non-recourse senior mortgage note assumed by IMW in connection with its acquisition (“Initial Borrowing”). The Initial Borrowing was secured by the U.K. Complex and a Jersey security interest over the shares in Firefly Limited. The Initial Borrowing had quarterly principal amortization of £105,000. The Initial Borrowing was repaid in connection with the acquisition of the U.K. Complex by NorthStar Realty.

The carrying value of mortgage notes payable approximates fair value as of December 31, 2014 and 2013, as such amounts bear floating rates of interest. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5.	Equity
The combined financial statements of the Company represent the operations of various subsidiaries of the NorthStar Europe Predecessor and include an allocation of costs and expenses of NorthStar Realty related to the NorthStar Europe Predecessor. The following table presents a rollforward of equity for the NorthStar Owner Period, the Prior Owner Period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013 (dollars in thousands):

Balance as of December 31, 2012	$22,932
Net income (loss)	1,633
Other comprehensive income (loss)	(981)
Balance as of December 31, 2013	23,584

Net income (loss)	(3,007)
Other comprehensive income (loss)	(57)
Balance as of September 15, 2014	20,520

Balance as of September 16, 2014	—
Net income (loss)	(5,288)
Other comprehensive income (loss)	(4,060)
Net transactions with NorthStar Realty	29,169
Non-controlling interest	1,058
Balance as of December 31, 2014	$20,879
Net transactions with NorthStar Realty represent contributions or distributions related to the operating activities between the Company and NorthStar Realty, which includes certain non-cash activity. The Company had no past borrowing arrangements with NorthStar Realty. There are currently no borrowing arrangements with NorthStar Realty.
Non-controlling interest at December 31, 2014 represents a third party 6.75% equity interest in the U.K. Complex that is consolidated with the Company’s combined financial statements. Net income (loss) attributable to non-controlling interest for the period from September 16, 2014 to December 31, 2014 was a net loss of $0.3 million. There was no non-controlling interest for the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013.

6.	Derivatives
The following table presents derivative instruments that were not designated as hedges under U.S. GAAP as of December 31, 2014 and 2013 (dollars in thousands):

NorthStar Owner Period	Number	Notional Amount	Fair Value Net Asset (Liability)	Fixed LIBOR / Forward Rate	Maturity
As of December 31, 2014:
Interest rate cap(1)	1	$63,099	$1,080	2.0%	January 2020

Prior Owner Period
As of December 31, 2013:
Interest rate swaps	4	$49,513	$(4,187)	6.4%	April 2015
_______________

(1)	In connection with the New Borrowing, in December 2014, the Company entered into a multi-year interest rate cap agreement.
The Company recognized an unrealized loss on derivative instruments related to fair value adjustments of $0.2 million and an unrealized gain of $2.1 million and $2.8 million for the NorthStar Owner Period, the period from January 1, 2014 to September 15, 2014 and the year ended December 31, 2013, respectively.

7.	Credit Risk Concentrations
Concentrations of credit risk arise when a number of tenants related to the Company’s investments are engaged in similar business activities or located in the same geographic location to be similarly affected by changes in economic conditions. The Company

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

has approximately 48.6% of rental revenue generated from two tenants during the NorthStar Owner Period. The Company believes it is well diversified and does not have any other concentrations of credit risks.

8.	Commitments and Contingencies
The Company is involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the legal proceedings are not expected to have a material adverse effect on the Company’s financial position or result of operations.

9.	Subsequent Events
The Company has evaluated events and transactions that may have occurred since December 31, 2014 through July 2, 2015, the date the financial statements were available for issuance and noted no items requiring adjustments or additional disclosure to the combined financial statements.

NorthStar Europe Predecessor
Unaudited Combined Interim Financial Statements

NORTHSTAR EUROPE PREDECESSOR
COMBINED BALANCE SHEETS
(Dollars in Thousands)

	NorthStar Owner Period
	March 31, 2015 (Unaudited)	December 31, 2014
Assets
Cash	$3,753	$1,552
Restricted cash	4,852	5,277
Operating real estate, net	51,999	54,896
Receivables	769	740
Unbilled rent receivable	473	264
Derivative assets, at fair value	955	1,080
Deferred costs and intangible assets, net	33,783	36,006
Other assets	2,499	3,011
Total assets	$99,083	$102,826

Liabilities and Equity
Mortgage notes payable	$74,170	$77,660
Accounts payable and accrued expenses	1,084	1,698
Other liabilities	2,667	2,589
Total liabilities	77,921	81,947
NorthStar Europe Predecessor equity	20,118	19,821
Non-controlling interest	1,044	1,058
Total equity	21,162	20,879
Total liabilities and equity	$99,083	$102,826

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(Unaudited)

	NorthStar Owner Period	Prior Owner Period
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Revenues
Rental and escalation income	$2,186	$2,353
Other revenues	1	506
Total revenues	2,187	2,859
Expenses
Operating expenses	834	1,360
Interest expense	752	620
General and administrative expenses	928	1,971
Depreciation and amortization	926	793
Total expenses	3,440	4,744
Other income (loss)
Unrealized gain (loss) on investments and other	(84)	662
Realized gain (loss) on investments and other	(6)	—
Net income (loss)	(1,343)	(1,223)
Net (income) loss attributable to non-controlling interest	31	—
Net income (loss) attributable to the NorthStar Europe Predecessor	$(1,312)	$(1,223)

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands)
(Unaudited)

	NorthStar Owner Period	Prior Owner Period
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Net income (loss)	$(1,343)	$(1,223)
Other comprehensive income (loss):
Foreign currency translation adjustment	(937)	67
Total other comprehensive income (loss)	(2,280)	(1,156)
Comprehensive income (loss)
Comprehensive (income) loss attributable to non-controlling interest	94	—
Comprehensive income (loss) attributable to NorthStar Europe Predecessor	$(2,186)	$(1,156)

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	NorthStar Owner Period	Prior Owner Period
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Cash flows from operating activities:
Net income (loss)	$(1,343)	$(1,223)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	926	793
Amortization of deferred financing costs	84	—
Amortization of discount on borrowings	—	292
Realized and unrealized (gain) loss on investments and other	90	(662)
Amortization of capitalized above/below market leases	32	12
Straight line rental income	(225)	(117)
Changes in operating assets and liabilities:
Restricted cash	(248)	(348)
Receivables	18	305
Other assets	1,524	—
Accounts payable and accrued expenses	453	2,349
Other liabilities	305	—
Net cash provided by operating activities	1,616	1,401
Cash flows from investing activities:
Acquisitions of operating real estate, net	(94)	—
Improvements of operating real estate	(397)	(985)
Change in restricted cash	440	—
Net cash (used in) investing activities	(51)	(985)
Cash flows from financing activities:
Repayment of mortgage notes payable	—	(172)
Payment of deferred financing costs	(847)	—
Net transactions with NorthStar Realty	1,633	—
Net cash provided by (used in) financing activities	786	(172)
Effect of foreign currency translation on cash	(150)	175
Net change in cash	2,201	419
Cash - beginning of period	1,552	1,350
Cash - end of period	$3,753	$1,769

Refer to accompanying notes to the combined financial statements.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

1.	Business and Organization
NorthStar Realty Finance Corp. (“NorthStar Realty”) is a diversified commercial real estate company listed on the New York Stock Exchange (“NYSE”) that qualifies as a real estate investment trust (“REIT”). NorthStar Realty is externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), which together with its affiliates is referred to as NSAM.
On February 26, 2015 (the “Announcement Date”), NorthStar Realty announced that its board of directors unanimously approved a plan to spin-off its European real estate business (the “Proposed European Spin”) into a newly-formed publicly-traded REIT, NorthStar Realty Europe Corp. (“NRE”) expected to be listed on the NYSE. NSAM will manage NRE pursuant to a long-term management agreement, on substantially similar terms as NorthStar Realty’s management agreement with NSAM. The Proposed European Spin is expected to be completed in the second half of 2015.
On the Announcement Date, NorthStar Realty’s European properties consisted of a $100 million multi-tenant leasehold office complex located in the United Kingdom (the “U.K. Complex”) purchased on September 16, 2014 (“NorthStar Acquisition Date”) from an unrelated third party and $1.9 billion of commitments to purchase two portfolios of primarily multi-tenant office properties from unrelated third parties, that closed in April 2015 (“European Portfolios”). In addition, in June 2015, NorthStar Realty entered into a definitive agreement to purchase a $600 million office tower located in Frankfurt, Germany from an unrelated third party which is expected to close in the third quarter of 2015 (“Trianon Tower”) together with the European Portfolios, (the “New European Investments”). The U.K. Complex, together with the New European Investments, cash and any other related assets, liabilities or activities are expected to be contributed by NorthStar Realty to NRE as part of the Proposed European Spin.
The U.K. Complex and activities related to the launch of the European real estate business, which includes an allocation of certain costs and expenses, comprises the business of NRE (the “European Real Estate Business”). Previously, the U.K. Complex was acquired by IMV Immobilien SE (“IMW”) on July 13, 2012 (“IMW Acquisition Date”). IMW is referred to as the Prior Owner. The period from the NorthStar Acquisition Date to December 31, 2014 is referred to as the NorthStar Owner Period and the period from January 1, 2014 to September 15, 2014, including an allocation of certain costs and expenses related to the European Real Estate Business, and the year ended December 31, 2013 are referred to as the Prior Owner Period. The NorthStar Owner Period together with the Prior Owner Period is referred to as NorthStar Europe Predecessor or the Company.

2.	Summary of Significant Accounting Policies
Basis of Quarterly Presentation
The accompanying combined financial statements and related notes of the Company are presented on a carve-out basis and have been prepared from the historical combined balance sheets, statements of operations and cash flows attributed to the NorthStar Europe Predecessor in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, financial statements of the NorthStar Europe Predecessor have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of the NorthStar Europe Predecessor and include material assets and liabilities of NorthStar Realty that are specifically identifiable to the Company. Additionally, the combined financial statements include an allocation of costs and expenses by NorthStar Realty related to the NorthStar Europe Predecessor (primarily compensation and other general and administrative expense) based on an estimate of expenses had the NorthStar Europe Predecessor been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of the operations of the Company. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had the Company been a separate independent entity. The Company believes the assumptions underlying its allocation of indirect expenses are reasonable. In addition, an estimate of management fees to NSAM of $0.1 million was recorded for the NorthStar Owner Period as if NRE was managed as an independent entity and is included in general and administrative expenses.
These combined financial statements should be read in conjunction with NorthStar Europe Predecessor’s audited combined financial statements and notes thereto included in the Form S-11 for the years ended December 31, 2014 and 2013.
The Company was determined to be the predecessor for accounting purposes and accordingly, followed S-X Rules 3-01 through 3-04 and Rule 12-28. Because the U.K. Complex was acquired from an unrelated third party on September 16, 2014, a “blackline” presentation for the change in basis giving effect to purchase accounting pursuant to U.S. GAAP is presented.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the combined balance sheets and presented separately as net income (loss) and other comprehensive income (loss) (“OCI”) attributable to controlling and non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Comprehensive Income (Loss)
The Company reports combined comprehensive income (loss) in separate statements following the combined statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and OCI. OCI includes foreign currency translation adjustment.
Restricted Cash
Restricted cash consists of amounts related to operating real estate such as escrows for taxes, insurance, capital expenditures, tenant security deposits, payments required under certain lease agreements.
Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the combined statements of operations. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life.
The Company follows the purchase method for an acquisition of operating real estate, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangible assets and liabilities.
Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.
Deferred Costs
Deferred costs include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. These costs are amortized to interest expense over the term of the financing using either the effective interest method or straight-line method depending on the type of financing. Unamortized deferred financing costs are expensed when the associated borrowing is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period such financing transaction was terminated. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and is recorded to depreciation and amortization in the combined statements of operations.
Identified Intangibles
The Company records acquired identified intangibles, which includes intangible assets (such as value of the above-market leases, in-place leases and other intangibles) and intangible liabilities (such as the value of below-market leases), based on estimated fair value. The value allocated to the above or below-market leases is amortized over the remaining lease term as a net adjustment to rental income. Other intangible assets are amortized into depreciation and amortization expense on a straight-line basis over the remaining lease term. As of March 31, 2015 and December 31, 2014, the weighted average amortization period for above-market leases, below-market leases and in-place lease costs is 7.6 years and 7.8 years, respectively.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate is derived from leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in quarterly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable on the combined balance sheets. Escalation income represents revenue from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is accrued in the same period as the expenses are incurred.
Fair Value
Fair Value Measurement
The Company follows fair value guidance in accordance with U.S. GAAP to account for its financial instruments. The Company categorizes its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).
Financial assets and liabilities recorded at fair value on our combined balance sheets are categorized based on the inputs to the valuation techniques as follows:
Level 1. Quoted prices for identical assets or liabilities in an active market.
Level 2. Financial assets and liabilities whose values are based on the following:

(a)	Quoted prices for similar assets or liabilities in active markets.

(b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

(c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

(d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.
Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
As of March 31, 2015 and December 31, 2014, the Company’s sole recurring financial measurements recorded at fair value were its derivative assets/liabilities. Such derivative instruments are valued using a third-party pricing service. These quotations are not adjusted and are generally based on valuation models with observable inputs such as interest rates and contractual cash flow, and as such, are classified as Level 2 of the fair value hierarchy.
Impairment
The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow to be generated by the property is less than the carrying value of the property. In conducting this review, the Company considers global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value of the property. The Company did not record impairment for the periods presented.
Derivatives
The Company uses derivative instruments as a strategy to manage interest rate risk and does not enter into derivative instruments for trading or speculative purposes. The Company’s derivative instruments are recorded on the balance sheet at fair value and do not qualify as hedges under U.S. GAAP. Therefore, the change in fair value of derivative instruments are recorded in earnings.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the combined statements of equity.
Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the combined statements of operations.
Income Taxes
Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year. Income tax for the periods presented was immaterial.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In April 2015, the FASB proposed a one-year deferral of the effective date of the new revenue standard to January 1, 2018. The Company is in the process of evaluating the impact, if any, of the update on its combined financial position, results of operations and financial statement disclosures.
In April 2015, the FASB issued an accounting update changing the presentation of financing costs in financial statements. Under the new guidance, an entity would present these costs in the balance sheet as a direct deduction from the related liability rather than as an asset. Amortization of the costs would be reported as interest expense. The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. The Company is currently assessing the impact of the guidance on the Company’s combined financial position, results of operations and financial statement disclosures.

3.	Operating Real Estate
The following table presents operating real estate, net as of March 31, 2015 and December 31, 2014 (dollars in thousands):

	March 31, 2015	December 31, 2014
Building, leasehold interests and improvements	$49,325	$51,646
Tenant improvements	3,598	3,767
Subtotal	52,923	55,413
Less: Accumulated depreciation	(924)	(517)
Operating real estate, net(1)	$51,999	$54,896
_____________

(1)	NorthStar Realty has a 93.25% ownership interest in the U.K. Complex.

Rental income and service charges to tenants under related party tenants was $0.5 million for the three months ended March 31, 2014.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

4.	Mortgage Notes Payable
The following table presents the Company’s borrowings as of March 31, 2015 and December 31, 2014 (dollars in thousands):

	Principal Amount(1)	Contractual Interest Rate(1)	Maturity Date
As of March 31, 2015:
Mortgage notes payable	$74,170	LIBOR plus 3.00%	December 2019

As of December 31, 2014:
Mortgage notes payable	$77,660	LIBOR plus 3.00%	December 2019
_______________

(1)
Includes a non-recourse senior mortgage and mezzanine mortgage note entered into by NorthStar Realty in December 2014 (“New Borrowing”). The New Borrowing is interest only and the contractual interest rate represents a weighted average. The mezzanine note of $14.6 million with a fixed interest rate of 8%. Amount represents a weighted average.

The carrying value of mortgage notes payable approximates fair value as of March 31, 2015 and December 31, 2014, as such amounts bear floating rate interest. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy

5.	Equity
The combined financial statements of the Company represent the operations of various subsidiaries of the NorthStar Europe Predecessor and include an allocation of costs and expenses of NorthStar Realty related to the NorthStar Europe Predecessor. The following table presents a rollforward of equity for the NorthStar Owner Period, the Prior Owner Period for the three months ended March 31, 2015 and the year ended December 31, 2014 (dollars in thousands):

Balance as of December 31, 2013	$23,584
Net income (loss)	(3,007)
Other comprehensive income (loss)	(57)
Balance as of September 15, 2014	20,520

Balance as of September 16, 2014	—
Net income (loss)	(5,288)
Other comprehensive income (loss)	(4,060)
Net transactions with NorthStar Realty	29,169
Non-controlling interest	1,058
Balance as of December 31, 2014	20,879

Net income (loss)	(1,343)
Other comprehensive income (loss)	(843)
Net transactions with NorthStar Realty	2,483
Non-controlling interest	(14)
Balance as of March 31, 2015	$21,162
Net transactions with NorthStar Realty represent contributions or distributions related to the operating activities between the Company and NorthStar Realty, which includes certain non-cash activity. The Company had no past borrowing arrangements with NorthStar Realty. There are currently no borrowing arrangements with NorthStar Realty.
Non-controlling interest at December 31, 2014 represents a third party 6.75% equity interest in the U.K. Complex that is consolidated with the Company’s combined financial statements. Net income (loss) attributable to non-controlling interest for the three months ended March 31, 2015 was an immaterial amount. There was no non-controlling interest for the period from January 1, 2014 to September 15, 2014.

NORTHSTAR EUROPE PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

6.    Derivatives
The following table presents derivative instruments that were not designated as hedges under U.S. GAAP as of March 31, 2015 and December 31, 2014 (dollars in thousands):

	Number	Notional Amount(1)	Fair Value Net Asset (Liability)	Fixed LIBOR / Forward Rate	Maturity
As of March 31, 2015:
Interest rate cap	1	$60,263	$955	2.00%	January 2020

As of December 31, 2014:
Interest rate cap	1	$63,099	$1,080	2.00%	January 2020
_______________

(1)	In connection with the New Borrowing, in December 2014, the Company entered into a multi-year interest rate cap agreement.
The Company recognized an unrealized loss on an interest rate cap agreement related to fair value adjustments of $0.1 million and an unrealized gain of $0.7 million for the three months ended March 31, 2015 and 2014, respectively.

7.	Credit Risk Concentrations
Concentrations of credit risk arise when a number of tenants related to the Company’s investments are engaged in similar business activities or located in the same geographic location to be similarly affected by changes in economic conditions. The Company has approximately 48.0% of rental revenue generated from two tenants during the NorthStar Owner Period. The Company believes it is well diversified and does not have any other concentrations of credit risks.

8.	Commitments and Contingencies
The Company is involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the legal proceedings are not expected to have a material adverse effect on the Company’s financial position or result of operations.

9.	Subsequent Events
The Company has evaluated events and transactions that may have occurred since March 31, 2015 through July 2, 2015, the date the financial statements were available for issuance and noted no items requiring adjustments or additional disclosure to the combined financial statements.

SEB Portfolio

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
NorthStar Realty Europe Corp.

We have audited the accompanying combined statements of revenues and certain expenses (the “Statements”) of SEB Portfolio (the “Properties”) for the year ended 31 December 2014.

Management’s Responsibility for the Statements of Revenues and Certain Expenses

Management is responsible for the preparation and fair presentation of the Statements in accordance with accounting principles generally accepted in the United States of America (GAAP) described in Note 2, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended 31 December 2014 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 of the Statements, which describes the basis of accounting. The Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of NorthStar Realty Europe Corp.), as described in Note 1. The presentation is not intended to be a complete presentation of the Properties’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers, Société coopérative

Luxembourg,
June 30, 2015

SEB PORTFOLIO
COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Dollars in Thousands)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014

Revenues	(Unaudited)
Rental income	$17,889	$80,500
Escalation income	1,806	5,617
Total revenues	19,695	86,117

Certain expenses
Real estate properties - operating expenses	2,307	8,400
Total expenses	2,307	8,400

Revenues in excess of certain expenses	$17,388	$77,717

The accompanying notes are an integral part to the combined statements of revenues and certain expenses.

SEB PORTFOLIO
NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2014

1. Basis of Presentation
The SEB Portfolio (the “Properties”) are multi-tenant office properties located across seven European countries. The accompanying combined statements of revenues and certain expenses (the “Statements”) relate to the operations of the Properties.
The Statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Properties. Material amounts excluded consist of interest expense, depreciation and amortization and corporate general and administrative expenses.
2. Summary of Significant Accounting Policies
Revenue Recognition
Rental and escalation income from operating real estate is derived from leasing of space to tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly or quarterly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. Escalation income represents revenue from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Properties. This revenue is accrued for in the same period as the expenses are incurred.
Use of Estimates
The preparation of the Statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that could affect the amounts of reported revenues and certain operating expenses. Actual results could differ from those estimates.
Commitments and Contingencies
The Properties may be subject to legal claims and disputes in the ordinary course of business. Management believes any settlement of any existing potential claims and dispute would not have a material impact on the Properties’ revenues and certain expenses.
3. Minimum Future Lease Rentals
There are various lease agreements in place with tenants to lease space in the Properties. As of December 31, 2014, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows (dollars in thousands) (unaudited):

Years ending:
2015	$76,749
2016	76,613
2017	74,874
2018	74,611
2019	72,966
Thereafter	100,143
$475,956
4. Subsequent Events
Management has evaluated the events and transactions that have occurred through June 30, 2015 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Trianon Tower

Report of Independent Auditors

Board of Directors and Stockholders
NorthStar Realty Europe Corp.
We have audited the combined statement of revenues and certain expenses (Historical Summary) of the Trianon Tower for the year ended December 31, 2014, and the related notes to the financial statement.
Management´s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the Historical Summary in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Historical Summary that is free of material misstatement, whether due to fraud or error.
Auditor´s Responsibility
Our responsibility is to express an opinion on the Historical Summary based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Summary. The procedures selected depend on the auditor´s judgment, including the assessment of the risks of material misstatement of the Historical Summary, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity´s preparation and fair presentation of the Historical Summary in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion in the effectiveness of the entity´s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Summary.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the Historical Summary referred to above present fairly, in all material respects, the revenues and certain expenses described in Note 2 of Trianon Tower for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
Basis of Accounting
As described in Note 2 to the financial statements, the Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of NorthStar Realty Europe Corp., and are not intended to be a complete presentation of the Trianon Tower revenue and expenses. Our opinion is not modified with respect to this matter.
June 30, 2015
Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Eschborn/Frankfurt am Main, Germany

/s/ Enzenhofer
Wirtschaftsprüfer
(German Public Auditor)
/s/ Teuber
Wirtschaftsprüferin
(German Public Auditor)

TRIANON TOWER
COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Dollars in Thousands)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014

Revenues	(Unaudited)
Rental and escalation income	$9,039	$40,741
Total revenues	9,039	40,741

Certain expenses
Real estate property - operating expenses	1,792	12,467
Asset management expenses	325	1,514
Total expenses	2,117	13,981

Revenues in excess of certain expenses	$6,922	$26,760

The accompanying notes are an integral part to the combined statements of revenues and certain expenses.

TRIANON TOWER
NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2014

1. Basis of Presentation
The Trianon Tower and the associated buildings (the “Property”) is a multi-tenant office property located in Frankfurt, Germany. The accompanying combined statements of revenues and certain expenses (the “Statements”) relate to the operations of the Property. The acquisition of the Property is considered probable.
The Statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property. Material amounts excluded consist of interest expense, depreciation and amortization and corporate general and administrative expenses.
2. Summary of Significant Accounting Policies
Revenue Recognition
Rental and escalation income from operating real estate is derived from leasing of space to tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. Escalation income represents revenue from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Property on behalf of the respective property. This revenue is accrued in the same period as the expenses are incurred.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that could affect the amounts of reported revenues and certain operating expenses. Actual results could differ from those estimates.
Commitments and Contingencies
The Property may be subject to legal claims and disputes in the ordinary course of business. Management believes any settlement of any existing potential claims and dispute would not have a material impact on the Property’s revenues and certain expenses.
3. Minimum Future Lease Rentals
There are various lease agreements in place with tenants to lease space in the Property. As of December 31, 2014, the minimum future cash rents receivable under noncancellable operating leases in each of the next five years and thereafter are as follows (dollars in thousands) (unaudited):

Years ending:
2015	$31,198
2016	29,791
2017	29,836
2018	29,609
2019	29,378
Thereafter	136,523
$286,335
The above future minimum lease payments exclude tenant reimbursements.
4. Concentration of Credit Risk
Three tenants comprised approximately 75% and 76% of rental and escalation income for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.
5. Subsequent Events
Management has evaluated the events and transactions that have occurred through June 30, 2015 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated.

Type of Fee	Amount
SEC filing fee	$133,354
Accounting fees and expenses
Legal fees and expenses
Printing fees
Miscellaneous
Total
Item 32. Sales to Special Parties.
On June 18, 2015, we issued 100 shares of our Common Stock to NorthStar Realty Finance Corp. in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act.
Item 33. Recent Sales of Unregistered Securities.
On June 18, 2015, we issued 100 shares of our Common Stock to NorthStar Realty Finance Corp. in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act.
Item 34. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter will contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Our charter will authorize and our bylaws will obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also will permit us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written

II-1

affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We intend to enter into indemnification agreements with each of our directors and executive officers which will require that we indemnify such directors and officers to the maximum extent permitted by Maryland law and that we pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Further, the separation agreement between us and NorthStar Realty provides for indemnification by us of NorthStar Realty and its directors, officers and employees and by NorthStar Realty of us and our directors, officers and employees for some liabilities, including liabilities under the Exchange Act. The amount of these indemnity obligations is unlimited.
Item 35. Treatment of Proceeds from Stock Being Registered.
We will not receive any proceeds from the distribution of our Common Stock in the Distribution.
Item 36. Financial Statements and Exhibits.
(a)    Financial Statements. See page F-1 for an index to the financial statements and schedules included in this registration statement.
(b)    Exhibits.

Exhibit No.	Description
2.1*	Form of Separation Agreement between NorthStar Realty Europe Corp. and NorthStar Realty Finance Corp.
3.1*	Articles of Amendment and Restatement of NorthStar Realty Europe Corp.
3.2*	Form of Bylaws of NorthStar Realty Europe Corp.
5.1*	Opinion of Venable LLP
8.1*	Opinion of Hunton & Williams LLP
10.1*	Form of Agreement of Limited Partnership of NorthStar Realty Europe Limited Partnership
10.2*	Form of Management Agreement between NorthStar Realty Europe Corp. and an affiliate of NorthStar Asset Management Group Inc.
10.3*	Form of Contribution Agreement between NorthStar Realty Europe Corp. or an affiliate and NorthStar Realty Finance Corp.
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.3	Consent of Marcum LLP
23.4	Consent of PricewaterhouseCoopers LLP, Société coopérative
23.5	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
24.1	Power of Attorney (included on signature page)
*	To be filed by amendment.
Item 37. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on July 2, 2015.

NORTHSTAR REALTY EUROPE CORP.

By:	/s/ Mahbod Nia
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. Lieberman his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-11, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mahbod Nia	Chief Executive Officer (Principal Executive Officer)	July 2, 2015
Mahbod Nia

/s/ Debra A. Hess	Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2015
Debra A. Hess

/s/ David T. Hamamoto	Director	July 2, 2015
David T. Hamamoto